===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[_]  Confidential, for Use of Commission Only (as permitted by rule 14a-6(e)(2))

                         RELIANT ENERGY, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required pursuant to Exchange Act Rule 12a-6(i)(2)

[_]  $125 per Exchange Act Rules 0.11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         Common Stock, $1.00 Par Value.
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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

[RELIANT ENERGY LOGO]

                          RELIANT ENERGY, INCORPORATED







                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 3, 2000
                              AND PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        -----
Notice of Annual Meeting of Shareholders
Proxy Statement......................................................................................       1
  Voting Information.................................................................................       1
  Information About Directors........................................................................       1
  Stock Ownership....................................................................................       8
  Executive Compensation Tables......................................................................       9
  Retirement Plans, Related Benefits and Other Arrangements..........................................      11
  Report of the Compensation Committee...............................................................      14
  Stock Performance Graph............................................................................      17
  Proposal Regarding Annual Incentive Compensation Plan..............................................      17
  Ratification of Appointment of Independent Accountants and Auditors................................      19
  Shareholder Proposals for 2001 Annual Meeting......................................................      19
  Director Nominations for 2001 Annual Meeting of Shareholders.......................................      19
  General Information................................................................................      20
  Section 16(a) Beneficial Ownership Reporting Compliance............................................      20
  Annual Report to Shareholders......................................................................      20


[RELIANT ENERGY LOGO]




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     You are cordially invited to attend the Reliant Energy, Incorporated 2000 annual meeting of shareholders. The meeting will be held in the AUDITORIUM OF RELIANT ENERGY PLAZA, 1111 LOUISIANA, HOUSTON, TEXAS, at 9:00 a.m. Central time, on Wednesday, May 3, 2000. At the meeting, shareholders will be asked to:

     .  elect four Class I Directors for three-year terms;

     .  elect one Class III Director for a two-year term;

     . to adopt the Reliant Energy, Incorporated Annual Incentive Compensation Plan, including provisions relating to performance-based compensation necessary to satisfy requirements under Section 162(m) of the Internal Revenue Code;

     . ratify the appointment of Deloitte & Touche LLP as independent accountants and auditors for the Company for 2000; and

     .  conduct other business if properly raised.

     Shareholders of record at the close of business on March 6, 2000 are entitled to vote. Each share entitles the holder to one vote. You may vote by either attending the meeting or by proxy card. For specific voting information, please see "Voting Information" on page 1. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                                  Sincerely,


                                  /s/ Hugh Rice Kelley
                                  ---------------------------------
                                  Hugh Rice Kelly
                                  Executive Vice President,
                                  General Counsel and
                                  Corporate Secretary

Dated and first mailed
to Shareholders
on March 29, 2000

                          RELIANT ENERGY, INCORPORATED
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-3000

                                PROXY STATEMENT


                               VOTING INFORMATION

     Who may vote. Shareholders recorded in our stock register on March 6, 2000, may vote at the meeting. As of such date, there were 293,041,107 shares of common stock outstanding. Each share of common stock has one vote.

    Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

    If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the proposal regarding the Company's Annual Incentive Compensation Plan, and in favor of the ratification of independent accountants.

     Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Mr. Robert E. Smith, Assistant Corporate Secretary, at the Company's address shown above.

     If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

     Quorum needed. In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by the Company are not voted and do not count for this purpose.

     Votes needed. The director candidates in each of Classes I and III receiving the most votes will be elected to fill the open seats in the respective classes on the Board. Approval of the adoption of the Reliant Energy, Incorporated Annual Incentive Compensation Plan and ratification of the appointment of independent accountants require the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes count for quorum proposes. For voting purposes, abstentions and broker non-votes do not affect the determination of whether the plan is approved or the appointment of independent accountants is ratified. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

                          INFORMATION ABOUT DIRECTORS

     The Company's Board of Directors is divided into three classes having staggered terms of three years. The term of office of the directors in Class I expires at this year's meeting. The terms of office of the Class II and Class III directors will expire in 2001 and 2002, respectively. At each annual meeting, directors are elected to succeed the Class of directors whose terms have expired.

     The Board's nominees for Class I director are Laree E. Perez and current Class I directors Robert J. Cruikshank, Linnet F. Deily, and T. Milton Honea. Current Class I director Dr. Alexander F. Schilt is not standing for reelection.

     In order to more evenly allocate the numbers of directors in the several classes, Lee W. Hogan, currently a Class I director, is presented for reelection as a Class III director.

     If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee pursuant to discretionary authority.

     Information about each of the nominees and the continuing directors is set forth below.

NOMINEES FOR DIRECTOR

Nominees for Class I Director--Term Expiring 2003

     ROBERT J. CRUIKSHANK, age 69, has been a director since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche. Mr. Cruikshank serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Texas Biotechnology Corporation and Weingarten Realty Investors, and as an advisory director of Compass Bank.

     LINNET F. DEILY, age 54, has been a director since 1993. Ms. Deily is Vice Chairman of the Charles Schwab Corporation, in San Francisco, California and President of the Schwab Retail Group, and is a member of the firm's planning and management committees. She previously served as Chairman, Chief Executive Officer and President of First Interstate Bank of Texas, N.A. until April 1996, having been Chairman since 1992, Chief Executive Officer since 1991 and President since 1988.

     T. MILTON HONEA, age 67, has been a director since 1997. Mr. Honea was Chairman of the Board, President and Chief Executive Officer of NorAm Energy Corp. (NorAm) until its acquisition by the Company in 1997, having served in that capacity since December 1992. He was Vice Chairman of the Board of NorAm from July 1992 through December 1992. He was Executive Vice President of NorAm from October 1991 until July 1992 and President and Chief Operating Officer of Arkansas Louisiana Gas Company, a division of NorAm, from October 1984 to October 1991.

     LAREE E. PEREZ, age 46, has not previously served as a director. Ms. Perez is Vice President of Loomis, Sayles & Company, L.P., in Albuquerque, New Mexico, an investment management firm. Prior to 1996, Ms. Perez was co-founder, President and Chief Executive Officer of Medallion Investment Management Company, Inc. until it was acquired by Loomis Sayles.

Nominee for Class III Director - Term Expiring 2002

     LEE W. HOGAN, age 55, has been a director since 1995. Mr. Hogan is a Vice Chairman of the Company and has served in that capacity since June 1999. He has served since 1990 in various positions as an executive officer of the Company and its corporate predecessors and subsidiaries.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

Continuing Class II Directors--Term Expiring 2001

     MILTON CARROLL, age 49, has been a director since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He is a director of Health Care Service Corporation, Ocean Energy, Inc. and TEPPCO Partners, L.P.

     JOHN T. CATER, age 64, has been a director since 1983. Mr. Cater is Chairman of Compass Bank--Houston, Texas. He previously served as President of Compass Bank--Houston, Texas, as Chairman and a director of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

     R. STEVE LETBETTER, age 51, has been a director since 1995. Mr. Letbetter is Chairman, President and Chief Executive Officer of the Company, having been Chairman since January 2000, President since June 1997, and Chief Executive Officer since June 1999. He has served since 1978 in various positions as an executive officer of the Company and its corporate predecessors. Mr. Letbetter is a director of Chase Bank of Texas--Houston.

Continuing Class III Directors--Term Expiring 2002

     JAMES A. BAKER, III, age 69, has been a director since 1996. Mr. Baker is currently a senior partner in the law firm of Baker Botts L.L.P. in Houston, Texas, Senior Counselor to The Carlyle Group, a merchant banking firm in Washington, D. C., and a director of Electronic Data Systems Corporation. He served as the U.S. Secretary of State from January 1989 through August 1992 and as White House Chief of Staff and Senior Counselor to President Bush from August 1992 to January 1993. From 1985 to 1988, Mr. Baker was the U.S. Secretary of the Treasury and Chairman of the President's Economic Policy Council in the administration of President Reagan, having previously served as President Reagan's White House Chief of Staff from 1981 to 1985 and as President Ford's Under Secretary of Commerce in 1975.

     RICHARD E. BALZHISER, Ph.D., age 67, has been a director since 1996. Dr. Balzhiser is President Emeritus of the Electric Power Research Institute (EPRI) in Palo Alto, California, a collaborative research and development organization funded by member electric utilities. Dr. Balzhiser joined EPRI in 1973 as Director of the Fossil Fuel Advanced Systems Division. He became Vice President of Research and Development in 1979 and Executive Vice President in 1987, and served as President and Chief Executive Officer from 1988 through August 1996. He is a director of Electrosource Inc.

     O. HOLCOMBE CROSSWELL, age 59, has been a director since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

CORPORATE GOVERNANCE

  The Board of Directors periodically reviews trends in corporate governance to ensure that it is providing effective governance over the affairs of the Company. In 1999, the Board established the Governance Committee and directed it to review best practices in corporate governance and to recommend to the Board a set of corporate governance guidelines. The Governance Committee reviewed the practices of a peer group of utility companies and a peer group of similarly sized companies. As a result of this review, the Board of Directors adopted the following set of corporate governance guidelines in November 1999. The Governance Committee and the Board will continue to assess the appropriateness and efficacy of the guidelines, and it is likely that changes to the guidelines will be considered from time to time.

          Reliant Energy, Incorporated Corporate Governance Guidelines

Role of Board

  The Board of Directors is the ultimate decision-making body of Reliant Energy, Incorporated except with respect to those matters reserved to the shareholders. It elects the executive management team, which is charged with the conduct of the Company's business. Having elected the executive management team, the Board acts as an advisor and counselor to executive management and ultimately monitors its performance.

  The principal duty of the Board of Directors and management of the Company is to assure that the Company is well managed in the interests of its shareholders.

Board Structure

     Number of Directors. The Board will normally consist of between nine and eighteen directors, subject to the provisions of the Company's charter and bylaws. The number of directors will be determined from time to time by the Board, based upon the recommendation of the Governance Committee, in consultation with the CEO. The Board currently has eleven directors.

     The Board, in its discretion, may appoint from time to time a limited number of advisory directors. The advisory directors will attend Board meetings but will not vote and will not be considered to be directors in the restrictions set forth above in this item and in the next item.

     Board Composition. A significant majority of the directors will be outside directors. Outside directors are individuals who:

     .  are not past or present members of management;
     . do not have a close family relationship with a member of management; and . do not have any relationship with the Company that, in the opinion of the Board, would adversely affect their ability to exercise independent judgment as directors.

     In addition, no less than two nor more than four voting directors will be officers of the Company.

     Selection of Directors. The Governance Committee, in consultation with the CEO, will evaluate and recommend to the Board potential nominees for election to the Board of Directors. All nominees shall meet the qualification and eligibility requirements contained in the Company's bylaws. The CEO, upon approval of the Board, will extend the offer to the candidate.

     In nominating a slate of directors to shareholders, the Board's objective is to select eligible individuals whose qualifications are such that they will contribute to the formulation and implementation of the Company's strategic direction. The Board will consider the need for a range among the directors of business experience, diversity, professional skills, geographic background and other qualities in light of the Company's business plan.

     Board Leadership. The Chairman of the Board and the CEO shall be the same person, except that it may be advisable during a CEO transition to have the positions separated for a brief period.

     Committees of the Board. The Governance Committee, based upon recommendations of the CEO, will make the following recommendations to the
Board:

     .  membership of each committee, including chairs;
     . responsibilities of each committee; and . whether new committees should be formed and whether existing committees should be continued, redirected or abolished.

     The Audit, Compensation, and Governance Committees will consist solely of outside directors. The CEO will be an ex officio non-voting member of the Governance Committee. In the case of the Audit Committee and the Compensation Committee, counsel will be consulted to confirm that each member satisfies any eligibility requirements under applicable securities law, stock exchange, federal income tax and other legal requirements. Each committee chair, in consultation with committee members, will determine the frequency and length of the meetings of the committee, except as otherwise provided in the committee's charter.

     Stock Ownership. Directors are encouraged to own a significant equity interest in the Company within a reasonable period after initial election to the Board. To more closely align the interests of directors and the Company's shareholders, a portion of director compensation will be paid in the form of common stock.

Board Functions


     CEO Performance. The Board believes that the CEO's performance should be evaluated annually, based on both qualitative and quantitative factors, and as a regular part of any decision with respect to the CEO's compensation.

     The Board and the Compensation Committee will share this responsibility jointly. The Board has delegated responsibility to the Compensation Committee to evaluate the CEO's performance in the course of recommending the CEO's compensation. During an executive session of the Board, the Chairman of the Compensation Committee will report to the Board on the evaluation of the CEO's performance. The Chairman of the Compensation Committee will review comments of the Board with the CEO following the executive session, as appropriate.

     Approval of Major Strategies and Financial Objectives. Each year the Board will review and approve the Company's business plan, as well as its long-term strategic and financial goals. The Board will regularly monitor the Company's performance with respect to these plans and goals.

     Board Evaluation. The Governance Committee, in consultation with the CEO, will consider and recommend to the Board measures by which the Board can evaluate the effectiveness of the Board and its committees. The Chairman of the Governance Committee will present the recommendations to the Board.

     Management Succession and Development. The Compensation Committee will review annually with the CEO management succession planning and development. The CEO and the Chairman of the Compensation Committee will report to the Board on management succession and development.

     Executive Compensation. The Compensation Committee will review and make recommendations to the Board concerning all executive officer compensation, including salary and non-incentive based compensation, and the design of the Company's incentive compensation plans for executives.

     The Company's executive compensation policy is to have compensation programs that:

     .  strengthen the relationship between pay and performance;
     . attract, retain and encourage the development of highly qualified and experienced executives;
     . promote overall corporate performance; and . provide compensation that is competitive externally and equitable internally.

     Director Compensation. The Governance Committee, in consultation with the CEO, will periodically review director compensation in comparison with companies that are similarly situated to ensure that such compensation is reasonable and competitive.

Board Operations

     Review of Board Operations. The Governance Committee, in consultation with the CEO, except that if the Chairman of the Board and the CEO are not the same person, then with the Chairman and the CEO jointly, will periodically review and make recommendations to the Board regarding Board processes and policies, including the appropriateness of Board meeting agendas and the frequency and location of Board meetings. Regular meetings of the Board are now held seven times per year, and special meetings are held as required.

     Meeting Attendance. If a director's cumulative attendance falls below 66% of Board and committee meetings in the aggregate held over a three-year period, the director shall offer his or her resignation. The Governance Committee will make a recommendation to the Board whether the Board should accept the resignation.

     Selection of Agenda Items for Board Meetings. The CEO will establish the agenda for each Board meeting, except that if the Chairman of the Board and the CEO are not the same person, then the Chairman and the CEO will jointly establish the agenda for each Board meeting. Each director is free to suggest items for inclusion on the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

     Pre-meeting Materials. To the extent feasible or appropriate, information and data important to the directors' understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, will be distributed prior to the meeting. Directors also will routinely be sent monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of the Company's business, performance and prospects.

     Conduct of Meetings. Board meetings will be conducted in a manner that ensures open communication, meaningful participation and timely resolution of issues.

     Executive Sessions. Executive sessions or meetings of outside directors without management present will be held at least once each year to review the report of the outside auditors, the criteria upon which the performance of the CEO is evaluated, the performance of the CEO against such criteria and the compensation of the CEO. Additional executive sessions or meetings of outside directors may be held from time to time as required. Executive sessions or meetings are held from time to time with the CEO for a general discussion of relevant subjects.

     Board Access to Executive Management. Directors will have complete access to the Company's executive management. It is assumed that directors will use judgment to be sure that contact with management is not distracting to the business operations of the Company.

Other Board Practices

     Periodic Review of These Guidelines. These guidelines will be reviewed periodically by the Governance Committee, in consultation with the CEO, and any recommended revisions will be submitted to the full Board for action thereon.

     Orientation of New Directors. An orientation process for all new directors will be maintained. This process includes comprehensive background briefings by the Company's executive officers. The orientation program is the responsibility of the CEO and is administered by the Corporate Secretary.


BOARD ORGANIZATION AND COMMITTEES

     The Board of Directors directs the management of the business and affairs of the Company. The Board appoints committees to help carry out its duties. Last year, the Board met 15 times and the committees met a total of 16 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served. As of February 1, 2000, the Company had the following committees.

     The EXECUTIVE COMMITTEE has six members: Mr. Carroll, Mr. Cater, Mr. Cruikshank, Ms. Deily, Mr. Honea and Mr. Letbetter. This committee reviews management recommendations for organizational changes and consults on duties of executive officers. The committee met once in 1999.

     The AUDIT COMMITTEE has four non-employee director members: Mr. Carroll, Mr. Crosswell, Mr. Cruikshank, and Dr. Schilt. This committee oversees accounting and internal control matters. The committee recommends to the Board of Directors the selection of the firm of independent public accountants to audit the financial statements of the Company and its subsidiaries and reviews and approves the plan and scope of the independent public accountants' audit and non-audit services and related fees. The committee met three times in 1999.

     The FINANCE COMMITTEE has three members: Mr. Cater, Ms. Deily, and Mr. Hogan. This committee reviews the Company's financial policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board. The committee met once in 1999.

     The COMPENSATION COMMITTEE has three non-employee director members: Dr. Balzhiser, Mr. Cruikshank and Ms. Deily. This committee oversees compensation and benefits for the Company's senior officers, including salary, bonus and incentive awards. The committee reviews human resource programs and monitors and, in certain cases, administers employee benefit plans. The committee's report on executive compensation begins on page 14. The committee met five times in 1999.

     The GOVERNANCE COMMITTEE has four non-employee director members: Mr. Baker, Mr. Carroll, Mr. Cater and Mr. Cruikshank. This committee recommends the number of directors to comprise the Board, evaluates directors whose terms are expiring, evaluates and recommends potential candidates for election to the Board, reviews non-employee director compensation, reviews board processes and policies and other corporate governance issues. In evaluating potential director nominees, the Governance Committee will consider qualified persons recommended by shareholders. Any shareholder wishing to make a recommendation should write to the Corporate Secretary at the Company's address shown above. The committee met once in 1999.

     The NUCLEAR COMMITTEE has three members: Dr. Balzhiser, Mr. Crosswell and Dr. Schilt. This Committee reviews the Company's nuclear development efforts and operations and makes recommendations about nuclear regulatory reports and licensing requirements, management evaluations of nuclear engineering and construction, and operations progress and performance. The committee met once in 1999.

     The UNREGULATED BUSINESS COMMITTEE has three members: Dr. Balzhiser, Ms. Deily and Mr. Honea. This committee reviews the Company's strategy and activities in the areas of domestic and foreign independent power generation projects and the privatization of foreign generating and distribution facilities. The committee met four times in 1999.

Compensation of Directors

     Company employees receive no extra pay for serving as directors. Compensation for each non-employee director consists of an annual retainer fee of $30,000, a fee of $1,200 for each board and committee meeting attended and 1,000 shares of Company common stock annually. Directors may defer all or part of their annual retainer fees and meeting fees under the Company's deferred compensation plan. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on the Moody's Long-Term Corporate Bond Index plus two percentage points.

     Non-employee directors participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer in effect the year the director terminates service. Benefits under this plan commence the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

     Non-employee directors may also participate in the Company's executive life insurance plan described under "Retirement Plans, Related Benefits and Other Agreements." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits the Company to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit. The plan is designed so that the proceeds received by the Company are expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments.

     Baker Botts L.L.P. provided legal services to the Company and its subsidiaries during 1999, and is providing legal services during 2000. Fees for these services were approximately $14,460,000 in 1999. Class III director Mr. Baker is a senior partner at that firm.

    Mr. Carroll performed consulting services for the Company during 1999 in connection with deregulation issues, for which he was paid $240,000.

                                STOCK OWNERSHIP

     The following table shows stock ownership of beneficial owners of more than 5% of the Company's common stock, each director, the Chief Executive Officer, the other most highly compensated executive officers, and the executive officers and directors as a group, as of March 17, 2000. Each director and officer and the directors and officers as a group beneficially owns less than 1% of the Company's outstanding common stock.

   Name                                                                          Number of Shares
   ----                                                                          --------------------
   Northern Trust Corporation...............................................         35,255,088 (1)
   50 South LaSalle Street
   Chicago, Illinois 60675

   James A. Baker, III......................................................              3,000
   Richard E. Balzhiser.....................................................              2,100
   Milton Carroll...........................................................              5,000
   John T. Cater............................................................              2,000 (2)
   O. Holcombe Crosswell....................................................             11,595
   Robert J. Cruikshank.....................................................              4,000
   Linnet F. Deily..........................................................              4,000 (3)
   Lee W. Hogan.............................................................            133,803 (4)(5)
   T. Milton Honea..........................................................            102,111
   Hugh Rice Kelly..........................................................            163,773 (4)(5)
   R. Steve Letbetter.......................................................            278,560 (4)(5)
   Stephen W. Naeve.........................................................            123,560 (4)(5)
   Joe Bob Perkins..........................................................             74,289 (4)(5)
   Alexander F. Schilt......................................................              2,800
   All of the above and other executive officers as a group (17 persons)....          1,087,307 (4)(5)

(1) This represents 11.92% of the outstanding common stock of the Company. This information is as of December 31, 1999 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 18, 2000 by Northern Trust Corporation and certain of its subsidiaries. The 13G reports sole voting power for 703,194 shares, shared voting power for 34,517,670 shares, sole dispositive power for 1,005,819 shares and shared dispositive power for 64,352 shares. The Company understands that the shares reported include 34,111,957 shares held as trustee of the Company's savings plans.

(2)  Does not include 1,000 shares held by an adult child.

(3)  Owned jointly with spouse.

(4) Includes shares held under the Company's savings plan, as to which the participant has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(5) Includes shares covered by stock options that are exercisable within 60 days as follows: Mr. Hogan--81,001 shares; Mr. Kelly--90,314 shares; Mr. Letbetter--202,442 shares; Mr. Naeve--82,941 shares; Mr. Perkins--64,708, and the group--630,927 shares.

                         EXECUTIVE COMPENSATION TABLES

     These tables show the compensation of the persons who served as chief executive officer in 1999 and the four other most highly compensated executive officers.
                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                       ANNUAL COMPENSATION                           AWARDS
                            ----------------------------------------------   ------------------------     PAYOUTS
                                                                 OTHER       RESTRICTED    SECURITIES   ----------
    NAME AND                                                     ANNUAL        STOCK       UNDERLYING     LTIP         ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY(1)     BONUS(1)    COMPENSATION    AWARD(2)      OPTIONS     PAYOUTS(3)   COMPENSATION(4)
------------------          ----    ----------   ----------   ------------   ----------   -----------   ----------   ---------------
R. Steve Letbetter......    1999    $  762,083   $1,215,500      $    372                     280,000   $  449,024      $   66,136
 Chairman, President and    1998       559,583      624,750        65,225                     100,000      307,714          50,988
 Chief Executive officer    1997       481,250      447,525           266                       9,938      151,612          45,727

Lee W. Hogan............    1999       485,000      464,750         2,536                     120,000      313,999          49,332
 Vice Chairman              1998       429,167      405,000        61,126                      50,000      335,000          34,690
                            1997       372,917      324,000         1,616                                                   28,194

Stephen W. Naeve........    1999       453,750      464,750            80                     120,000      141,387          48,760
 Vice Chairman and          1998       344,167      328,500            61                      50,000      105,758          27,296
 Chief Financial Officer    1997       294,167      191,363            55                       4,777       55,724          23,997



Joe Bob Perkins.........    1999       387,500      396,286            95                     100,000      135,757          37,478
 President and Chief        1998       266,042      384,000            87                      50,000                       13,530
 Operating Officer,         1997       233,750      113,400            44                       3,042                       10,727
 Wholesale Group

Hugh Rice Kelly.........    1999       387,000      306,735         1,101                      65,000      319,593          65,213
 Executive Vice  President, 1998       370,500      311,850           837                      50,000      241,672          47,522
 General Counsel and        1997       355,417      218,700           782                       6,292      141,497          42,141
 Corporate Secretary

Don D. Jordan (5).......    1999     1,460,000                     25,287                                5,967,683       9,597,800
 Former Chief  Executive    1998     1,235,000    1,852,500        97,653                                1,025,825       1,256,365
 Officer                    1997     1,000,000    1,080,000       640,754    $3,525,000        33,803      621,392       1,971,645

__________
(1) The amounts shown include salary and bonus earned as well as earned but deferred.

(2) On February 25, 1997, Mr. Jordan received a grant of 150,000 shares of restricted stock that vested on June 1, 1999. The amount shown is the closing market price of those shares on February 25, 1997.

(3) Amounts shown for each year represent the dollar value of the Company common stock paid out in 1999 based on the achievement of performance goals for the performance cycle ending in 1998, plus dividend equivalent accruals during the performance period. For Mr. Jordan, the 1999 amount includes 150,000 shares granted in 1997 pursuant to an employment agreement, the payment of which has been deferred until January 1, 2001.

(4) 1999 amounts include (i) matching contributions to the Company's savings plans and accruals under the savings restoration plan for contributions as follows: Mr. Letbetter, $44,697; Mr. Hogan, $35,790; Mr. Naeve, $35,201; Mr. Perkins, $25,422; Mr. Kelly, $31,448; and Mr. Jordan, $45,000; (ii) the term portion of the premiums paid by the Company under split-dollar life insurance policies purchased in connection with the Company's executive life insurance plan, as follows: Mr. Letbetter, $490; Mr. Hogan, $3,340; Mr. Naeve, $105; Mr. Perkins, $125; Mr. Kelly, $1,451; and Mr. Jordan, $33,300; (iii) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate as follows: Mr. Letbetter, $20,949; Mr. Hogan, $10,202; Mr. Naeve, $13,454; Mr. Perkins, $11,931; Mr.
     Kelly, $32,314; and Mr. Jordan, $1,694,500. For Mr. Jordan, the 1999 amount includes a payment of $7,825,000 pursuant to his separation agreement based upon Mr. Jordan's anticipated salary for 2000 and Mr. Jordan's anticipated bonuses for 1999 and 2000, assuming such bonuses were paid out at the maximum level under the annual incentive plan. The derivation of these amounts is described in more detail on page 13.

(5) Mr. Jordan retired as Chief Executive Officer on June 1, 1999 and as Chairman on December 31, 1999.

                             OPTION GRANTS IN 1999

                                                                    INDIVIDUAL GRANTS
                                            ---------------------------------------------------------------------
                                                                                     EXERCISE/
                                                  SHARES           % OF 1999           BASE                               GRANT
                                                UNDERLYING          EMPLOYEE         PURCHASE                             DATE
                                                 OPTIONS             OPTION          PRICE PER        EXPIRATION         PRESENT
             NAME                               GRANTED(1)           GRANTS          SHARE ($)           DATE           VALUE(2) $
 ---------------------------------------    --------------       ------------     -------------      -------------    ------------
R. Steve Letbetter.....................           280,000             7.36%          26.750000          03/01/09          875,196
Lee W. Hogan...........................           120,000             3.15%          26.750000          03/01/09          375,084
Stephen W. Naeve.......................           100,000             2.63%          26.750000          03/01/09          312,570
                                                   20,000             0.52%          29.781250          05/31/09           62,514
Joe Bob Perkins........................           100,000             2.63%          26.750000          03/01/09          312,570
Hugh Rice Kelly........................            65,000             1.71%          26.750000          03/01/09          203,171

________
(1) Option grants vest in one-third increments per year from the date of grant (so long as the officer remains an employee). All options would immediately vest upon a change in control as defined in the Company's long-term incentive plan. A "change in control" generally is deemed to have occurred if (a) any person or group becomes the direct or indirect beneficial owner of 30% or more of the Company's outstanding voting securities; (b) the majority of the Board changes as a result of or in connection with, certain transactions; (c) as a result of a merger or consolidation, less than 70% of the surviving corporation's outstanding voting securities is owned by former shareholders of the Company (excluding any party to the transaction or their affiliates); (d) a tender offer or exchange offer is made and consummated for the ownership of 30% or more of the Company's outstanding voting securities; or (e) the Company transfers all or substantially all of its assets to another corporation that is not wholly owned by the Company.

(2) Grant date value is based on the Black-Scholes option pricing model assuming a ten-year term, volatility of 21.23%, an annual dividend of $1.50 per share, and a risk-free interest rate of 5.10%. Actual gains, if any, will be dependent on future performance of the common stock.

                          1999 YEAR END OPTION VALUES

                                                       NUMBER OF                  VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
               NAME(1)                              DECEMBER 31, 1998              DECEMBER 31, 1999(2)
----------------------------------------        -------------------------      -------------------------
                                                EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                                                -------------------------      -------------------------
R. Steve Letbetter......................          72,463        349,980           $ 60,013     $2,381
Lee W. Hogan............................          24,334        153,334              4,466
Stephen W. Naeve........................          31,349        154,926             21,101      1,144
Joe Bob Perkins.........................          18,694        134,348              1,458        729
Hugh Rice Kelly.........................          49,884        100,431             47,412      1,507
Don D. Jordan...........................         178,140                           242,057

_______
(1) None of the named officers exercised any options in 1999.

(2) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape, as reported in The Wall Street Journal for December 31, 1999.

                   LONG-TERM INCENTIVE--PLAN AWARDS IN 1999(1)

                                                                                              ESTIMATED FUTURE PAYOUTS UNDER
                                                                                              NON-STOCK PRICE-BASED PLANS(2)
                                                                                    ------------------------------------------------
                                                                    PERFORMANCE        THRESHOLD         TARGET        MAXIMUM
                                                     NUMBER OF      PERIOD UNTIL       NUMBER OF        NUMBER OF       NUMBER
                    NAME                               SHARES          PAYOUT          OF SHARES        OF SHARES      OF SHARES
----------------------------------------------    --------------    ------------    --------------    -----------   ----------------
R. Steve Letbetter............................         14,172           12/31/01          7,086         14,172           21,258
Lee W. Hogan..................................          8,124           12/31/01          4,062          8,124           12,186
Stephen W. Naeve..............................          8,535           12/31/01          4,268          8,535           12,803
Joe Bob Perkins...............................          5,495           12/31/01          2,747          5,495            8,242
Hugh Rice Kelly...............................          5,226           12/31/01          2,613          5,226            7,839

____________
(1) Amounts shown are potential payouts of awards of common stock under the Company's long-term incentive plan. These awards have a three-year performance cycle. Payouts will be based on growth in earnings per share, total shareholder return and cash return on capitalization. If a change in control occurs, such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals. See the Report of the Compensation Committee on page 14 for more information about the long-term incentive plan.

(2) The table does not reflect dividend equivalent accruals during the performance period.

           RETIREMENT PLANS, RELATED BENEFITS AND OTHER ARRANGEMENTS

                               PENSION PLAN TABLE



 FINAL AVERAGE                     ESTIMATED ANNUAL PENSION BASED ON YEARS OF SERVICE(2)($)
     ANNUAL           --------------------------------------------------------------------------------------------
  COMPENSATION
AT AGE 65(1) ($)            15                 20                 25                  30                  35
----------------      --------------    ---------------    ---------------     ---------------     ---------------
     500,000               143,183            190,911            238,639             286,367             334,095
     750,000               215,933            287,911            359,889             431,867             503,845
   1,000,000               288,683            384,911            481,139             577,367             673,595
   1,250,000               361,433            481,911            602,389             722,867             843,345
   1,500,000               434,183            578,911            723,639             868,367           1,013,095
   1,750,000               506,933            675,911            844,889           1,013,867           1,182,845
   2,000,000               579,683            772,911            966,139           1,159,367           1,352,595
   2,250,000               652,433            869,911          1,087,389           1,304,867           1,522,345
   2,500,000               725,183            966,911          1,208,639           1,450,367           1,692,095
   2,750,000               797,933          1,063,911          1,329,889           1,595,867           1,861,845
   3,000,000               870,683          1,160,911          1,451,139           1,741,367           2,031,595
   3,250,000               943,433          1,257,911          1,572,389           1,886,867           2,201,345
   3,500,000             1,016,183          1,354,911          1,693,639           2,032,367           2,371,095
   3,750,000             1,088,933          1,451,911          1,814,889           2,177,867           2,540,845
   4,000,000             1,161,683          1,548,911          1,936,139           2,323,367           2,710,595
   4,250,000             1,234,433          1,645,911          2,057,389           2,468,867           2,880,345

-----------
(1) Effective January 1, 1999, the retirement plan provides a new cash balance benefit formula in place of the final average pay formula on which the benefits shown above are based. Retirement benefits for persons retiring on or before December 31, 2008 will be based on the higher of the benefit calculated under the final average pay formula and that calculated under the new formula. For the named officers, benefits under the amended plan are not expected to exceed the amounts reflected in the table. Final average annual compensation means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement. It includes only salary and bonus amounts. At December 31, 1999, the credited years of service for the following persons were: 26 years for Mr. Letbetter; 9 years for Mr. Hogan; 25 years for Mr. Kelly (10 of which result from a supplemental agreement); 27 years for Mr. Naeve; 3 years for Mr. Perkins; and 35 years for Mr. Jordan. Under a supplemental agreement with Mr. Hogan, upon the earliest of his normal retirement, disability or death, Mr. Hogan will be eligible for supplemental pension benefits determined as if his employment had commenced 15 years prior to his first day of actual employment with the Company.

(2) Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts. The qualified pension plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefits restoration plan.

     The Company maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of the Company and certain of its subsidiaries. All of the named officers participate in this plan pursuant to individual agreements that generally provide for (i) a salary continuation benefit of 100% of the officer's current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (ii) if the officer retires after attainment of age 65, an annual postretirement death benefit of 50% of the officer's preretirement annual salary payable for six years. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.

     The Company has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for officers and members of the Board of Directors. The death benefit coverage varies but in each case is based on coverage (either single life or second to die) that is available for the same amount of premium that could purchase coverage equal to four times current salary for Messrs. Letbetter and Hogan; two times current salary for Mr. Kelly and Mr. Naeve; $6,000,000 for Mr. Perkins; $30,000,000 for Mr. Jordan; and six times the annual retainer for the Company's non-employee directors. The plan also provides that the Company may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by the Board of Directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit, which is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments. There is no arrangement or understanding under which any covered individuals will receive or be allocated any interest in any cash surrender value under the policy.

     Since 1985, the Company has had in effect deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1993 up to 25% or 40%, depending on age, and beginning in December 1993, up to 100%) and up to 100% of that year's annual bonus. In general, employees who attain the age of 60 during employment and participate in the Company's deferred compensation plans may elect to have their deferred compensation amounts repaid in (i) fifteen equal annual installments commencing at the later of age 65 or termination of employment or (ii) a lump-sum distribution following termination of employment. Directors participating in these plans are entitled to receive distributions at age 70 or upon leaving the Board, whichever is later. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then-higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the "All Other Compensation" column of the Summary Compensation Table.

     The Company and one of its subsidiaries, Reliant Energy International, Inc., are parties to a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants (which include each of the named officers) under the Company's deferred compensation plans, executive incentive compensation plans, benefits restoration plan and savings restoration plan (Designated Plans). The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. The Company and Reliant Energy International, Inc. are required to make future contributions to the grantor trust when required by the provisions of the Designated Plans or when required by the Company's benefits committee. The benefits committee consists of officers of the Company designated by the Board of Directors and has general responsibility for funding decisions and selection of investment managers for the Company's retirement plan and other administrative matters in connection with other employee benefit plans of the Company. If there is a change in control (defined in a manner generally the same as the comparable definition in the Company's long-term incentive compensation plan), the Company and Reliant Energy International, Inc. are required to fully fund the grantor trust, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of the Company and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

     Under an agreement dated March 1999, Mr. Jordan stepped down as chief executive officer effective June 1, 1999 and agreed to continue his employment as Chairman of the Board until December 31, 2000. On December 1, 1999, with the consent of the Board of Directors, the Company and Mr. Jordan agreed that he would retire from the position of Chairman of the Board on December 31, 1999. The Company reached this agreement to accelerate Mr. Jordan's retirement based on the positive progress in the transition of leadership from Mr. Jordan to Mr. Letbetter, the interests of the Company and its shareholders in moving forward with the transition process, and the value of Mr. Jordan's efforts in effectuating this transition.

     The March 1999 agreement provided for an annual salary of $1,460,000, annual bonus awards under the Company's executive incentive compensation plan and for participation in other employee benefit plans and programs on generally the same basis as other peer executives. In addition, the March 1999 agreement provided that if Mr. Jordan retired before the end of his employment term with the consent of the Board or in certain other circumstances, the Company would pay Mr. Jordan a lump-sum equal to his salary and all bonuses payable to him through December 31, 2000 and any accrued vacation pay, would continue welfare benefit coverage until that date, and would fulfill certain obligations generally applicable upon termination of employment. In connection with Mr. Jordan's retirement, the Company agreed to reimburse him for expenses incurred in representing the Company's interests in certain activities. The March 1999 agreement also provided for the deferral of delivery to him of a 1997 award of 150,000 shares of time-based restricted stock and 150,000 shares of performance-based restricted stock that were to vest on June 1, 1999, until the date 30 days following his termination of employment, with crediting of dividend equivalents during the deferral period into an interest-bearing account.

     Under a December 1, 1999 agreement that provided for Mr. Jordan's early retirement, for purposes of computing his lump-sum termination payment, his benefits under the benefit restoration plan, and his benefits under the executive benefit plan, Mr. Jordan's 2000 salary was deemed to be $1,635,000, and his bonuses under the executive incentive compensation plan were deemed to have been achieved at the maximum level. Mr. Jordan's payouts under the Company's long-term incentive compensation plan for the 1997-1999 performance cycle (the last cycle under which Mr. Jordan received a grant), were made in January 2000 in accordance with the provisions of that plan. The December 1999 agreement also provided for continued deferral until January 1, 2001 of the previously mentioned 1997 awards of restricted stock.

     The March 1999 agreement provided for an extension of the commencement date of the 15 annual installment payments of salary and bonus previously deferred under the Company's deferred compensation plans until June 1, 2002. In addition, the December 1999 agreement provided that Mr. Jordan's lump-sum payments under this deferred compensation plan will commence as soon as practical following January 1, 2001, rather than January 1, 2000. The December 1999 separation agreement also provided for Mr. Jordan's deemed 2000 salary and his deemed bonus under the executive incentive compensation plan for the years 1999 and 2000 to be paid in December 1999 and to be subject to Mr. Jordan's current deferral election under the deferred compensation plan.

     In November 1997, the Company entered into severance agreements with certain executive officers, including Mr. Letbetter, Mr. Hogan, Mr. Kelly, Mr. Naeve and Mr. Perkins. These severance agreements provide for the payment of certain benefits in the event of a covered termination of employment occurring within three years after the occurrence of a Change in Control. A "covered termination" occurs if the officer's employment is terminated for reasons other than death, disability, termination on or after age 65, termination for Cause (as defined), or resignation by the officer (unless the resignation occurs during a 61-day period commencing on the date the officer experiences a significant reduction in his duties, remuneration, or principal place of employment following or in anticipation of a Change in Control). Under the agreements, an officer experiencing a covered termination of employment will be entitled to payment of three times a prescribed covered compensation amount as well as certain welfare benefits. An officer's covered compensation amount for this purpose is the sum of his annual salary, target annual bonus (currently ranging from 55 % to 100% of base salary) and (for all officers except Mr. Perkins) an amount based on the maximum payout under the officer's grant of performance-based restricted stock under the Company's long-term incentive compensation plan (stated as a percentage of base salary, currently ranging from 60% to 90%). The agreements also provide for certain additional benefits, including reimbursement of certain expenses associated with obtaining new employment, providing financial planning services, providing benefits under the Company's supplemental retirement plans (calculated as if the affected officer had remained employed throughout a three-year period following the Change in Control), and a tax gross-up payment in an amount necessary to make the officer whole for any excise, income or other taxes paid as a result of the severance payments. The agreements expire in September 2000.

     Generally, a "Change in Control" is deemed to occur if (i) the individuals constituting the Board of Directors of the Company on September 1, 1997, including their designated successors (Incumbent Directors) cease to constitute a majority of the Board; (ii) an individual, entity or group acquires beneficial ownership of 30% or more of the Company's outstanding voting stock, unless the acquisition is from the Company in a transaction approved by a majority of the Incumbent Directors; (iii) a merger or other business combination involving the Company is consummated unless, immediately following the transaction, (a) the Company's stockholders prior to the business combination own more than 70% of the outstanding shares of voting stock of the resulting parent entity in the same relative proportions, (b) the total fair market value of any consideration paid to another entity or its stockholders, plus the amount of long-term debt of the entity acquired does not exceed 50% of the sum (determined prior to the transaction) of the fair market value of the Company's outstanding voting stock and the amount of its consolidated long-term debt, (c) there is not a 30% stockholder of the resulting parent entity and (d) a majority of the board of the resulting parent entity after the transaction were Incumbent Directors immediately prior to consummation of the business combination; or (iv) there is a disposition of 70% or more of the assets of the Company and its consolidated subsidiaries unless, immediately following the transaction, the Company's stockholders prior to such transaction own more than 70% of the then-outstanding shares of voting stock of the Company and of the parent entity that acquires the largest portion of such assets and a majority of the members of the board of directors of the Company and of such acquiring parent entity were Incumbent Directors immediately prior to the transaction.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is composed entirely of non-employee directors, who are not eligible to participate in any of the compensation programs that the Committee administers. The Committee reviews and makes recommendations to the Board concerning all executive officer compensation. The Committee oversees and administers the Company's incentive compensation programs, including the determination of the annual and long-term incentive awards to the Company's executive officers.

     Compensation Policy. The Company's executive compensation policy is to have compensation programs that:

     .  strengthen the relationship between pay and performance;

     . attract, retain and encourage the development of highly qualified and experienced executives;

     .  promote overall corporate performance; and

     . provide compensation that is competitive externally and equitable internally.

  The Company retains an independent consulting firm each year to review the executive compensation practices of companies considered comparable to the Company in terms of size, type of business, performance, position and compensation philosophy. In response to the increased competition in the energy industry and changes in the size and mix of the Company's business, the database is comprised of both traditional utility and general industry companies. The companies included in the data are not the companies listed in the S&P Electric Companies Index used in the creation of the "Stock Performance Graph" on page 17 because the Committee believes that the

Company's most direct competitors for executive talent are not in all cases the same as the companies included in the index chosen for comparing shareholder returns. In applying the information in the database, the Company utilizes a total compensation approach; that is, the total value of base salary, annual and long-term incentives is considered in establishing ranges for the Company's executives. As a result, a larger portion of the executive officer's compensation is performance-based, through the annual and long-term plans. In evaluating individual executive officers, the Company uses comparative data from the most relevant companies in the database. For example, the total compensation of an executive officer in the regulated utility operations of the Company is compared to data for other electric utility companies in the database.

   The Committee also obtains peer group data regarding companies in the utility industry, the non-regulated power industry and other industries. This industry-specific data is used primarily in the formulation of performance measurements related to the Company's individual subsidiaries or business units.

   In addition to considering comparative data and other peer groups, the Committee makes its own subjective determination of executive officer performance. In making such determinations, the Committee also takes into account the chief executive officer's evaluations of other executive officers' performance.

   The Committee periodically evaluates the Company's executive compensation programs in light of Section 162(m) of the Internal Revenue Code; this section does not permit the Company to deduct compensation in excess of $1,000,000 for certain executive officers unless certain requirements are met. Taking into account expected deferrals of compensation, the Committee does not anticipate any affected officer's compensation to exceed the deductibility limits. Other than the long-term incentive awards established for Wholesale Group, the performance goals under the Company's long-term incentive plan should be deductible since the goals are performance-based and were approved by the Company's shareholders. As described on page 17, the Company is asking shareholders to approve performance goals for the annual incentive plan. If approved, performance-based awards under that plan will qualify for a deduction. The Company reserves the right to structure compensation in a manner not eligible for a deduction.

   Components of Compensation. The key elements of the Company's executive compensation program are base salary, annual incentive awards and long-term incentive awards. The Committee evaluates each element of compensation separately and in relation to the other elements of an executive's total compensation package, taking into consideration relevant comparative data for compensation at the 50th percentile and 75th percentile. Compared to companies in the database, total targeted compensation may vary from the 50th percentile, depending on an executive officer's tenure, experience, leadership and level of responsibility. Because a significant portion of an executive officer's compensation includes at-risk components based on business performance, if the performance exceeds that of the relevant peer group, compensation should be above the targeted levels; likewise, if performance falls below that of the peer group, compensation should be below the targeted level.

   Base Salaries. The Committee's annual recommendations to the Board concerning each executive officer's base salary are based on the Committee's analysis of salary levels for comparable executive officer positions, its subjective evaluation and, other than for Mr. Letbetter, management's evaluation of each executive officer's individual performance and level of responsibility.

   Annual Incentive Compensation. The annual incentive plan provides executive officers with annual bonuses based on the achievement of Committee-approved performance goals based upon certain financial objectives of the Company. The goals are designed to encourage improved operating results and foster achievement of particular strategic objectives. Performance goals for 1999 were primarily based on earnings per share. Certain officers also had business unit goals that affected a portion of their performance goals.

   Annual incentive awards for executive officers in 1999 were possible at a threshold level (50% payout), a target level (100% payout) or a maximum level (50% to 100% over target, depending on the business unit). The individual officers had award levels that ranged from 45% to 100% of base salary, depending on the executive officer's level of responsibility. For 1999, the goals for most of the Company's executive officers (including all the Named Officers) were achieved at levels that resulted in bonuses paid ranging from 11% over target to 49% over target.

    Long-term Incentive Compensation. The long-term incentive plan provides for grants of performance shares, stock options and stock appreciation rights. In addition, a stock ownership guideline applicable to all of the officers sets a goal of common stock ownership equal to two times the officer's base salary.

    Under the plan, officers receive awards of performance shares based on financial objectives measurable over a three-year performance cycle. For the performance cycle that ended in 1998 (and paid in 1999), goals included a combination of corporate and business unit goals, weighted 25% and 75% of the total, respectively. The corporate goal for this performance cycle was based on the Company's ranking in total return to shareholders compared to a group of other electric utilities and utility holding companies. The business unit goals were based on, for the electric utility operations, improvements in cash flow and improvements in competitive position with respect to cost reduction and revenue growth, and, for the non-regulated power business, achievement of specified internal rates of return for particular projects and the closing of transactions related to particular projects. For the performance cycles that begin in 1999, performance goals consisted of three factors: growth in earnings per share (40% weighting), total return to shareholders (40% weighting) and cash return on capitalization (20% weighting), in each case relative to the S&P Electric Companies Index.

    In determining the size of the grant, the Committee reviews comparative data, considers the level of responsibility of each of the Company's executive officers and the recommendations of the chief executive officer, and then makes a subjective determination of the appropriate target so that the award is in a range of 40% to 60% of base salary.

    Payout levels under plan are calculated by determining the percentage of achievement of each goal. For each performance goal there are three possible levels of achievement: threshold (for a payout of 50%), target (for a payout of 100%), or maximum (for a payout of 150%). Achievement levels between threshold, target, and maximum result in payout levels that are adjusted proportionately. The payout to the officer is made based on the weighting for each goal that was assigned by the Committee.

    For the performance cycle concluding in 1998 that paid out in 1999 the composite goals for the Company's executive officers were achieved at levels that resulted in a maximum payout.

    Annual grants of stock options are made at an option price not less than the fair market value of the common stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long-term and encourage equity ownership in the Company.

    In determining the size of stock option grants to executive officers, the Committee reviews comparative data. For 1999, grants ranged from 45,000 to 280,000 options, depending on the executive officer's position.

    Chief Executive Officer Compensation. The Company's consultant prepared an independent report on the Chief Executive Officer's compensation, considering the Company's size, complexity and markets in which it competes for talent. In June 1999, when Mr. Letbetter assumed the role of Chief Executive Officer, based on a review of that market data, the Committee adjusted Mr. Letbetter's annual base salary to $850,000 and adjusted his annual incentive target to 100% of base salary. Also based upon the market data, the Committee granted Mr. Letbetter options to purchase 280,000 shares of common stock. In 1999, Mr. Letbetter also received a payout under the long-term incentive plan as described above. In evaluating Mr. Letbetter's total compensation, the Committee also considered his contributions to the success of the Company through his individual performance, his experience with the Company, and his participation in important industry organizations such as the Electric Power Research Institute, the Association of Electric Companies of Texas, and the American Gas Association. The Committee believes that Mr. Letbetter's compensation package will ensure his focus on creating substantial improvements in shareholder value. Based on the market data prepared for the Committee and Mr. Letbetter's recent election as Chief Executive Officer, the Committee believes that Mr. Letbetter's total compensation will be under the 50th percentile of the market when incentive plan performance expectations are met.

                            Robert J. Cruikshank
                            Richard E. Balzhiser
                            Linnet F. Deily


                            STOCK PERFORMANCE GRAPH

  The following graph shows the yearly percentage change in the cumulative total shareholder return on the common stock, the S&P 500 Index, and the S&P Electric Companies Index for the period from December 31, 1994 to December 31, 1999.

                    FIVE-YEAR CUMULATIVE TOTAL RETURN(1)(2)






                                    [GRAPH]






                                    1994    1995    1996   1997   1998   1999
                                    ----    ----    ----   ----   ----   ----
Reliant Energy, Incorporated......  $100    $119    $119   $150   $190   $176
S&P Electric Companies Index......  $100    $114    $114   $144   $166   $154
S&P 500 Index.....................  $100    $139    $171   $229   $294   $351

(1) Assumes that the value of the investment in common stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.

(2) Historical stock price performance is not necessarily indicative of future price performance.



             PROPOSAL REGARDING ANNUAL INCENTIVE COMPENSATION PLAN

     The Board of Directors has adopted the Reliant Energy, Incorporated Annual Incentive Compensation Plan. The plan is intended to encourage a high level of corporate performance through the establishment of predetermined corporate and individual goals. The achievement of these goals will require a high degree of competence and diligence on the part of those employees of the Company selected to participate in the Plan.

     Section 162(m) of the Internal Revenue Code does not permit deductions for compensation in excess of $1,000,000 for some executive officers unless specified requirements are met. There is an exception to this limit for performance-based compensation where the material terms of the performance goals have been approved by shareholders and certain other requirements are satisfied. Shareholders must approve the class of employees eligible to participate, general performance criteria on which performance goals are based, and the formula used to calculate the maximum amount of compensation that a participant may receive if the goals are met. The performance goals for the 2000 plan year are subject to approval of the plan by shareholders at the annual meeting. If the shareholders approve the plan, the Company expects that all awards under the plan will qualify as performance-based compensation under Code Section 162(m).

     A summary of the plan follows. A complete copy of the plan is attached as Exhibit A. The Compensation Committee administers the Plan. The Committee may delegate its duties under the Plan to the Chief Executive Officer and to other senior officers of the Company. Employees of the Company or any of its subsidiaries who are regular or part-time employees, who regularly work at least 20 hours per week and who are generally employed at least 90 days during the plan year are eligible to participate in the plan. All or part of an award may be subject to conditions established by the Committee, which may include continuous service, achievement of specific individual and/or business objectives and other measures of performance.

     The Committee determines the terms and conditions of awards and designates the recipients. Generally, awards are based on a percentage of base salary.
For 1999, awards were based on base salary as of December 31, 1999. Beginning in 2000, awards will be based on actual base salary paid to the participant during the plan year, including vacation, holiday and sick time. Overtime is not included in compensation for exempt employees but is included for non-exempt employees. For any participant covered by a collective bargaining agreement, compensation is calculated in the manner specified in the collective bargaining agreement.

     For performance awards, the Committee must establish objective goals within the first 90 days of the performance period or within the first 25% of the performance period, whichever is earlier, and in any event, while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal has been met. A performance goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole. Beginning with 2000, performance goals will be based on one or more of the following financial factors: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth and total market value.

     Performance goals need not be based on a positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. Goals may also be based on performance relative to the S&P 500 Electric Utilities Panel or other designated peer groups. The Committee may decrease the amount payable pursuant to a performance award, but in no event may the Committee increase such amount other than as provided in Section 162(m). No participant may be granted performance awards that would result in the payment of more than $3,500,000 per plan year.

     Before paying any performance award, the Committee must certify in writing that the applicable performance goals were satisfied. Awards will be paid in cash as soon as practicable after the close of the plan year. Participants must generally be employees on the payment date in order to receive payment of an award. However, if prior to the payment date, a participant retires, dies or terminates employment due to a disability as defined in the Company's long-term disability plan, as soon as practicable following such termination, the participant will receive a prorated award payment based on the participant's target award. If a participant is an employee on the last day of the plan year but is not an employee on the payment date, then the participant may receive, at the discretion of the Committee, an award payment. Award payments under the Plan are considered compensation under the retirement plan and the savings plan.

     The Plan may be amended, modified, suspended, or terminated by the Board of Directors in order to address any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would adversely affect the rights of any participant under any award previously granted may be made without the consent of the participant, and no amendment may be effective prior to its approval by the shareholders of the Company, if such approval is required by law.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PLAN.


      RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS AND AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent accountants and auditors to conduct the annual audit of the Company's accounts for the year 2000. Deloitte & Touche LLP (and their predecessors) have served as independent accountants and auditors for the Company and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of Common Stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Board will reconsider the appointment.

  Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS AND AUDITORS.


                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 2001 annual meeting of shareholders and who requests inclusion of the proposal in the Company's 2001 proxy statement and form of proxy in accordance with applicable SEC rules must file such proposal with the Company by November 29, 2000.

  The Company's bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2001 annual meeting, the required notice must be received by the Company's Corporate Secretary between November 4, 2000 and February 2, 2001. The proposal must constitute a proper subject to be brought before the meeting and the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent's status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with the Company's Restated Articles of Incorporation or Texas law. A copy of the Bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

          DIRECTOR NOMINATIONS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

  The Company's bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to the Company's Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at the Company's principal executive offices between November 4, 2000 and February 2, 2001. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. The Company is not required to include any shareholder proposed nominee in the proxy statement. A copy of the Bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

                              GENERAL INFORMATION

  The Company began mailing this proxy statement and the accompanying proxy card to shareholders on March 29, 2000. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. The Company will pay all solicitation costs, including the fee of Morrow & Co., who will help the Company solicit proxies for $9,500, plus expenses. The Company will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of the Company's common stock. In addition, certain of the Company's directors, officers, and employees may solicit proxies by telephone and personal contact.

  The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1935 requires the Company's directors, executive officers, and holders of more than 10% of the Company's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock. The Company believes that during the fiscal year ended December 31, 1999, its officers and directors complied with these filing requirements.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Summary Annual Report to Shareholders, together with the Appendix A-- 1999 Financial Statements, which contains the Company's consolidated financial statements for the year ended December 31, 1999, accompany the proxy material being mailed to all shareholders. The Summary Annual Report is not a part of the proxy solicitation material.

                                     By Order of the Board of Directors,


                                     /s/ R. S. Letbetter
                                     --------------------------------------
                                     R. Steve Letbetter
                                     Chairman, President and
                                     Chief Executive Officer

March 29, 2000

                                  EXHIBIT "A"
                         RELIANT ENERGY, INCORPORATED
                      ANNUAL INCENTIVE COMPENSATION PLAN

              (As Amended and Restated Effective January 1, 1999)


                                 RECITALS


          Reliant Energy, Incorporated, a Texas corporation (the "Company"), with its principal place of business in Houston, Harris County, Texas, established an Executive Incentive Compensation Plan, effective January 1, 1991 (the "Prior Plan"), for the benefit of its eligible employees and retained the right to amend the Prior Plan under Section 18 thereof. The Prior Plan has been continued and is still in effect.

          Effective as of January 1, 1999, the Board of Directors of the Company authorized the amendment, restatement and continuation of the Prior Plan, as in effect on December 31, 1998, in the form of this plan (the "Plan") to make certain changes therein. The Plan is intended to supersede and replace the annual incentive awards portion of the NorAm Energy Corp. 1994 Incentive Equity Plan, the NorAm Energy Corp. Annual Incentive Plan, the NorAm Energy Corp. All Employee Incentive Plan, the Minnegasco Variable Pay Plan, the ARKLA All Employee Variable Pay Plan, the Entex 1996 Business Performance Pay Plan, the Minnegasco Growth Results Management Team Six by '96 Supplemental Incentive Plan, the Sales Incentive Program for Safety Plus Sales Reps and all other existing annual incentive bonus plans or policies maintained by the Company and all participating Subsidiaries.

          There shall be no termination and no gap or lapse in time or effect between the Prior Plan and this Plan. The amendment, restatement and continuation of the Prior Plan in the form of this Plan shall not operate to exclude, diminish, limit or restrict the payments or continuation of payments of benefits to Participants under the terms of the Prior Plan as in effect prior to its amendment, restatement and continuation in the form of this Plan. Except to the extent otherwise required to reflect the fact that benefits accrued under the Prior Plan are continued under this Plan, the provisions of this Plan shall apply only to an employee eligible to participate under this Plan on or after January 1, 1999.

          NOW, THEREFORE, effective as of January 1, 1999, the Company hereby amends, restates in its entirety and continues the Reliant Energy, Incorporated Annual Incentive Compensation Plan as follows:

     1. PURPOSE: The purpose of the Plan is to encourage a high level of corporate performance through the establishment of predetermined corporate, Subsidiary or business unit and/or individual goals, the attainment of which will require a high degree of competence and diligence on the part of those Employees (including officers) of the Company or of its participating Subsidiaries selected to participate in the Plan, and which will be beneficial to the owners and customers of the Company.

     2. DEFINITIONS: Unless the context otherwise clearly requires, the following definitions are applicable to the Plan:

          AWARD: An incentive compensation award payable in cash granted to a Participant with respect to a particular Plan Year pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

          BOARD OF DIRECTORS or BOARD: The Board of Directors of the Company.

          CODE: The Internal Revenue Code of 1986, as amended from time to time.

          COMMITTEE:  The Compensation Committee of the Board of Directors.

          COMPANY:  Reliant Energy, Incorporated, or any successor thereto.

          COMPENSATION: For the 1999 Plan Year, Compensation means the Participant's annual rate of base salary in effect on the last day of the Plan Year. Effective January 1, 2000, Compensation means the actual base salary paid to the Participant during the Plan Year, including vacation, holiday and sick time. Overtime is not included in Compensation for exempt Employees, but is included for non-exempt Employees in a manner consistent with the requirements of applicable labor law. Notwithstanding the foregoing, any Participant covered by the terms of a collective bargaining agreement shall have his Compensation calculated in the manner specified in the collective bargaining agreement.

          EMPLOYEE: An employee of the Company or any of its Subsidiaries who is a regular full or part-time employee and who regularly works at least 20 hours per week.

          EMPLOYER: The Company and each Subsidiary which is designated by the Committee as an Employer under this Plan.

          PARTICIPANT:  An Employee who is selected to participate in the Plan.

          PERFORMANCE AWARD: An Award made to a Participant pursuant to this Plan that is subject to the attainment of one or more Performance Goals.

          PERFORMANCE GOALS: The performance objectives of the Company, its Subsidiaries or its business units and/or individual Participants established for the purpose of determining the level of Awards, if any, earned during a Plan Year.

          PLAN: This Reliant Energy, Incorporated Annual Incentive Compensation Plan, as amended from time to time.

          PLAN YEAR:  The calendar year.

          RETIREMENT PLAN: The Reliant Energy, Incorporated Retirement Plan, as amended and restated effective January 1, 1999 and as thereafter amended.

          SAVINGS PLAN: The Reliant Energy, Incorporated Savings Plan, as amended and restated effective April 1, 1999 and as thereafter amended.

          SUBSIDIARY: A subsidiary corporation with respect to the Company as defined in Section 424(f) of the Code.

          A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

     3. PARTICIPATION: The Committee (or its appropriately designated delegate) shall select the Employees who will be Participants for each Plan Year. Only Employees who are employed at least 90 days during the Plan Year and are employed on the last day of the Plan Year are eligible for the payment of an Award under the Plan, except as provided in Section 7(c). No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Plan Year, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Plan Year, to be selected as a Participant in any subsequent Plan Year.

          The terms and conditions under which a Participant may participate in the Plan shall be determined by the Committee (or its appropriately designated delegate) in its sole discretion.

     4. PLAN ADMINISTRATION: The Plan shall be administered by the Committee. All decisions of the Committee shall be binding and conclusive on the Participants. The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:

          (a)  To select the Participants;

          (b) To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;

          (c) To decide any questions arising as to the interpretation or application of any provision of the Plan;

          (d) To prescribe forms and procedures to be followed by Employees for participation in the Plan, or for other occurrences in the administration of the Plan;

          (e) To establish the terms and conditions of any Agreement under which an Award may be earned and paid; and

          (f) In addition to all other powers granted herein, the Committee shall make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms set forth herein.

          No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 5 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

     5. DELEGATION OF AUTHORITY: The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan (including, but not limited to, its authority to select Participants) pursuant to such conditions or limitations as the Committee may establish.

     6. AWARDS: The Committee shall determine the terms and conditions of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of Awards. Awards may also be made in combination or in tandem with, in replacement of, or as alternative to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific individual and/or business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Unless specified otherwise by the Committee, the amount payable pursuant to an Award shall be based on a percentage of the Participant's Compensation.

          An Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of such period of service to which the Performance Goal relates and (y) the lapse of 25% of such period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole. On and after January 1, 2000, Performance Goals shall be based upon targets established by the Committee with respect to one or more of the following financial factors, as applied to the Company or a business unit, as applicable: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth and total market value. Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria), and may also be based on performance relative to the S&P 500 Electric Utilities Panel or other designated peer group. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. The Committee in its sole discretion may decrease the amount payable pursuant to a Performance Award, but in no event shall the Committee have discretion to increase the amount payable pursuant to a Performance Award in a manner inconsistent with the requirements for qualified performance-based compensation under Code Section 162(m). In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Code Section 162(m) applicable to qualified performance-based compensation, and the Committee in establishing such Performance Goals and interpreting the Plan shall be guided by such provisions. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards pursuant to this Plan shall be determined by the Committee. No Participant may be granted Performance Awards which will result in the payment of more than $3,500,000 per Plan Year. Any Performance Awards for the 2000 Plan Year shall be subject to the approval by the Company's stockholders of the material terms of such Performance Awards at the Company's 2000 annual meeting in accordance with the requirements for qualified performance-based compensation under Code Section 162(m).

     7. PAYMENT OF AWARDS: The Committee has sole and absolute authority and discretion to determine the time and manner in which Awards, if any, shall be
paid under this Plan.   Generally, however, the following provisions may apply:

          (a) FORM OF PAYMENT: Payment of Awards shall be made in cash and may be subject to such restrictions as the Committee shall determine.

          (b) DATE OF PAYMENT: Payment of Awards shall be made as soon as practicable (as determined by the Committee) following the close of the Plan Year (the "Payment Date"), unless otherwise provided in Section 7(c).

          (c) EMPLOYMENT REQUIRED: Except as provided below, Participants must be Employees on the Payment Date in order to receive payment of an Award.

               (1) Retirement, Death or Disability: If, prior to the Payment Date, a Participant retires on his Retirement Date as defined in the Retirement Plan, dies or terminates employment under circumstances establishing eligibility for disability benefits under the Company's long-term disability plan, then the Participant shall nonetheless receive payment of the Award the Participant would have received had the goals with respect to the Participant's Award been met at the target level based on his Compensation earned prior to the Participant's date of retirement, death or disability. Payments under this Section 7(c)(1) shall be made as soon as practicable following the date of the Participant's retirement, death or disability, but no later than 30 days after the date of the Participant's retirement, death or disability.

               (2) Termination After Last Day of the Plan Year: If a Participant is an Employee on the last day of the Plan Year and was employed at least 90 days during the Plan Year, but is not an Employee on the Payment Date, then the Participant may receive on the Payment Date, an Award (if any) upon management's recommendation and approval by the Committee.

               (3) Employment for Less Than Entire Plan Year: For the 1999 Plan Year, if a Participant is employed for at least 90 days during the Plan Year (but not the entire Plan Year), and is employed on the Payment Date, is employed on the last day of the Plan Year as provided in Section 7(c)(2), or is terminated due to retirement, death or disability as provided in Section 7(c)(1), then the Award payable shall be prorated based on the number of days the Participant was employed in the Plan Year.

     8. ASSIGNABILITY: Unless otherwise determined by the Committee and provided in the Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 8 shall be null and void.

     9. TAX WITHHOLDING: The Company shall have the right to withhold applicable taxes from any Award payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

     10. FINALITY OF DETERMINATIONS: Any determination by the Committee in carrying out or administering this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

     11. EMPLOYEE RIGHTS UNDER THE PLAN: No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving an Employee any right to be retained in the employ of the Company or an Employer. No Participant shall have any lien on any assets of the Company or an Employer by reason of any Award made under this Plan.

     12. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION: The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company; however clause (ii) shall only apply if, and to the extent, such approval is required by applicable legal requirements.

     13. OTHER PLANS: The Award payments under this Plan shall be considered compensation under the Retirement Plan and the Savings Plan.

     14. GOVERNING LAW: This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas.

          IN WITNESS WHEREOF, the Company has executed this Plan this _____ day of ___________________, 2000, but effective as of January 1, 1999.

                              RELIANT ENERGY, INCORPORATED



                              By
                                 ----------------------------------------
                                 R. S. Letbetter
                                 Chairman and Chief Executive Officer

ATTEST:

                              CORRECTION FOR THE
                     SHAREHOLDER RETURN PERFORMANCE GRAPH
                               SHOWN ON PAGE 17


  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the S&P 500 Index and the S&P Electric Companies Index for the period commencing January 1, 1995 and ending December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG RELIANT ENERGY, INCORPORATED, S&P 500 INDEX AND
                        THE S&P ELECTRIC COMPANIES INDEX
                   FOR FISCAL YEAR ENDED DECEMBER 31 (1) (2)





                              [INSERT GRAPH HERE]






                                                  December 31,
                                  1994    1995    1996    1997    1998    1999
                                  -----   -----   -----   -----   -----   -----
Reliant Energy, Incorporated      $ 100   $ 146   $ 146   $ 185   $ 233   $ 176
S&P Electric Companies Index      $ 100   $ 131   $ 131   $ 165   $ 191   $ 154
S&P 500 Index                     $ 100   $ 138   $ 169   $ 226   $ 290   $ 351

(1) Assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.
(2) Historical stock price performance is not necessarily indicative of future price performance.

[RELIANT ENERGY LOGO]



                          RELIANT ENERGY, INCORPORATED



                                   APPENDIX A
                           1999 FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Information................    1

Management's Discussion and Analysis of Financial Condition
   and Results of Operations of the Company...............................    3

Quantitative and Qualitative Disclosures About Market Risk................   25

Financial Statements and Supplementary Data of the Company................   29

Statements of Consolidated Income.........................................   29

Statements of Consolidated Comprehensive Income...........................   30

Consolidated Balance Sheets...............................................   31

Statements of Consolidated Cash Flows.....................................   32

Statements of Consolidated Stockholders' Equity...........................   33

Notes to Consolidated Financial Statements................................   34

Independent Auditor's Report..............................................   76

                          RELIANT ENERGY, INCORPORATED

                           1999 FINANCIAL INFORMATION

    This Appendix A is derived from Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company), Item 7A (Quantitative and Qualitative Disclosures About Market Risk) and Item 8 (Financial Statements and Supplementary Data) of the Annual Report on Form 10-K of Reliant Energy Incorporated (Reliant Energy) and its subsidiaries (collectively, the Company) for the year ended December 31, 1999 (Form 10-K). A copy of the Form 10-K may be obtained without charge by contacting the Investor Relations department of Reliant Energy at 1111 Louisiana, Houston, Texas 77002. Reference is made to the 10-K for additional information about the business and operations of the Company.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    From time to time, Reliant Energy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Reliant Energy believes that the expectations and the underlying assumptions reflected in its forward-looking statements are reasonable, it cannot assure you that these expectations will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

    The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

     .   state and federal legislative or regulatory developments

     .   national or regional economic conditions

     . industrial, commercial and residential growth in service territories of Reliant Energy and its subsidiaries

     .   the timing and extent of changes in commodity prices and interest rates

     .   weather variations and other natural phenomena

     .   growth in opportunities for Reliant Energy's diversified operations

     .   the results of financing efforts

     . the ability to consummate and timing of consummation of pending acquisitions and dispositions

     . the speed, degree and effect of continued electric industry restructuring in North America and Western Europe, and

     . risks incidental to Reliant Energy's and its subsidiaries' overseas operations, including the effects of fluctuations in foreign currency exchange rates

    For a discussion of some additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company." Any forward-looking statements should be considered in light of these important factors and in conjunction with the other documents filed by Reliant Energy with the SEC.

    New factors that could cause actual results to differ materially from those described in forward-looking statements may emerge from time to time. It is not possible for Reliant Energy to predict all of these factors, or the extent to which any factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made and Reliant Energy does not undertake any obligation to update the information contained in the statement to reflect subsequent developments or information.

    The following sections contain forward-looking statements which you can identify by the words "anticipate," "estimate," "expect," "forecast," "goal," "objective," "projection" or other similar words:

    . Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company --

       .  Results of Operation by Business Segment --
             Wholesale Energy
             Reliant Energy Europe
             Reliant Energy Latin America
       .  Certain Factors Affecting Future Earnings of the Company --
             Competition and Restructuring of the Texas Electric Utility
             Industry
             Competition -- Reliant Energy Europe Operations
             Competition -- Other Operations
             Impact of the Year 2000 Issue and Other System Implementation
             Issues
             Entry into the European Market
             Risk of Operations in Emerging Markets
             Environmental Expenditures
       .  Liquidity and Capital Resources --
             Company Consolidated Capital Requirements
             Future Sources and Uses of Cash Flows
       .     New Accounting Issues
    .  Quantitative and Qualitative Disclosures About Market Risk

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

  The following discussion and analysis should be read in combination with the Company's Consolidated Financial Statements and Notes.

  The Company is a diversified international energy services company that provides energy and energy services in North America, Western Europe and Latin America. It operates one of the nation's largest electric utilities in terms of kilowatt-hour (KWH) sales, and its three natural gas distribution divisions together form the nation's third largest natural gas distribution operation in terms of customers served. The Company invests in international and domestic electric utility privatizations, gas distribution projects and the development of non-rate regulated power generation projects. The Company is also an interstate natural gas pipeline, providing gas transportation, supply, gathering and storage, and also engages in wholesale energy marketing and trading.

    The Company's financial reporting segments include: Electric Operations, Natural Gas Distribution, Interstate Pipelines, Wholesale Energy, Reliant Energy Europe, Reliant Energy Latin America and Corporate. For segment reporting information, see Notes 1(a) and 18 to the Company's Consolidated Financial Statements. For a description of the segments, see Note 1(a) to the Company's Consolidated Financial Statements.

  During 1999, the Company completed the first two phases of its acquisition of N.V. UNA (UNA), a Dutch power generation company. The Company acquired 40% and 12% of UNA's capital stock on October 7, 1999 and December 1, 1999, respectively. On March 1, 2000, the Company purchased the remaining 48% of the shares of UNA. The total purchase price of the acquisition was approximately $2.4 billion (based on an exchange rate of 2.0565 NLG per U.S. dollar as of October 7, 1999), which includes a $426 million promissory note to UNA. The acquisition was accounted for as a purchase. Effective October 1, 1999, the Company recorded 100% of the operating results of UNA. For additional information about this acquisition, including the Company's accounting treatment of the acquisition, see Note 2 to the Company's Consolidated Financial Statements.

  In August 1997, the Company acquired Reliant Energy Resources Corp. (Resources Corp.) and its subsidiaries (collectively, Resources), a natural gas gathering, transmission, marketing and distribution company that conducted business under the name "NorAm Energy Corp." prior to February 1999. The acquisition was accounted for as a purchase; accordingly, the Company's results of operations include the results of operations of Resources only for the period after the acquisition date.

  To enhance comparability between reporting periods, certain information is presented on a pro forma basis and reflects the acquisition of Resources as if it had occurred at the beginning of 1997 and the acquisition of UNA as if it had occurred at the beginning of 1999 and 1998. Pro forma purchase-related adjustments for these acquisitions include amortization of goodwill and the allocation of the fair value of certain assets and liabilities. In addition, pro forma adjustments have been made to reflect UNA's operating results in
accordance with U.S. generally accepted accounting principles.   The pro forma
results of operations are not necessarily indicative of the combined results of operations that would have occurred had the acquisitions occurred on such dates.

  All dollar amounts in the tables that follow are in millions, except for per share data.

                       CONSOLIDATED RESULTS OF OPERATIONS

                                                                                               ACTUAL
                                                                ----------------------------------------------------------------
                                                                                  TWELVE MONTHS ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                         1999                   1998                   1997
                                                                ------------------     ------------------     ------------------
Revenues....................................................              $ 15,303               $ 11,488                $ 6,878
Operating Expenses..........................................               (14,062)               (10,022)                (5,823)
                                                                ------------------     ------------------     ------------------
Operating Income............................................                 1,241                  1,466                  1,055
Dividend Income.............................................                    26                     41                     41
Interest Expense and Other Charges..........................                  (563)                  (539)                  (424)
Unrealized Gain on Time Warner Investment...................                 2,452
Unrealized Loss on Indexed Debt Securities..................                  (630)                (1,176)                  (121)
Income Tax (Expense) Benefit................................                  (899)                    30                   (206)
Extraordinary Item, Net of Tax..............................                  (183)
Other Income - Net..........................................                    38                     37                     76
                                                                ------------------     ------------------     ------------------
Net Income (Loss) Attributable to Common Stockholders.......              $  1,482               $   (141)               $   421
                                                                ==================     ==================     ==================
Basic Earnings (Loss) Per Share.............................                 $5.20               $  (0.50)               $  1.66
Diluted Earnings (Loss) Per Share...........................                 $5.18               $  (0.50)               $  1.66

                                                                                             PRO FORMA
                                                                ----------------------------------------------------------------
                                                                                  TWELVE MONTHS ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                         1999                   1998                   1997
                                                                ------------------     ------------------     ------------------
Revenues....................................................              $ 15,784               $ 12,320                $10,191
Operating Expenses..........................................               (14,436)               (10,681)                (8,985)
                                                                ------------------     ------------------     ------------------
Operating Income............................................                 1,348                  1,639                  1,206
Dividend Income.............................................                    26                     41                     41
Interest Expense and Other Charges..........................                  (640)                  (647)                  (533)
Unrealized Gain on Time Warner Investment...................                 2,452
Unrealized Loss on Indexed Debt Securities..................                  (630)                (1,176)                  (121)
Income Tax (Expense) Benefit................................                  (904)                    24                   (232)
Extraordinary Item, Net of Tax..............................                  (183)
Other Income - Net..........................................                    56                     58                     76
                                                                ------------------     ------------------     ------------------
Net Income (Loss) Attributable to Common Stockholders.......              $  1,525               $    (61)               $   437
                                                                ==================     ==================     ==================
Basic Earnings (Loss) Per Share.............................                 $5.35               $  (0.21)               $  1.55
Diluted Earnings (Loss) Per Share...........................                 $5.33               $  (0.21)               $  1.55

  1999 (Actual) Compared to 1998 (Actual). The Company reported consolidated earnings in 1999 of $1.482 billion ($5.20 per basic share) compared to a consolidated net loss of $141 million ($0.50 per share) for 1998. The amount for 1999 reflects a $1.575 billion (after-tax) non-cash, unrealized accounting gain on the Company's investment in Time Warner (TW) common stock (TW Common); a $409 million (after-tax) non-cash, unrealized accounting loss on indexed debt securities; a $102 million (after-tax) loss resulting from the effect of the devaluation of the Brazilian real on equity earnings of the Company's Brazilian investments; and a $183 million (after-tax) extraordinary loss relating to an accounting impairment of certain generation related regulatory assets of Electric Operations. The reported loss for 1998 includes a $764 million (after-tax) non-cash, unrealized accounting loss on indexed debt securities. For information regarding the Company's investment in TW Common and Reliant Energy's indexed debt securities, see Note 8 to the Company's Consolidated Financial Statements. For information regarding the $183 million extraordinary loss, see "-- Certain Factors Affecting Future Earnings of the Company -- Competition and Restructuring of the Texas Electric Utility Industry" and Note 3 to the Company's Consolidated Financial Statements.

  After adjusting for unusual and other charges (as described above) in both years, net income for 1999 would have been $601 million ($2.11 per share) compared to $623 million ($2.19 per share) for 1998. The $22 million decrease was primarily due to an $80 million, or $0.28 per share, gain on the sale of an Argentine electric distribution system in 1998 and lower earnings in 1999 for the Natural Gas Distribution, Interstate Pipelines and Wholesale Energy segments. These decreases were partially offset by higher earnings in the Reliant Energy Latin America segment (after adjusting for the loss due to the devaluation of the Brazilian real) and earnings of Reliant Energy Europe which acquired UNA in the fourth quarter of 1999 (see Note 2 to the Company's Consolidated Financial Statements).

  1999 (Pro Forma) Compared to 1998 (Pro Forma). Consolidated pro forma earnings in 1999 were $1.525 billion ($5.35 per basic share) compared to a consolidated pro forma net loss of $61 million ($0.21 per share) for 1998.
After adjusting for unusual and other charges (as described above) in both years, pro forma net income for 1999 would have been $644 million ($2.26 per share) compared to $703 million ($2.48 per share) for 1998. The decrease in the 1999 period can be attributed to the same factors discussed above and a decline in pro forma operating income of Reliant Energy Europe.

  1998 (Actual) Compared to 1997 (Actual). The Company reported a consolidated net loss for 1998 of $141 million ($0.50 per share) compared to consolidated net income of $421 million ($1.66 per share) in 1997. The 1998 consolidated net loss resulted from the accounting treatment of Reliant Energy's indexed debt securities, one series of which was issued in July 1997. The Company recorded a non-cash, unrealized accounting loss (after-tax) of $764 million on such series of indexed debt securities in 1998. In 1997, the Company recorded a non-cash, unrealized accounting loss (after-tax) of $79 million on such series of indexed debt securities, which was partially offset by $37 million of non-recurring interest income related to a refund of federal income taxes in 1997. For a discussion of Reliant Energy's indexed debt securities, see Note 8 to the Company's Consolidated Financial Statements.

  After adjusting for unusual and other charges (as described above) in both years, net income for 1998 would have been $623 million ($2.19 per share) compared to $463 million ($1.83 per share) in 1997. The $160 million increase in adjusted net income for 1998 compared to 1997 was due to improved results from Interstate Pipelines, Wholesale Energy and Reliant Energy Latin America segments. Net income for 1998 included an $80 million, or $0.28 per share, gain on the sale of an investment in an electric distribution system in Argentina. Also contributing to the increase were earnings from the businesses acquired in the acquisition of Resources. These effects were partially offset by additional depreciation of regulated power generation assets in compliance with Reliant Energy HL&P's rate of return cap, as described below, and increased interest expense primarily related to the acquisition of Resources.

  1998 (Pro Forma) Compared to 1997 (Pro Forma). The consolidated pro forma net loss for 1998 was $61 million ($0.21 per share) compared to consolidated pro forma net income of $437 million ($1.55 per share) in 1997. After adjusting for unusual and other charges (as described above) in both years, pro forma net income for 1998 would have been $703 million ($2.48 per share) compared to $479 million ($1.70 per share) in 1997. This increase in adjusted pro forma net income for 1998 compared to 1997 was primarily due to the same factors discussed above and $80 million of pro forma net income of UNA in 1998.

  Interest Expense and Other Charges. In 1999, 1998 and 1997, interest expense and other charges were $563 million, $539 million and $424 million, respectively. Increased interest expense and other charges in 1999 compared to 1998 was primarily due to higher levels of short-term borrowings, long-term debt and trust preferred securities. These increases were associated in part with the acquisition of shares of UNA in the fourth quarter of 1999, the Company's additional investment in TW Common in 1999, other acquisitions of businesses and capital expenditures. The increase in 1999 was partially offset by a decrease in the average interest rate for long-term debt. The increase in 1998 from 1997 was primarily attributable to the acquisition of Resources in August 1997 and the acquisitions of non-rate regulated electric power plants and equity investments in Latin America in 1998.

  Income Tax Expense. The effective tax rate for 1999, 1998, and 1997 was 35.1%, 17.7%, and 32.8%, respectively. After adjusting for the following unusual and other charges: unrealized accounting gain on the investment in TW Common, unrealized accounting loss on indexed debt securities, loss due to the devaluation of the Brazilian real, and non-recurring interest income related to a refund of federal income taxes in 1997, the adjusted effective tax rate for 1999, 1998, and 1997 was 33.0%, 37.9% and 33.1%, respectively. The decrease in effective tax rate in 1999 compared to 1998 was primarily due to the discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), for the generation operations of Electric Operations. For information regarding the discontinuance of SFAS No. 71 to the generation operations of Electric Operations, see Note 3 to the Company's Consolidated Financial Statements. The increase in effective tax rate in 1998 from 1997 was primarily due to non-deductible goodwill resulting from the acquisition of Resources in August 1997.

                   RESULTS OF OPERATIONS BY BUSINESS SEGMENT

  All business segment data (other than data relating to Electric Operations) is presented on a pro forma basis and reflects the acquisition of Resources as if it had occurred at the beginning of 1997 and the acquisition of UNA as if it had occurred at the beginning of 1999 and 1998.

  The following table presents operating income on an actual basis and a pro forma basis for the years ended December 31, 1999, 1998 and 1997 (in millions). Certain amounts from the previous years have been reclassified to conform to the 1999 presentation of the financial statements. Such reclassifications do not affect consolidated earnings.

                  OPERATING INCOME (LOSS) BY BUSINESS SEGMENT

                                             ACTUAL                              PRO FORMA
                                -------------------------------        ------------------------------
                                    YEAR ENDED DECEMBER 31,               YEAR ENDED DECEMBER 31,
                                -------------------------------        ------------------------------
                                 1999        1998         1997          1999         1998       1997
                                ------      ------       ------        ------       ------    -------
Electric Operations...........  $  981      $1,002       $  985        $  981       $1,002    $   985
Natural Gas Distribution......     125         145           57           125          145        156
Interstate Pipelines..........     113         128           32           113          128         99
Wholesale Energy..............      45          59            1            45           59        (15)
Reliant Energy Europe.........      32                                    139          173
Reliant Energy Latin America..     (23)        182           20           (23)         182         17
Corporate.....................     (32)        (50)         (40)          (32)         (50)       (36)
                                ------      ------      -------       -------      -------    -------
Total Consolidated............  $1,241      $1,466       $1,055        $1,348        1,639    $1 ,206
                                ======      ======      =======       =======      =======    =======

ELECTRIC OPERATIONS

  Electric Operations conducts operations under the name "Reliant Energy HL&P," an unincorporated division of Reliant Energy. Electric Operations generates, purchases, transmits and distributes electricity to approximately 1.7 million customers in a 5,000 square mile area on the Texas Gulf Coast, including Houston, Texas, the nation's fourth largest city.

  In June 1999, the Texas legislature adopted the Texas Electric Choice Plan (Legislation) that substantially amends the regulatory structure governing electric utilities in Texas in order to allow retail competition beginning on January 1, 2002. Prior to adoption of the Legislation, Electric Operations' earnings were capped at an agreed overall rate of return formula on a calendar year basis as part of the transition to competition plan (Transition Plan) approved by the Public Utility Commission of Texas (Texas Utility Commission) effective January 1, 1998. As a result of the Transition Plan, any earnings prior to the Legislation above the maximum allowed return cap on invested capital were offset by additional depreciation of Electric Operations' electric generation assets. The Transition Plan also approved the implementation of base rate credits to residential customers of 4% in 1998 and an additional 2% in 1999. Commercial customers whose monthly billing is 1000 kva or less received base rate credits of 2% in 1998 and 1999. For more information regarding the Transition Plan, see Notes 1(g) and 4 to the Company's Consolidated Financial Statements. For more information regarding the Legislation, see Note 3 to the Company's Consolidated Financial Statements.

  The following table provides summary data regarding the actual results of operations of Electric Operations for 1999, 1998 and 1997 (in millions):


                                                     YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                  1999        1998        1997
                                                 ------      ------      ------
Operating Revenues:
   Base Revenues(1)............................  $2,968      $2,969      $2,839
   Reconcilable Fuel Revenues(2)...............   1,515       1,381       1,413
                                                 ------      ------      ------
       Total Operating Revenues................   4,483       4,350       4,252
                                                 ------      ------      ------
Operating Expenses:
   Fuel and Purchased Power....................   1,569       1,455       1,477
   Operation and Maintenance...................     916         890         885
   Depreciation and Amortization Expense.......     667         663         582
   Other Operating Expenses....................     350         340         323
                                                 ------      ------      ------
       Total Operating Expenses................   3,502       3,348       3,267
                                                 ------      ------      ------
Operating Income...............................  $  981      $1,002      $  985
                                                 ======      ======      ------
________
(1) Includes miscellaneous revenues, certain non-reconcilable fuel revenues and certain purchased power-related revenues.
(2) Includes revenues collected through a fixed fuel factor and surcharges net of adjustments for over/under recovery of fuel. See "--Operating Revenues --Electric Operations."

OPERATING INCOME -- ELECTRIC OPERATIONS

  1999 Compared to 1998. Electric Operations' operating income for the year ended December 31, 1999 was $981 million compared to $1,002 million for the same period in 1998. The $21 million decrease was primarily due to the effects of milder weather and additional base rate credits provided under the Transition Plan partially offset by continued strong customer growth.

  1998 Compared to 1997. Electric Operations' 1998 operating income was $1,002 million compared to $985 million the previous year. The increase of $17 million in operating income was due to higher revenues from the unusually hot weather in 1998 and customer growth partially offset by base rate credits provided under the Transition Plan.

OPERATING REVENUES -- ELECTRIC OPERATIONS

  1999 Compared to 1998. Electric Operations' base revenues were $2,968 million for 1999, a decrease of $1 million from 1998. The effects of milder weather in 1999 as compared to 1998 and additional base rate credits in 1999 were offset by continued strong customer growth and increased usage per customer. Total KWH sales were consistent between the two periods.

  Electric Operations' 10% increase in reconcilable fuel revenue in 1999 resulted primarily from increased natural gas prices. The Texas Utility Commission provides for recovery of certain fuel and purchased power costs through a fixed fuel factor included in electric rates. Revenues collected through such factor are adjusted monthly to equal expenses; therefore, such revenues and expenses have no effect on earnings unless fuel costs are determined not to be recoverable. The adjusted over/under recovery of fuel costs is recorded on the Company's Consolidated Balance Sheets as deferred credits or regulatory assets, respectively. Electric Operations filed a fuel reconciliation proceeding with the Texas Utility Commission on January 30, 1998 covering $3.5 billion of fuel costs for the three year period ending July 31, 1997. In December 1998, the Texas Utility Commission issued a final order that allowed Electric Operations to recover eligible fuel costs for the three-year period ending July 31, 1997, with some exceptions including a disallowance of $12 million in fuel expense relating to the three-year period ending July 31, 1997.

  1998 Compared to 1997. Electric Operations' $130 million increase in 1998 base revenues over 1997 was primarily the result of unusually hot weather and the impact of customer growth, net of base rate credits implemented under the Transition Plan. In 1998, Electric Operations implemented a base rate credit which reduced revenues by $74 million. Growth in usage and number of customers contributed an additional $48 million in base revenues in 1998.

  Electric Operations' 2% decrease in reconcilable fuel revenue in 1998 resulted primarily from decreased natural gas prices. The decrease in natural gas prices, however, was largely offset by increased KWH sales resulting from hotter weather in 1998.

FUEL AND PURCHASED POWER EXPENSE--ELECTRIC OPERATIONS

  Fuel costs constitute the single largest expense for Electric Operations. The mix of fuel sources for generation of electricity is determined primarily by system load and the unit cost of fuel consumed. The average cost of fuel used by Electric Operations in 1999 was $1.87 per million British Thermal Units (MMBtu) ($2.47 for natural gas, $1.76 for coal, $1.42 for lignite, and $0.44 for nuclear). The average cost of fuel used by Electric Operations in 1998 was $1.70 per MMBtu ($2.18 for natural gas, $1.78 for coal, $1.19 for lignite, and $0.48 for nuclear). The average cost of fuel used by Electric Operations in 1997 was $1.87 per MMBtu ($2.60 for natural gas, $2.02 for coal, $1.08 for lignite and $0.54 for nuclear).

  1999 Compared to 1998. Fuel and purchased power expenses in 1999 increased by $114 million or 8% over 1998 expenses. The increase is a result of higher costs for natural gas and higher reconcilable cost per unit of lignite. The increase resulting from higher unit cost of fuel was partially offset by a $12 million charge to non-reconcilable fuel in 1998 as discussed above.

  1998 Compared to 1997. Fuel and purchased power expenses in 1998 decreased by $22 million or 1% below 1997 expenses. The decrease was driven by a decrease in the average unit cost of natural gas.

OPERATION AND MAINTENANCE EXPENSES, DEPRECIATION, AMORTIZATION AND OTHER-- ELECTRIC OPERATIONS

  1999 Compared to 1998. Operation, maintenance and other operating expenses increased $36 million in 1999, including $38 million due to transmission tariffs within ERCOT. A portion of these transmission expenses were offset by an increase of $28 million in transmission tariff revenue. State franchise taxes increased $13 million in 1999 compared to 1998.

  1998 Compared to 1997. Operation, maintenance and other operating expenses increased $22 million in 1998 compared to 1997, including $9 million due to transmission tariffs within ERCOT. These transmission expenses were largely offset by an increase of $7 million in transmission tariff revenue. Franchise fees paid to cities increased $11 million due to increased sales in 1998.

  In 1998, the Company recorded additional depreciation expense for Electric Operations of $194 million, which is $144 million more than recorded during 1997, as provided by the Transition Plan. The comparative increase was mitigated because amortization of the investment in lignite reserves associated with a canceled generation project was $62 million lower in 1998 than in 1997. For information regarding the depreciation and amortization expense of Electric Operations recorded in 1999 and 1998 pursuant to the Legislation and Transition Plan, see Notes 1(d), 1(g), 3 and 4 to the Company's Consolidated Financial Statements.

NATURAL GAS DISTRIBUTION

  Natural Gas Distribution conducts operations through three divisions of Resources Corp., Reliant Energy Arkla, Reliant Energy Entex and Reliant Energy Minnegasco. Natural Gas Distribution's operations consist of intrastate natural gas sales to, and natural gas transportation for residential, commercial and industrial customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas.

  The Company has retained a financial advisor to assist it in evaluating strategic alternatives for Reliant Energy Arkla and Reliant Energy Minnegasco, including divestiture.

  The following table provides summary data regarding the actual results of operations of Natural Gas Distribution for 1999 and 1998 and unaudited pro forma results of operations for 1997 (in millions):

                                                         ACTUAL      PRO FORMA
                                                    --------------- ------------
                                                      YEAR ENDED    YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                    --------------- ------------
                                                     1999     1998      1997
                                                    ------   ------ ------------
Operating Revenues:
 Base Revenues....................................  $  802  $  845     $  874
 Recovered Gas Revenues...........................   1,095   1,034      1,388
                                                    ------   ------ ------------
  Total Operating Revenues........................   1,897   1,879      2,262
                                                    ------   ------ ------------
Operating Expenses:
 Natural Gas......................................   1,102   1,085      1,440
 Operation and Maintenance........................     453     426        439
 Depreciation and Amortization....................     132     131        125
 Other Operating Expenses.........................      85      92        102
                                                    ------   ------ ------------
  Total Operating Expenses........................   1,772   1,734      2,106
                                                    ------   ------ ------------
Operating Income..................................  $  125  $  145     $  156
                                                    ======   ====== ============

Throughput Data (in billion cubic feet (BCF)):
 Residential and Commercial Sales.................     287     286        326
 Industrial Sales.................................      56      56         59
 Transportation...................................      46      44         42
                                                    ------   ------ ------------
  Total Throughput................................     389     386        427
                                                    ======   ====== ============

  1999 (Actual) Compared to 1998 (Actual). Natural Gas Distribution's operating income was $125 million in 1999 compared to $145 million in 1998. The $20 million decrease was primarily attributable to an increase in operating expenses, in particular employee benefits, and costs associated with the implementation of an enterprise wide information system.

  The $18 million or 1% increase in 1999 operating revenues compared to 1998 is primarily due to an increase in the price of purchased gas. Mild weather in 1999 continued to negatively impact the demand for natural gas heating.

  1998 (Actual) Compared to 1997 (Pro Forma). Operating income was $145 million in 1998 compared to pro forma operating income of $156 million in 1997. The $11 million decrease reflects the lower demand for natural gas heating that resulted from milder weather in 1998. The negative impact of weather was partially offset by (i) the favorable impact of purchased gas adjustments during this period on Reliant Energy Arkla's operating income, (ii) lower operating expenses and
(iii) increased revenue resulting from Reliant Energy Minnegasco's performance based rate plan.

  The $383 million decrease in 1998 actual operating revenues compared to 1997 pro forma operating revenues is primarily attributable to a decrease in the price of purchased gas and decreased sales volume primarily due to milder weather in 1998.

INTERSTATE PIPELINES

  Interstate Pipelines provides interstate gas transportation and related services through two wholly owned subsidiaries of Resources Corp., Reliant Energy Gas Transmission Company (REGT) and Mississippi River Transmission Corporation (MRT).

  The Company has retained a financial advisor to assist it in evaluating strategic alternatives for Interstate Pipelines, including divestiture.

  The following table provides summary data regarding the actual results of operations of Interstate Pipelines for 1999 and 1998 and unaudited pro forma results of operations for 1997 (in millions):

                                                      ACTUAL         PRO FORMA
                                              --------------------- ------------
                                                    YEAR ENDED      YEAR ENDED
                                                    DECEMBER 31,    DECEMBER 31,
                                              --------------------- ------------
                                                1999        1998        1997
                                              ---------   --------- ------------
Operating Revenues.......................       $ 275       $ 282      $  295
Operating Expenses:
 Natural Gas.............................          27          32          51
 Operation and Maintenance...............          71          64          82
 Depreciation and Amortization...........          49          44          48
 Other Operating Expenses................          15          14          15
                                             ---------   --------- ------------
  Total Operating Expenses...............         162         154         196
                                             ---------   --------- ------------
Operating Income.........................       $ 113       $ 128      $   99
                                             =========   ========= ============

Throughput Data (in BCF):
Natural Gas Sales........................          15         16           18
Transportation...........................         836        825          911
 Elimination(1)..........................         (14)       (15)         (17)
                                             ---------   --------- ------------
Total Throughput.........................         837        826          912
                                             =========   ========= ============
_______
(1)  Elimination of volumes both transported and sold.

  1999 (Actual) Compared to 1998 (Actual). Interstate Pipelines' operating income for 1999 was $113 million compared to $128 million for 1998. The $15 million decrease was due primarily to the settlement of a dispute related to certain gas purchase contracts that resulted in the recognition of $6 million of revenues in 1998, a reduction in depreciation and amortization in 1998 of $5 million related to a rate case settlement and an increase in operating expenses in 1999, primarily employee benefit expenses.

  Operating revenue for Interstate Pipelines decreased by $7 million in 1999 compared to 1998. The decrease was primarily attributable to the settlement of outstanding gas purchase contract litigation in 1998 as discussed above. Natural gas expense decreased $5 million in 1999 compared to 1998 primarily due to expiration of gas supply contracts. Operation and maintenance expense increased $7 million in 1999 as compared to 1998 primarily due to increases in employee benefit expenses. Depreciation and amortization expense increased $5 million in 1999 due to a rate settlement recorded in 1998 as discussed above. The rate settlement, effective January 1998, provided for a $5 million reduction in MRT's depreciation rates retroactive to July 1996.

  1998 (Actual) Compared to 1997 (Pro Forma). Interstate Pipelines' operating income for 1998 was $128 million compared to $99 million for 1997 on a pro forma basis. The $29 million increase in operating income for 1998 is primarily due to $11 million of pre-tax, non-recurring items recorded in 1998 for favorable litigation and rate case settlements as discussed above. The increase in operating income also reflects improved operating margins and reductions in operating expenses. The increase in operating income for 1998 was partially offset by $7 million of non-recurring transportation revenues recorded in the first quarter of 1997, as discussed below.

  Operating revenues for Interstate Pipelines decreased by $13 million in 1998 compared to pro forma 1997 revenues. The decrease in revenues is due in part to $7 million of non-recurring transportation revenues recognized in the first quarter of 1997. These revenues were recognized following a settlement with Reliant Energy Arkla related to transportation service. The settlement with Reliant Energy Arkla resulted in reduced transportation rates which also reduced revenues for 1998. Lower spot prices in 1998 and reduced sales volumes also contributed to the reduction in operating revenues. These decreases were partially offset by the settlement of outstanding gas purchase contract litigation, which resulted in the recognition of approximately $6 million of revenues in 1998 as discussed above. The 9% decline in total throughput reflected the impact of unseasonably warm winter weather.

  Interstate Pipelines' 1998 operating expenses declined $42 million in comparison to 1997 pro forma operating expenses. Contributing to the decrease were the MRT rate settlement in 1998, the impact of cost control initiatives and reduced pension and benefit expenses.

  Natural gas expense decreased $19 million in 1998 compared to pro forma natural gas expense in 1997 primarily due to lower gas sales volumes and lower prices for purchased gas. Operation and maintenance expense decreased $18 million in 1998 in comparison to pro forma operation and maintenance expense for 1997. The decrease was primarily due to the impact of cost control initiatives, reduced pension and benefit expenses and decreased maintenance due to milder weather in the first quarter of 1998. Depreciation expense decreased $4 million in 1998 compared to pro forma depreciation expense in 1997 primarily due to a rate settlement recorded in 1998.

  During 1999 and 1998, Interstate Pipelines' largest unaffiliated customer was a natural gas utility that serves the greater St. Louis metropolitan area in Illinois and Missouri. Revenues from this customer are generated pursuant to several long-term firm storage and transportation agreements that currently are scheduled to expire at various dates between October 2000 and May 2001. Interstate Pipelines is currently negotiating with the natural gas utility to renew these agreements. If such contracts are not renewed, the results of operations of Interstate Pipelines could be adversely affected.

WHOLESALE ENERGY

  Wholesale Energy conducts its operations through (i) Reliant Energy Power Generation, Inc. (collectively with its subsidiaries, Power Generation),
(ii) Reliant Energy Services, Inc. (Reliant Energy Services) and (iii) Reliant Energy Field Services, Inc.

  The Company has retained a financial advisor to assist it in evaluating strategic alternatives for Reliant Energy Field Services, Inc., including divestiture.

  Wholesale Energy includes the acquisition, development and operation of, and sales of capacity, energy and ancillary services from domestic unregulated power generation facilities; wholesale energy trading, marketing and risk management activities in North America; and domestic natural gas gathering activities. Power Generation acquires and develops non-rate regulated power generation facilities. From March 1997 through December 31, 1999, the Company invested approximately $611 million in the acquisition and development of domestic non-rate regulated power generation projects. As of December 31, 1999, Power Generation had entered into commitments associated with various domestic generation projects amounting to $324 million along with commitments to acquire various generating equipment totaling $318 million for delivery from 2000 to 2001 that are to be used in future development projects. In February 2000, Power Generation signed a definitive agreement to purchase from Sithe Energies, Inc. its non-rate regulated power generating assets and sites located in Pennsylvania, New Jersey and Maryland having a net generating capacity of more than 4,200 megawatts for an aggregate purchase price of $2.1 billion, subject to certain adjustments. The acquisition is expected to close in the second quarter of 2000 and is subject to obtaining certain regulatory approvals and satisfying other closing conditions. The Company expects that Power Generation will actively pursue the acquisition of additional generation assets and the development of additional new non-rate regulated generation projects. Depending on the timing and success of Power Generation's future efforts, the Company believes that resulting expenditures could be substantial.

  To minimize the Company's risks associated with fluctuations in the price of natural gas and transportation, the Company, primarily through Reliant Energy Services, enters into futures transactions, swaps and options in order to hedge against market price changes affecting (i) certain commitments to buy, sell and move electric power, natural gas, crude oil and refined products, (ii) existing natural gas storage and heating oil inventory, (iii) future power sales and natural gas purchases by generation facilities, (iv) crude oil and refined products and (v) certain anticipated transactions, some of which carry off-balance sheet risk. Reliant Energy Services also enters into commodity and weather derivatives in its trading and price risk management activities. For a discussion of the Company's accounting treatment of derivative instruments, see Note 5 to the Company's Consolidated Financial Statements and "Quantitative and Qualitative Disclosures About Market Risk."

  The Company believes that energy trading, marketing and risk management activities complement its strategy of developing and/or acquiring non-rate regulated generation assets in key markets. Reliant Energy Services purchases fuel to supply Power Generation's existing generation assets and sells electricity produced by these assets. As a result, the Company has made, and expects to continue to make, significant investments in developing Reliant Energy Services' infrastructure including software, trading and risk control resources.

  The following table provides summary data regarding the actual results of operations of Wholesale Energy for 1999 and 1998 and unaudited pro forma results of operations for 1997 (in millions):

                                                      ACTUAL         PRO FORMA
                                              --------------------- ------------
                                                    YEAR ENDED      YEAR ENDED
                                                    DECEMBER 31,    DECEMBER 31,
                                              --------------------- ------------
                                                1999        1998        1997
                                              ---------   --------- ------------
Operating Revenues........................     $ 7,949     $ 4,456     $ 3,042
Operating Expenses:
 Natural Gas..............................       3,959       2,413       2,645
 Purchased Power..........................       3,729       1,829         313
 Operation and Maintenance................         184         132          90
 Depreciation and Amortization............          26          18           7
 Other Operating Expenses.................           6           5           2
                                              ---------   --------- ------------
    Total Operating Expenses..............       7,904       4,397       3,057
                                              ---------   --------- ------------
Operating Income..........................     $    45     $    59     $   (15)
                                              =========   ========= ============

Operations Data:
 Natural Gas (in BCF):
  Sales...................................       1,820       1,164         958
  Gathering...............................         270         237         242
                                              ---------   --------- ------------
    Total.................................       2,090       1,401       1,200
                                              =========   ========= ============

 Electricity (in MMWH):
  Wholesale Power Sales...................       112.1       65.2         25.0
                                              =========   ========= ============

  1999 (Actual) Compared to 1998 (Actual). Wholesale Energy reported operating income of $45 million compared to $59 million for 1998. The $14 million decrease was due primarily to a decline in market prices for electricity in the California market caused by milder than normal weather and increased hydroelectric generation sold into the California market by competitors. This decline more than offset significant increases in operating income in the trading and marketing operation of Wholesale Energy.

  Operating revenues for Wholesale Energy were $7.9 billion in 1999, a 78% increase from 1998. The increase in revenues was primarily due to increased trading volumes for power, gas and oil, as well as higher sales prices for these same commodities.

  Natural gas and purchased power expense increased $3.4 billion in 1999, an 81%
increase from 1998.   The increase was primarily due to the corresponding
increase in trading sales volumes. Trading and marketing margin percentages remained consistent between the two periods. Operation and maintenance expenses in 1999 increased $52 million from 1998. The increase was primarily due to increased operating expenses for the California plants which were acquired in May 1998, increased development costs, and higher levels of trading and marketing staffing to support the higher sales and expanded marketing efforts. Depreciation and amortization in 1999 increased $8 million from 1998 due primarily to a full year of depreciation for the California plants as well as additional assets placed into operation during 1999.

  1998 (Actual) Compared to 1997 (Pro Forma). Wholesale Energy reported operating income of $59 million in 1998 compared to a pro forma loss of $15 million in 1997. This $74 million increase was due to improved operating results of both non-rate regulated generating assets and trading and marketing activities. Capitalization of previously expensed development costs related to successful project starts in Nevada, California and Texas also contributed to the increase. These improved results were partially offset by increased operating expenses in the trading and marketing operations, as discussed below. In 1997, operating income was negatively affected by hedging losses associated with sales under peaking contracts and losses from the sale of unhedged natural gas held in storage in the first quarter of 1997 totaling $17 million.

  Operating revenues in 1998 increased $1.4 billion, a 46% increase from pro forma 1997 operating revenues, due almost entirely to an increase in wholesale power sales.

  Operating expense in 1998 increased $1.3 billion, or 44% compared to pro forma operating expense for 1997 primarily due to $1.5 billion in increased power costs related to energy trading and marketing activities. Natural gas expenses in 1998 decreased $232 million, or 9%, compared to pro forma 1997 due to the reduction in the price of natural gas in 1998. Operation and maintenance expense increased $42 million, or 47%, in 1998 as compared to 1997 primarily due to power plant acquisitions in California and costs associated with staffing increases in the trading and marketing operation to support increased sales and marketing efforts. Also contributing to the increase was an increase in a credit reserve due to increased counterparty credit and performance risk associated with higher prices and higher volatility in the electric power market recorded in the second quarter of 1998.

RELIANT ENERGY EUROPE

  The Company established its Reliant Energy Europe business segment in the fourth quarter of 1999. Reliant Energy Europe owns, operates and sells power from generation facilities in the Netherlands and plans to participate in the emerging wholesale energy trading and marketing industry in the Netherlands and other countries in Europe.

  During 1999, the Company completed the first two phases of its acquisition of UNA, a Dutch power generation company. The Company acquired 40% and 12% of UNA's capital stock on October 7, 1999 and December 1, 1999, respectively. On March 1, 2000, the Company purchased the remaining 48% of the shares of UNA. The total purchase price of the acquisition was approximately $2.4 billion (based on an exchange rate of 2.0565 NLG per U.S. dollar as of October 7, 1999), which includes a $426 million promissory note to UNA. The Reliant Energy Europe segment includes the operations of UNA and its subsidiaries and the operations of Reliant Energy Trading & Marketing B.V. (Reliant Energy Marketing Europe), which operations commenced in the fourth quarter of 1999. For additional information about this acquisition, including the Company's accounting treatment of the acquisition, see Note 2 to the Company's Consolidated Financial Statements.

  The following table provides summary data for the unaudited pro forma results of operations of Reliant Energy Europe for 1999 and 1998 (in millions):

                                                           PRO FORMA
                                                           YEAR ENDED
                                                    -----------------------
                                                          DECEMBER 31,
                                                    -----------------------
                                                      1999          1998
                                                    ---------     ---------
Operating Revenues.............................     $     634     $    832
Operating Expenses:
   Fuel and Purchased Power....................           284          435
   Operation and Maintenance...................           126          136
   Depreciation and Amortization...............            85           88
       Total Operating Expenses................           495          659
                                                    ---------     ---------
Operating Income...............................     $     139     $     173
                                                    =========     =========

  1999 (Pro Forma) to 1998 (Pro Forma). For the year ended December 31, 1999, pro forma operating income was $139 million compared to pro forma operating income of $173 million in 1998. The $34 million decrease in operating income between periods was primarily due to reduced revenues resulting from lower
regulated returns and recovery of costs.   Operating expenses in 1999 associated
with the start-up costs of the European trading and marketing operations also contributed to the decline.

  Pro forma revenues declined in 1999 from 1998 due to lower regulated returns and recovery of costs and due to the effects of milder weather and competition from cogeneration and increased import power from other countries, which reduced the generation of electricity from UNA's plants. Pro forma fuel expenses declined in 1999 from 1998 primarily due to reduced production of electricity, as discussed above. Operation and maintenance expenses decreased due to cost control initiatives and lower ongoing maintenance expenses.

  UNA, the other large Dutch generating companies and the Dutch distribution companies are currently operating under various agreements which regulate, among other things, the rates UNA may charge for its generation output. Under the Cooperative Agreement (OvS Agreement), UNA and the other generators agreed to sell their generating output to a national production pool (SEP) and, in return, receive a standardized remuneration. The remuneration includes fuel cost, capital cost and the cost of operations and maintenance expenses. UNA operates under the protocol (Protocol) which is an agreement under which the generators agreed to provide capacity and energy to distributors for a total payment of NLG
3.4 billion (approximately $1.6 billion U.S. dollars) over the period 1997 through 2000 plus compensation of actual fuel costs. The OvS will expire substantially by the beginning of 2001. The Protocol, which was entered into in order to facilitate the transition from a regulated energy market into an unregulated energy market, will also expire substantially by the beginning of 2001.

  Beginning 2001, UNA will begin operating in a deregulated market. Based on current estimates, Reliant Energy anticipates that UNA will undergo a significant decline in revenues in 2001 attributable to the deregulation of the market. Another factor that will affect the operating results of Reliant Energy Europe is the imposition in 2002 of standard Dutch corporate tax rates of 35% on UNA. In 1999 and prior years, UNA was not subject to a corporate income tax.

  For additional information on these and certain other factors that may affect the future results of operations of Reliant Energy Europe, see "--Certain Factors Affecting Future Earnings of the Company--Competition--Reliant
Energy Europe Operations."

RELIANT ENERGY LATIN AMERICA

  Reliant Energy Latin America includes the results of operations of Reliant Energy International, Inc. (Reliant Energy International) and the international operations of Resources (Resources International). Reliant Energy Latin America participates in the privatization of generation and distribution facilities and independent power projects primarily in Latin America.

  Reliant Energy is evaluating selling the Company's Latin American assets in order to pursue business opportunities that are in line with its strategies for the U.S. and Western Europe.

  For information regarding foreign currency matters, including the impact of the devaluation of the Brazilian real in 1999, see Note 7 to the Company's Consolidated Financial Statements, "-- Certain Factors Affecting Future Earnings of the Company -- Risks of Operations in Emerging Markets" and "Quantitative and Qualitative Disclosures about Market Risk." For additional information about the accounting treatment of certain of Reliant Energy Latin America's foreign investments, see Note 7 to the Company's Consolidated Financial Statements.

  The following table provides summary data regarding the actual results of operations of Reliant Energy Latin America for 1999 and 1998 and pro forma results of operations for 1997 (in millions):


                                                  ACTUAL       PRO FORMA
                                              -------------- -------------
                                               YEAR ENDED     YEAR ENDED
                                               DECEMBER 31,   DECEMBER 31,
                                              -------------- -------------
                                                1999       1998     1997
                                              --------   -------- --------
Operating Revenues...........................   $ 80       $259     $92
Operating Expenses:
  Fuel.......................................     49         25      21
  Operation and Maintenance..................     49         48      50
  Depreciation and amortization..............      5          4       4
                                                ----       ----     ---
          Total Operating Expenses...........    103         77      75
                                                ----       ----     ---
Operating Income (Loss)......................   $(23)      $182     $17
                                                ====       ====     ===

  1999 (Actual) Compared to 1998 (Actual). In 1999, Reliant Energy Latin
America had an operating loss of $23 million compared to operating income of $182 million in 1998. The operating loss for 1999 includes a $102 million (after-tax) loss resulting from the effect of the devaluation of the Brazilian real on equity earnings of the Company's Brazilian investments. In addition, the decrease was due to a $138 million pre-tax gain on the sale of a 63% interest in an Argentine electric distribution company in 1998 partially offset by increased contributions from Argener and EDESE, a cogeneration project and a utility in Argentina, and increased equity earnings in 1999.

  1998 (Actual) Compared to 1997 (Pro Forma). Reliant Energy Latin America had operating income of $182 million in 1998 compared to pro forma operating income of $17 million in 1997. The increase in operating income is primarily due to a $138 million pre-tax gain on the sale discussed above. Equity earnings from investments in utility systems in El Salvador and Colombia acquired in 1998 also contributed to the increase in operating income.

CORPORATE

   Corporate includes the operations of certain non-rate regulated retail services businesses, a communications business offering enhanced data, voice and other services to customers in Texas, certain real estate holdings and unallocated corporate costs.

  Corporate had an operating loss of $32 million for 1999 compared to a $50 million operating loss for 1998. The decreased loss was primarily due to decreased state franchise taxes partially offset by increased general insurance liability and information system expenses.

  Corporate incurred an operating loss of $50 million for 1998 compared to a pro forma operating loss of $36 million for 1997. The increased loss was primarily due to development costs, increased expenses associated with information system costs and increased liabilities associated with certain compensation plans.

            CERTAIN FACTORS AFFECTING FUTURE EARNINGS OF THE COMPANY

  Earnings for the past three years are not necessarily indicative of future earnings and results. The level of future earnings depends on numerous factors including (i) state and federal legislative or regulatory developments,
(ii) national or regional economic conditions, (iii) industrial, commercial and residential growth in service territories of the Company, (iv) the timing and extent of changes in commodity prices and interest rates, (v) weather variations and other natural phenomena, (vi) growth in opportunities for the Company's diversified operations, (vii) the results of financing efforts, (viii) the ability to consummate and timing of consummation of pending acquisitions and dispositions, (ix) the speed, degree and effect of continued electric industry restructuring in North America and Western Europe, and (x) risks incidental to the Company's overseas operations, including the effects of fluctuations in foreign currency exchange rates.

  In order to adapt to the increasingly competitive environment, the Company continues to evaluate a wide array of potential business strategies, including business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructuring, reorganizations or dispositions of currently owned businesses and new products, services and customer strategies.

Competition and Restructuring of the Texas Electric Utility Industry

  The electric utility industry is becoming increasingly competitive due to changing government regulations, technological developments and the availability of alternative energy sources.

  Texas Electric Choice Plan. In June 1999, the Texas legislature adopted legislation that substantially amends the regulatory structure governing electric utilities in Texas in order to allow retail competition beginning with respect to pilot projects for up to 5% of each utility's load in all customer classes in June 2001 and for all other customers on January 1, 2002. In preparation for that competition, the Company expects to make significant changes in the electric utility operations it conducts through Reliant Energy HL&P. Under the Legislation, on January 1, 2002, most retail customers of investor-owned electric utilities in Texas will be entitled to purchase their electricity from any of a number of "retail electric providers" which will have been certified by the Texas Utility Commission. Power generators will sell electric energy to wholesale purchasers, including retail electric providers, at unregulated rates beginning January 1, 2002. For further information regarding the Legislation, see Note 3 to the Company's Consolidated Financial Statements.

  Stranded Costs. Pursuant to the Legislation, Reliant Energy HL&P will be entitled to recover its stranded costs (i.e., the excess of net book value of generation assets, as defined by the Legislation, over the market value of those assets) and its regulatory assets related to generation. The Legislation prescribes specific methods for determining the amount of stranded costs and the details for their recovery. However, during the base rate freeze period from 1999 through 2001, earnings above the utility's authorized return formula will be applied in a manner to accelerate depreciation of generation related plant assets for regulatory purposes. In addition, depreciation expense for transmission and distribution related assets may be redirected to generation assets for regulatory purposes during that period. The Legislation also provides for Reliant Energy HL&P, or a special purpose entity, to issue securitization bonds for the recovery of generation related regulatory assets and stranded costs. Any stranded costs not recovered through the securitization bonds will be recovered through a non-bypassable charge to transmission and distribution customers.

  Accounting. At June 30, 1999, the Company performed an impairment test of its previously regulated electric generation assets pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", on a plant specific basis. The Company determined that $797 million of electric generation assets were impaired as of June 30, 1999. Of such amounts, $745 million relate to the South Texas Project and $52 million relate to two gas-fired generation plants. The Legislation provides recovery of this impairment through regulated cash flows during the transition period and through non-bypassable charges to transmission and distribution customers. As such, a regulatory asset has been recorded for an amount equal to the impairment loss and is included on the Company's Consolidated Balance Sheets as a regulatory asset.

  The impairment analysis requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the plants. The resulting impairment loss is highly dependent on these underlying assumptions. In addition, after January 10, 2004, Reliant Energy HL&P must finalize and reconcile stranded costs (as defined by the Legislation) in a filing with the Texas Utility Commission. Any difference between the fair market value and the regulatory net book value of the generation assets (as defined by the Legislation) will either be refunded or collected through future transmission and distribution rates. This final reconciliation allows alternative methods of third party valuation of the fair market value of these assets, including outright sale, stock valuations and asset exchanges. Because generally accepted accounting principles require the Company to estimate fair market values on a plant-by-plant basis in advance of the final reconciliation, the financial impacts of the Legislation with respect to stranded costs are subject to material changes. Factors affecting such change may include estimation risk, uncertainty of future energy prices and the economic lives of the plants. If events occur that make the recovery of all or a portion of the regulatory assets associated with the generation plant impairment loss and deferred debits created from discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" pursuant to the Legislation no longer probable, the Company will write off the corresponding balance of such assets as a non-cash charge against earnings.

  In the fourth quarter of 1999, Reliant Energy HL&P filed an application to securitize its generation related regulatory assets as defined by the Legislation. The Texas Utility Commission, Reliant Energy HL&P and other interested parties have been discussing proposed methodologies for calculating the amount of such assets to be securitized. The parties have reached an agreement in principle as to the amount to be securitized, which reflects the economic value of the nominal book amount which prior to the deregulation legislation would have been collected through rates over a much longer time period. The Company has determined that a pre-tax accounting loss of $282 million exists. Therefore, the Company recorded an after-tax extraordinary loss of $183 million for this accounting impairment of these regulatory assets in 1999.

  Transmission System Open Access. In February 1996, the Texas Utility Commission adopted rules granting third-party users of transmission systems open access to such systems at rates, terms and conditions comparable to those available to utilities owning such transmission assets. Under the Texas Utility Commission order implementing the rule, Reliant Energy HL&P was required to separate, on an operational basis, its wholesale power marketing operations from the operations of the transmission grid and, for purposes of transmission pricing, to disclose each of its separate costs of generation, transmission and distribution. Within ERCOT, an independent system operator (ISO) manages the state's electric grid, ensuring system reliability and providing non-discriminatory transmission access to all power producers and traders.

  Transition Plan. In June 1998, the Texas Utility Commission approved the Transition Plan filed by Reliant Energy HL&P in December 1997. Certain parties have appealed the order approving the Transition Plan. The provisions of the Transition Plan expired by their own terms as of December 31, 1999. For additional information, see Note 4 to the Company's Consolidated Financial Statements.

COMPETITION--RELIANT ENERGY EUROPE OPERATIONS

  The European energy market is highly competitive. In addition, over the next several years, an increasing consolidation of the participants in the Dutch generating market is expected to occur.

  Reliant Energy Europe competes in the Netherlands primarily against the three other largest Dutch generating companies, various cogenerators of electric power, various alternate sources of power and non-Dutch generators of electric power, primarily from Germany. At present, the Dutch electricity system has three operational interconnection points with Germany and two interconnection points with Belgium. There are also a number of projects that are at various stages of development and that may increase the number of interconnections in the future including interconnections with Norway and the United Kingdom. The Belgian interconnections are used to import electricity from France but a larger portion of Dutch imports comes from Germany. In 1998, net power imports into the Netherlands were approximately 11.7 terawatt hours. Based on current information, it is estimated that net power imports into the Netherlands in 1999 increased significantly from 1998.

  In 1999, UNA and the three other largest Dutch generators supplied approximately 60% of the electricity consumed in the Netherlands. Smaller Dutch producers supplied about 28% and the remainder was imported. The Dutch electricity market is expected to be gradually opened for wholesale competition including certain commercial and industrial customers beginning in 2001. Competition is expected to increase in subsequent years and it is anticipated that the market for small businesses and residential customers will become open to competition by 2007. The timing of the opening of these markets is subject, however, to change at the discretion of the Minister of Economic Affairs.

  The trading and marketing operations of Reliant Energy Europe will also be subject to increasing levels of competition. As of March 1, 2000, there were approximately 25 trading and marketing companies registered with the Amsterdam Power Exchange. Competition for marketing customers is intense and is expected to increase with the deregulation of the market. The primary elements of competition in both the generation and trading and marketing side of Reliant Energy Europe's business operations are price, credit-support and supply and delivery reliability.

COMPETITION--OTHER OPERATIONS

  Wholesale Energy. By the third quarter of 2000, Reliant Energy expects that the Company will own and operate over 8,000 MW of non-rate regulated electric generation assets that serve the wholesale energy markets located in the states of California and Florida, and the Southwest, Midwest and Mid-Atlantic regions of the United States. Competitive factors affecting the results of operations of these generation assets include: new market entrants, construction by others of more efficient generation assets, the actions of regulatory authorities and weather.

  Other competitors operate power generation projects in most of the regions where the Company has invested in non-rate regulated generation assets. Although local permitting and siting issues often reduce the risk of a rapid growth in supply of generation capacity in any particular region, over time, projects are likely to be built which will increase competition and lower the value of some of the Company's non-rate regulated electric generation assets.

  The regulatory environment of the wholesale energy markets in which the Company invests may adversely affect the competitive conditions of those markets. In several regions, notably California and in the PJM Power Pool Region (in the Mid-Atlantic region of the United States), the independent system operators have chosen to rely on price caps and market redesigns as a way of minimizing market volatility.

  The results of operations of the Company's non-rate regulated generation assets are also affected by the weather conditions in the relevant wholesale energy markets. Extreme seasonal weather conditions typically increase the demand for wholesale energy. Conversely, mild weather conditions typically have the opposite effect. In some regions, especially California, weather conditions associated with hydroelectric generation resources such as rainfall and snowpack can significantly influence market prices for electric power by increasing or decreasing the availability and timing of hydro-based generation which is imported into the California market.

  Competition for acquisition of international and domestic non-rate regulated power projects is intense. The Company competes against a number of other participants in the non-utility power generation industry, some of which have greater financial resources and have been engaged in non-utility power projects for periods longer than the Company and have accumulated larger portfolios of projects. Competitive factors relevant to the non-utility power industry include financial resources, access to non-recourse funding and regulatory factors.

  Reliant Energy Services competes for sales in its natural gas, electric power and other energy derivatives trading and marketing business with other energy merchants, producers and pipelines based on its ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Reliant Energy Services also competes against other energy marketers on the basis of its relative financial position and access to credit sources. This competitive factor reflects the tendency of energy customers, wholesale energy suppliers and transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied. As pricing information becomes increasingly available in the energy trading and marketing business and as deregulation in the electricity markets continues to accelerate, the Company anticipates that Reliant Energy Services will experience greater competition and downward pressure on per-unit profit margins in the energy marketing industry.

  Natural Gas Distribution. Natural Gas Distribution competes primarily with alternate energy sources such as electricity and other fuel sources. In addition, as a result of federal regulatory changes affecting interstate pipelines, it has become possible for other natural gas suppliers and distributors to bypass Natural Gas Distribution's facilities and market, sell and/or transport natural gas directly to small commercial and/or large volume customers.

  Interstate Pipelines. The Interstate Pipelines segment competes with other interstate and intrastate pipelines in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service, and flexibility and reliability of service. Interstate Pipelines competes indirectly with other forms of energy available to its customers, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability of energy and pipeline capacity, the level of business activity, conservation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in areas served by Interstate Pipelines and the level of competition for transport and storage services.

FLUCTUATIONS IN COMMODITY PRICES AND DERIVATIVE INSTRUMENTS

  For information regarding the Company's exposure to risk as a result of fluctuations in commodity prices and derivative instruments, see "Quantitative and Qualitative Disclosures About Market Risk."

INDEXED DEBT SECURITIES (ACES AND ZENS) AND TIME WARNER INVESTMENT

  For information on Reliant Energy's indexed debt securities and its investment in TW Common, see "Quantitative and Qualitative Disclosures About Market Risk" and Note 8 to the Company's Consolidated Financial Statements.

IMPACT OF THE YEAR 2000 ISSUE AND OTHER SYSTEM IMPLEMENTATION ISSUES

  In 1997, the Company initiated a corporate-wide Year 2000 project to address mainframe application systems, information technology (IT) related equipment, system software, client-developed applications, building controls and non-IT embedded systems such as process controls for energy production and delivery. The evaluation of Year 2000 issues included those related to significant customers, key vendors, service suppliers and other parties material to the Company's operations.

  Remediation and testing of all systems and equipment were completed during 1999. The Company did not experience any Year 2000 problems that significantly affected the operations of the Company. The Company will continue to monitor and assess potential future problems. Total direct costs of resolving the Year 2000 issue with respect to the Company were $29 million.

  The Company is in the process of implementing SAP America, Inc.'s (SAP) proprietary R/3 enterprise software. Although the implementation of the SAP system had the incidental effect of negating the need to modify many of the Company's computer systems to accommodate the Year 2000 problem, the Company does not deem the costs of the SAP system as directly related to its Year 2000 compliance program. Portions of the SAP system were implemented in December 1998, March 1999 and September 1999, and it is expected that the final portion of the SAP system will be fully implemented by the fourth quarter of 2002. The cost of implementing the SAP system is currently estimated to be approximately $237 million, inclusive of internal costs. As of December 31, 1999, $192 million has been spent on the implementation.

ENTRY INTO THE EUROPEAN MARKET

  Reliant Energy Europe owns, operates and sells power from generation facilities in the Netherlands and plans to participate in the emerging wholesale energy trading and marketing industry in the Netherlands and other countries in Europe. Reliant Energy expects that the Dutch electric industry will undergo change in response to market deregulation in 2001. These expected changes include the anticipated expiration of certain transition agreements which have governed the basic tariff rates that UNA and other generators have charged their customers. Based on current forecasts and other assumptions, the revenues of UNA could decline significantly from 1999 revenues after 2000.

  One of the factors that could have a significant impact on the Dutch energy industry, including the operations of UNA, is the ultimate resolution of stranded cost issues in the Netherlands. The Dutch government is currently seeking to establish a transitional regime in order to solve the problem of stranded costs, which relate primarily to investments and contracts entered into by SEP and certain licensed generators prior to the liberalization of the market. SEP is owned in equal shares by each of the four large Dutch generating companies, including UNA.

  In connection with the acquisition of UNA, the selling shareholders of UNA agreed to indemnify UNA for certain stranded costs in an amount not to exceed NLG 1.4 billion (approximately $639 million based on an exchange rate of 2.19 NLG per U.S. dollar as of December 31, 1999), which may be increased in certain circumstances at the option of the Company up to NLG 1.9 billion (approximately $868 million). Of the total consideration paid by the Company for the shares of UNA, NLG 900 million (approximately $411 million) has been placed by the selling shareholders in an escrow account to secure the indemnity obligations. Although Reliant Energy believes that the indemnity provision will be sufficient to cover UNA's ultimate share of any stranded cost obligation, this belief is based on numerous assumptions regarding the ultimate outcome and timing of the resolution of the stranded cost issue, the existing shareholders timely performance of their obligations under the indemnity arrangement, and the amount of stranded costs which at present is not determinable.

  The Dutch government is expected to propose a legislative initiative regarding stranded costs to the Dutch cabinet in March 2000. The proposed legislation will be sent to the Dutch council of state for review. It is not anticipated that the legislation will be reviewed by parliament until late in the summer of 2000.

  For information about the Company's exposure through its investment in Reliant Energy Europe to losses resulting from fluctuations in currency rates, see "Quantitative and Qualitative Disclosures About Market Risk."

RISK OF OPERATIONS IN EMERGING MARKETS

  Reliant Energy Latin America's operations are subject to various risks incidental to investing or operating in emerging market countries. These risks include political risks, such as governmental instability, and economic risks, such as fluctuations in currency exchange rates, restrictions on the repatriation of foreign earnings and/or restrictions on the conversion of local currency earnings into U.S. dollars. The Company's Latin American operations are also highly capital intensive and, thus, dependent to a significant extent on the continued availability of bank financing and other sources of capital on commercially acceptable terms.

  Impact of Currency Fluctuations on Company Earnings. The Company owns 11.78% of the stock of Light Servicos de Eletricidade S.A. (Light) and, through its investment in Light, a 9.2% interest in the stock of Metropolitana Electricidade de Sao Paulo S.A. (Metropolitana). As of December 31, 1999 and 1998, Light and Metropolitana had total borrowings of $2.9 billion and $3.2 billion, respectively, denominated in non-local currencies. During the first quarter of 1999, the Brazilian real was devalued and allowed to float against other major currencies. The effects of devaluation on the non-local currency denominated borrowings caused the Company to record an after-tax charge for the year ended December 31, 1999 of $102 million as a result of foreign currency transaction losses recorded by both Light and Metropolitana in such periods. For additional information regarding the effect of the devaluation of the Brazilian real, see
Note 7(a) in the Company's Consolidated Financial Statements.

  Light's and Metropolitana's tariff adjustment mechanisms are not directly indexed to the U.S. dollar or other non-local currencies. To partially offset the devaluation of the Brazilian real, and the resulting increased operating costs and inflation, Light and Metropolitana received tariff rate increases of 16% and 21%, respectively, which were phased in during June and July 1999.
Light also received its annual rate adjustment in November 1999 resulting in a tariff rate increase of 11%. The Company is pursuing additional tariff increases to mitigate the impact of the devaluation; however, there can be no assurance that such adjustments will be timely or that they will permit substantial recovery of the impact of the devaluation.

  Certain of Reliant Energy Latin America's other foreign electric distribution companies have incurred U.S. dollar and other non-local currency indebtedness (approximately $600 million at December 31, 1999). For further analysis of foreign currency fluctuations in the Company's earnings and cash flows, see "Quantitative and Qualitative Disclosures About Market Risk -- Foreign Currency Exchange Rate Risk."

  Impact of Foreign Currency Devaluation on Projected Capital Resources. The ability of Light and Metropolitana to repay or refinance their debt obligations at maturity is dependent on many factors, including local and international economic conditions prevailing at the time such debt matures. If economic conditions in the international markets continue to be unsettled or deteriorate, it is possible that Light, Metropolitana and the other foreign electric distribution companies in which the Company holds investments might encounter difficulties in refinancing their debt (both local currency and non-local currency borrowings) on terms and conditions that are commercially acceptable to them and their shareholders. In such circumstances, in lieu of declaring a default or extending the maturity, it is possible that lenders might seek to require, among other things, higher borrowing rates, and additional equity contributions and/or increased levels of credit support from the shareholders of
such entities.   For a discussion of the Company's anticipated capital
contributions in 2000, see "-- Liquidity and Capital Resources -- Future Sources and Uses of Cash Flows -- Reliant Energy Latin America Capital Contributions and Advances." In 2000, $1.6 billion of debt obligations of Light and Metropolitana will mature. The availability or terms of refinancing such debt cannot be assured. Currency fluctuation and instability affecting Latin America may also adversely affect the Company's ability to refinance its equity investments with debt.

ENVIRONMENTAL EXPENDITURES

  The Company is subject to numerous environmental laws and regulations, which require it to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.

  Clean Air Act Expenditures. The Company expects the majority of capital expenditures associated with environmental matters to be incurred by Electric Operations in connection with new emission limitations under the Federal Clean Air Act (Clean Air Act) for oxides of nitrogen (NOx). NOx reduction costs incurred by Electric Operations generating units in the Houston, Texas area totaled approximately $7 million in 1999 and $7 million in 1998. The Texas Natural Resources Conservation Commission (TNRCC) is currently considering additional NOx reduction requirements for electric generating units and other industrial sources located in the Houston metropolitan area and the eastern half of Texas as a means to attain the Clean Air Act standard for ozone. Although the magnitude and timing of these requirements will not be established by the TNRCC until November, 2000, NOx reductions approaching 90% of the emissions
level are anticipated.   Expenditures for NOx controls on Electric Operations'
generating units have been estimated at $500 million to $600 million during the period 2000 through 2003, with an estimated $80 million to be incurred during 2000. In addition, the Legislation created a program mandating air emissions reductions for certain generating facilities of Electric Operations. The Legislation provides for stranded cost recovery for costs associated with this obligation incurred before May 1, 2003. For further information regarding the Legislation, see Note 3 to the Company's Consolidated Financial Statements.

  Site Remediation Expenditures. From time to time the Company has received notices from regulatory authorities or others regarding its status as a potentially responsible party in connection with sites found to require remediation due to the presence of environmental contaminants. Based on currently available information, Reliant Energy believes that remediation costs will not materially affect its financial position, results of operations or cash flows. There can be no assurance, however, that future developments, including additional information about existing sites or the identification of new sites, will not require material revisions to Reliant Energy's estimates. For information about specific sites that are the subject of remediation claims, see
Note 14(h) to the Company's Consolidated Financial Statements.

  Mercury Contamination. Like other natural gas pipelines, the Company's pipeline operations have in the past employed elemental mercury in meters used on its pipelines. Although the mercury has now been removed from the meters, it is possible that small amounts of mercury have been spilled at some of those sites in the course of normal maintenance and replacement operations and that such spills have contaminated the immediate area around the meters with elemental mercury. Such contamination has been found at some sites in the past, and the Company has conducted remediation at sites found to be contaminated. Although the Company is not aware of additional specific sites, it is possible that other contaminated sites exist and that remediation costs will be incurred for such sites. Although the total amount of such costs cannot be known at this time, based on experience of the Company and others in the natural gas industry to date and on the current regulations regarding remediation of such sites, the Company believes that the cost of any remediation of such sites will not be material to the Company's financial position, results of operations or cash flows.

  Other. In addition, the Company has been named as a defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue its practice of vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

OTHER CONTINGENCIES

  For a description of certain other legal and regulatory proceedings affecting the Company, see Notes 3, 4 and 14 to the Company's Consolidated Financial Statements.

                        LIQUIDITY AND CAPITAL RESOURCES

COMPANY CONSOLIDATED CAPITAL REQUIREMENTS

  The liquidity and capital requirements of the Company are affected primarily by capital programs and debt service requirements. Expenditures in the table reflect only expenditures made or to be made under existing contractual commitments as of December 31, 1999. The Company expects to continue to participate as a bidder in future acquisitions of independent power projects and privatizations of generation facilities. Such capital requirements are expected to be met with excess cash flows from operations, the proceeds of project financings and the proceeds of Company borrowings. Additional capital expenditures are dependent upon the nature and extent of future project commitments (some of which may be substantial). The capital requirements for 1999 were, and as estimated for 2000 through 2004 are, as follows (in millions):

                                                          1999        2000 (1)       2001       2002       2003       2004
                                                         -------      --------      -------     -------    -------    -------
Electric Operations (with nuclear fuel) (2)........       $  573       $   722      $  885      $  520     $  524     $  528
Natural Gas Distribution...........................          206           197         161         162        162        165
Interstate Pipelines...............................           30            20          17          17         17         17
Wholesale Energy (2)(3)............................          530           720         225         265        192        126
Reliant Energy Europe..............................          834           980           5           5          5          5
Reliant Energy Latin America.......................           93
Corporate..........................................           90            86          87          84         86        104
Payments of long-term debt, sinking fund
 requirements and minimum capital lease (1)........          936           409         773         670        741         58
                                                         -------       -------     -------     -------    -------    -------
  Total............................................       $3,292        $3,134      $2,153      $1,723     $1,727     $1,003
                                                         =======       =======     =======     =======    =======    =======

__________
(1) Excludes the ACES (see Note 8 to the Company's Consolidated Financial Statements) as the ACES may be settled with the Company's investment in TW Common.
(2) Beginning in 2002, capital requirements for current generation operations of Reliant Energy HL&P are included in Wholesale Energy rather than in Electric Operations.
(3) Amounts do not reflect capital requirements related to the $2.1 billion cost of the pending Sithe power generating assets acquisition described in
     Note 19 to the Company's Consolidated Financial Statements.

  The net cash provided by/used in operating, investing and financing activities for the years ended December 31, 1999, 1998 and 1997 is as follows (in millions):

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                1999          1998        1997
                                               -------      -------     -------
Cash provided by (used in):
 Operating activities.......................   $ 1,162      $ 1,425     $ 1,111
 Investing activities.......................    (2,897)      (1,230)     (1,981)
 Financing activities.......................     1,794         (218)        914

  Net cash provided by operations in 1999 decreased $263 million compared to 1998 reflecting a $142 million federal tax refund received in 1998 and other changes in working capital. Net cash provided by operations in 1998 increased $314 million over 1997 primarily due to incremental cash flow provided by the business segments purchased in the Resources acquisition, increased sales at Electric Operations due to unusually hot weather during the second and third quarters of 1998, and the receipt of a federal tax refund in 1998.

  Net cash used in investing activities increased $1.7 billion in 1999 compared to 1998 primarily due to the cash portion of the purchase price for 52% of UNA totaling $833 million, the purchase of 9.2 million shares of TW Common for $537 million, increased capital expenditures and the sale of an investment in an Argentine electric distribution company in 1998 partially offset by equity investments made in 1998 by Reliant Energy Latin America. Net cash used in investing activities decreased $751 million in 1998 compared to 1997 due primarily to the Resources acquisition in 1997.

  Cash flows provided by financing activities increased approximately $2.0 billion in 1999 primarily due to cash received from short-term borrowings, the net issuance of long-term debt and the issuance of trust preferred securities aggregating $2.3 billion (see Notes 10 and 11 to the Company's Consolidated Financial Statements), partially offset by $91 million of purchases of Reliant Energy's common stock. The net borrowings incurred during 1999 were utilized to purchase TW Common, to complete the first and second phases of the acquisition of UNA, to support increased capital expenditures, and to fund the working capital requirements of the Company. Cash flows provided by financing activities decreased approximately $1.1 billion in 1998 compared to 1997 primarily due to a decline in short-term borrowings of $1.1 billion. The net borrowings incurred during 1997 were utilized primarily to finance a portion of the cost of the Resources acquisition.

FUTURE SOURCES AND USES OF CASH FLOWS

  Credit Facilities. As of December 31, 1999, the Company had credit facilities, including facilities of various financing subsidiaries, Resources and UNA, which provide for an aggregate of $3.7 billion in committed credit. As of December 31, 1999, $2.7 billion was outstanding under these facilities, including commercial paper of $1.8 billion. Unused credit facilities totaled $1.0 billion as of December 31, 1999. For further discussion, see Note 10(a) to the Company's Consolidated Financial Statements. In February 2000, a financing subsidiary of the Company borrowed $500 million under a $650 million revolving credit facility that was established in February 2000 and will terminate on April 30, 2000. Proceeds were used by the financing subsidiary to purchase Series G Preference Stock of Reliant Energy. The Company used the proceeds from the sale of Preference Stock for general corporate purposes, including the repayment of indebtedness. In addition, in March 2000, the Company borrowed $150 million under a revolving credit facility that was established in February 2000 and will terminate on May 31, 2000. The Company used the proceeds from the borrowing for general corporate purposes, including the repayment of indebtedness.

  Shelf Registrations. At December 31, 1999, the Company had shelf registration statements providing for the issuance of $230 million aggregate liquidation value of its preferred stock, $580 million aggregate principal amount of its debt securities and $125 million of trust preferred securities and related junior subordinated debt securities (see Note 11 to the Company's Consolidated Financial Statements). In addition, the Company has a shelf registration for 15 million shares of common stock which would have been worth approximately $343 million as of December 31, 1999 based on the closing price of the common stock as of such date.

  Money Fund. Reliant Energy has a "money fund" through which it and certain of its subsidiaries can borrow or invest on a short-term basis. Funding needs are aggregated and borrowing or investing is based on the net cash position. The money fund's net funding requirements are generally met with commercial paper.

  Securitization. Reliant Energy HL&P has filed an application with the Texas Utility Commission requesting a financing order authorizing the issuance by a special purpose entity organized by the Company, pursuant to the Legislation, of transition bonds relating to Reliant Energy HL&P's generation related regulatory assets. The Company estimates that approximately $750 million of transition bonds will be authorized by the Texas Utility Commission. Payments on the transition bonds will be made out of funds derived from non-bypassable transition charges assessed to Reliant Energy HL&P's transmission and distribution customers. The offering and sale of the transition bonds will be registered under the Securities Act of 1933 and, absent any appeals, are expected to be consummated in the second or third quarter of 2000. The transition bonds will only be offered and sold by means of a prospectus. This report does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the transition bonds in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

  Acquisition of UNA. The Company completed the first and second phases of the acquisition of 52% of UNA in the fourth quarter of 1999 which consisted of total consideration of $833 million in cash and $426 million in a five-year promissory note to UNA. The promissory note must be prepaid in certain circumstances. On March 1, 2000, the remaining 48% of the UNA shares were purchased for approximately $975 million in cash. The total purchase price, payable in NLG, of approximately $2.4 billion includes the $426 million promissory note to UNA and assumes an exchange rate of 2.0565 NLG per U.S. dollar (the exchange rate on October 7, 1999). Funds for the March 1, 2000 obligation were obtained, in part, from a Euro 600 million (approximately $596 million) three-year term loan facility established in February 2000.

  Acquisition of Sithe Assets. In February 2000, Power Generation signed a definitive agreement to purchase from Sithe Energies, Inc. non-rate regulated power generating assets and sites located in Pennsylvania, New Jersey and Maryland having a net generating capacity of more than 4,200 MW for an aggregate purchase price of approximately $2.1 billion, subject to certain adjustments. The acquisition is expected to close in the second quarter of 2000 subject to obtaining certain regulatory approvals and satisfying other closing conditions. The acquisition will be accounted for as a purchase. The Company has executed bank commitment letters and expects to enter into a bridge loan prior to obtaining permanent financing. The permanent financing is likely to include an operating lease covering a portion of the generating assets.

  Treasury Stock Purchases. As of December 31, 1999, the Company was authorized under its common stock repurchase program to purchase an additional $298 million of its common stock. The Company's purchases under its repurchase program depend on market conditions, might not be announced in advance and may be made in open market or privately negotiated transactions. For information on the Company's purchases since December 31, 1999, see Note 19 to the Company's Consolidated Financial Statements.

  Reliant Energy Latin America Capital Contributions and Advances. Reliant Energy Latin America expects to make capital contributions or advances in 2000 totaling approximately $108 million as a result of debt service payments at certain of its holding companies. It is expected that part of these capital contributions will be paid from a return of capital from one of its investments, dividends from certain of its operating companies, proceeds from the sale of certain of its investments and from additional capital contributions from Reliant Energy.

  Channelview Project. The Company's 780 MW gas-fired cogeneration plant located in Channelview, Texas, which is currently under construction, is expected to cost $463 million, $71 million of which had been incurred as of December

31, 1999. The project has been financed through obtaining commitments for an equity bridge loan of $92 million and a non-recourse loan of $369 million.

  Other Sources/Uses of Cash. The Company participates from time to time in competitive bids and the development of new projects for generating and distribution assets. Although the Company believes that its current level of cash and borrowing capability along with future cash flows from operations are sufficient to meet the existing operational needs of its businesses, the Company may, when it deems necessary, or when it develops or acquires new businesses and assets, supplement its available cash resources by seeking funds in the equity or debt markets.

                             NEW ACCOUNTING ISSUES

  Effective January 1, 2001, the Company is required to adopt Statement of Financial Accounting Standards No. 133, "Accounting For Derivative Instruments and Hedging Activities," as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain hedging instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company is in the process of determining the effect of the adoption of SFAS No. 133 on its consolidated financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

  The Company has long-term debt, Company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company (Trust Preferred Securities), securities held in the Company's nuclear decommissioning trust, bank facilities, certain lease obligations and interest rate swaps which subject the Company to the risk of loss associated with movements in market interest rates.

  At December 31, 1999, the Company had issued fixed-rate debt (excluding indexed debt securities) and Trust Preferred Securities aggregating $5.8 billion in principal amount and having a fair value of $5.6 billion. These instruments are fixed-rate and, therefore, do not expose the Company to the risk of loss in earnings due to changes in market interest rates (see Notes 10 and 11 to the Company's Consolidated Financial Statements). However, the fair value of these instruments would increase by approximately $305 million if interest rates were to decline by 10% from their levels at December 31, 1999. In general, such an increase in fair value would impact earnings and cash flows only if the Company were to reacquire all or a portion of these instruments in the open market prior to their maturity.

  The Company's floating-rate obligations aggregated $3.1 billion at December 31, 1999 (see Note 10 to the Company's Consolidated Financial Statements), inclusive of (i) amounts borrowed under short-term and long-term credit facilities of the Company (including the issuance of commercial paper supported by such facilities), (ii) borrowings underlying a receivables facility and (iii) amounts subject to a master leasing agreement under which lease payments vary depending on short-term interest rates. These floating-rate obligations expose the Company to the risk of increased interest and lease expense in the event of increases in short-term interest rates. If the floating rates were to increase by 10% from December 31, 1999 levels, the Company's consolidated interest expense and expense under operating leases would increase by a total of approximately $1.6 million each month in which such increase continued.

  As discussed in Notes 1(l) and 6(c) to the Company's Consolidated Financial Statements, the Company contributes $14.8 million per year to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project. The securities held by the trust for decommissioning costs had an estimated fair value of $145 million as of December 31, 1999, of which approximately 40% were fixed-rate debt securities that subject the Company to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at December 31, 1999, the decrease in fair value of the fixed-rate debt securities would not be material to the Company. In addition, the risk of an economic loss is mitigated. Any unrealized gains or losses are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability because the Company believes that its future contributions which are currently recovered through the rate-making process will be adjusted for these gains and losses. For further discussion regarding the recovery of decommissioning costs pursuant to the Legislation, see
Note 3 to the Consolidated Financial Statements.

  As discussed in Note 1(l) to the Company's Consolidated Financial Statements, UNA holds fixed-rate debt securities, which had an estimated fair value of $133 million as of December 31, 1999, that subject the Company to risk of loss of
fair value and earnings with movements in market interest rates.   If interest
rates were to increase by 10% from their levels at December 31, 1999, the decrease in fair value and loss in earnings from this investment would not be material to the Company.

  The Company has entered into interest rate swaps for the purpose of decreasing the amount of debt subject to interest rate fluctuations. At December 31, 1999, these interest rate swaps had an aggregate notional amount of $64 million and the cost to terminate would not result in a material loss in earnings and cash flows to the Company (see Note 5 to the Company's Consolidated Financial Statements). An increase of 10% in the December 31, 1999 level of interest rates would not increase the cost of termination of the swaps by a material amount to the Company. Swap termination costs would impact the Company's earnings and cash flows only if all or a portion of the swap instruments were terminated prior to their expiration.

  As discussed in Note 10(b) to the Company's Consolidated Financial Statements, in November 1998, Resources sold $500 million aggregate principal amount of its 6 3/8% TERM Notes which included an embedded option to remarket the securities. The option is expected to be exercised in the event that the ten-year Treasury rate in 2003 is below 5.66%. At December 31, 1999, the Company could terminate the option at a cost of $11 million. A decrease of 10% in the December 31, 1999 level of interest rates would increase the cost of termination of the option by approximately $5 million.

EQUITY MARKET RISK

  As discussed in Note 8 to the Company's Consolidated Financial Statements, the Company owns approximately 55 million shares of TW Common, of which approximately 38 million and 17 million shares are held by the Company to facilitate its ability to meet its obligations under the ACES and ZENS, respectively. Unrealized gains and losses resulting from changes in the market value of the Company's TW Common are recorded in the Consolidated Statement of Operations. Increases in the market value of TW Common result in an increase in the liability for the ZENS and ACES and are recorded as a non-cash expense.
Such non-cash expense will be offset by an unrealized gain on the Company's TW Common investment. However, if the market value of TW Common declines below $58.25, the ZENS payment obligation will not decline below its original principal amount. As of December 31, 1999, the market value of TW Common was $72.31 per share. A decrease of 10% from the December 31, 1999 market value of TW Common would not result in a loss. As of March 1, 2000, the market value of TW Common was $84.38 per share. In addition, the Company has a $14 million investment in Cisco Systems, Inc. as of December 31, 1999, which is classified as trading under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities"(SFAS No. 115). In January 2000, the Company entered into financial instruments (a put option and a call option) to manage price risks related to the Company's investment in Cisco Systems, Inc. A decline in the market value of this investment would not materially impact the Company's earnings and cash flows. The Company also has a $9 million investment in Itron, Inc. (Itron) which is classified as "available for sale" under SFAS No. 115. The Itron investment exposes the Company to losses in the fair value of Itron common stock. A 10% decline in the market value per share of Itron common stock from the December 31, 1999 levels would not result in a material loss in fair value to the Company.

  As discussed above under "--Interest Rate Risk," the Company contributes to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project which held debt and equity securities as of December 31, 1999. The equity securities expose the Company to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at December 31, 1999, the resulting loss in fair value of these securities would not be material to the Company. Currently, the risk of an economic loss is mitigated as discussed above under "--Interest Rate Risk."

FOREIGN CURRENCY EXCHANGE RATE RISK

  As further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company -- Risks of Operations in Emerging Markets," the Company has investments in electric generation and distribution facilities in Latin America with a substantial portion accounted for under the equity method. In addition, as further discussed in Note 2 of the Company's Consolidated Financial Statements, during the fourth quarter of 1999, the Company completed the first and second phases of the acquisition of 52% of the shares UNA, a Dutch power generation company and completed the final phase of the acquisition on March 1, 2000. These foreign operations expose the Company to risk of loss in earnings and cash flows due to the fluctuation in foreign currencies relative to the Company's consolidated reporting currency, the U.S. dollar. The Company accounts for adjustments resulting from translation of its investments with functional currencies other than the U.S. dollar as a charge or credit directly to a separate component of stockholders' equity. The Company has entered into foreign currency swaps and has issued Euro denominated debt to hedge its net investment in UNA. Changes in the value of the swap and debt are recorded as foreign currency translation adjustments as a component of stockholders' equity. For further discussion of the accounting for foreign currency adjustments, see
Note 1(m) in the Company's Consolidated Financial Statements. The cumulative translation loss of $77 million, recorded as of December 31, 1999, will be realized as a loss in earnings and cash flows only upon the disposition of the related investments. The cumulative translation loss was $34 million as of December 31, 1998. The increase in cumulative translation loss from December 31, 1998 to December 31, 1999, was primarily due to the impact of devaluation of the Brazilian real on the Company's investments in Light and Metropolitana.

  In addition, certain of Reliant Energy Latin America's foreign operations have entered into obligations in currencies other than their own functional currencies which expose the Company to a loss in earnings. In such cases, as the respective investment's functional currency devalues relative to the non-local currencies, the Company will record its proportionate share of its investments' foreign currency transaction losses related to the non-local currency denominated debt. At December 31, 1999, Light and Metropolitana of which the Company owns 11.78% and 9.2%, respectively, had total borrowings of approximately $2.9 billion denominated in non-local currencies. As described in
Note 7 to the Company's Consolidated Financial Statements, in 1999 the Company reported a $102 million (after-tax) charge to net income and a $43 million charge to other comprehensive income, due to the devaluation of the Brazilian real. The charge to net income reflects increases in the liabilities at Light and Metropolitana for their non-local currency denominated borrowings using the exchange rate in effect at December 31, 1999 and a monthly weighted average exchange rate for the year then ended. The charge to other comprehensive income reflects the translation effect on the local currency denominated net assets underlying the Company's investment in Light. As of December 31, 1999, the Brazilian real exchange rate was 1.79 per U.S. dollar. An increase of 10% from the December 31, 1999 exchange rate would result in the Company recording an additional charge of $20 million and $23 million to net income and other comprehensive income, respectively. As of March 1, 2000, the Brazilian real exchange rate was 1.77 per U.S. dollar.

  The Company attempts to manage and mitigate this foreign currency risk by balancing the cost of financing with local denominated debt against the risk of devaluation of that local currency and including a measure of the risk of devaluation in its financial plans. In addition, where possible, Reliant Energy Latin America attempts to structure its tariffs and revenue contracts to ensure some measure of adjustment due to changes in inflation and currency exchange rates; however, there can be no assurance that such efforts will compensate for the full effect of currency devaluation, if any.

ENERGY COMMODITY PRICE RISK

  As further described in Note 5 to the Company's Consolidated Financial Statements, the Company utilizes a variety of derivative financial instruments (Derivatives), including swaps, over-the-counter options and exchange-traded futures and options, as part of the Company's overall hedging strategies and for trading purposes. To reduce the risk from the adverse effect of market fluctuations in the price of electric power, natural gas, crude oil and refined products and related transportation and transmission, the Company enters into futures transactions, forward contracts, swaps and options (Energy Derivatives) in order to hedge certain commodities in storage, as well as certain expected purchases, sales, transportation and transmission of energy commodities (a portion of which are firm commitments at the inception of the hedge). The Company's policies prohibit the use of leveraged financial instruments. In addition, Reliant Energy Services maintains a portfolio of Energy Derivatives to provide price risk management services and for trading purposes (Trading Derivatives).

  The Company uses value-at-risk and a sensitivity analysis method for assessing the market risk of its derivatives.

  With respect to the Energy Derivatives (other than Trading Derivatives) held by the Company as of December 31, 1999, an increase of 10% in the market prices of natural gas and electric power from year-end levels would have decreased the fair value of these instruments by approximately $12 million. As of December 31, 1998, a decrease of 10% in the market prices of natural gas and electric power from year-end levels would have decreased the fair value of these instruments by approximately $3 million.

  The above analysis of the Energy Derivatives utilized for hedging purposes does not include the favorable impact that the same hypothetical price movement would have on the Company's physical purchases and sales of natural gas and electric power to which the hedges relate. Furthermore, the Energy Derivative portfolio is managed to complement the physical transaction portfolio, reducing overall risks within limits. Therefore, the adverse impact to the fair value of the portfolio of Energy Derivatives held for hedging purposes associated with the hypothetical changes in commodity prices referenced above would be offset by a favorable impact on the underlying hedged physical transactions, assuming
(i) the Energy Derivatives are not closed out in advance of their expected term,
(ii) the Energy Derivatives continue to function effectively as hedges of the underlying risk and (iii) as applicable, anticipated transactions occur as expected.

  The disclosure with respect to the Energy Derivatives relies on the assumption that the contracts will exist parallel to the underlying physical transactions. If the underlying transactions or positions are liquidated prior to the maturity of the Energy Derivatives, a loss on the financial instruments may occur, or the options might be worthless as determined by the prevailing market value on their termination or maturity date, whichever comes first.

  With respect to the Trading Derivatives held by Reliant Energy Services, consisting of natural gas, electric power, crude oil and refined products, weather derivatives, physical forwards, swaps, options and exchange-traded futures and options, the Company is exposed to losses in fair value due to changes in the price and volatility of the underlying derivatives. During the years ended December 31, 1999 and 1998, the highest, lowest and average monthly value-at-risk in the Trading Derivative portfolio was less than $10 million at a 95% confidence level and for a holding period of one business day. The Company uses the variance/covariance method for calculating the value-at-risk and includes delta approximation for option positions.

  The Company has established a Risk Oversight Committee comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including derivative trading and hedging activities discussed above. The committee's duties are to establish the Company's commodity risk policies, allocate risk capital within limits established by the Company's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with the Company's risk management policies and procedures and the trading limits established by the Company's board of directors.

          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF THE COMPANY
          ----------------------------------------------------------

                  RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME
                (Thousands of Dollars, except per share amounts)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------------------
                                                                         1999              1998            1997
                                                                      -----------      -----------     ------------
REVENUES..........................................................    $15,302,810      $11,488,464      $6,878,225

EXPENSES:
 Fuel and cost of gas sold........................................      6,748,325        4,840,505       2,865,701
 Purchased power..................................................      4,137,414        2,215,049         698,823
 Operation and maintenance........................................      1,821,471        1,625,343       1,218,579
 Taxes other than income taxes....................................        443,964          471,656         374,702
 Depreciation and amortization....................................        911,122          870,093         665,374
                                                                      -----------      -----------      ----------
   Total..........................................................     14,062,296       10,022,646       5,823,179
                                                                      -----------      -----------      ----------
OPERATING INCOME..................................................      1,240,514        1,465,818       1,055,046
                                                                      -----------      -----------      ----------

OTHER INCOME (EXPENSE):
 Unrealized gain in Time Warner investment........................      2,452,406
 Unrealized loss on indexed debt securities.......................       (629,523)      (1,176,211)       (121,402)
 Time Warner dividend income......................................         25,770           41,250          41,340
 Interest income - IRS refund.....................................                                          56,269
 Other, net.......................................................         38,375           36,421          19,801
                                                                      -----------      -----------      ----------
   Total..........................................................      1,887,028       (1,098,540)         (3,992)
                                                                      -----------      -----------      ----------

INTEREST AND OTHER CHARGES:
 Interest.........................................................        511,474          509,601         395,085
 Distribution on trust preferred securities.......................         51,220           29,201          26,230
 Preferred dividends of subsidiary................................                                           2,255
                                                                      -----------      -----------      ----------
   Total..........................................................        562,694          538,802         423,570
                                                                      -----------      -----------      ----------

INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
 PREFERRED DIVIDENDS..............................................      2,564,848         (171,524)        627,484
Income Tax Expense (Benefit)......................................        899,117          (30,432)        206,374
                                                                      -----------      -----------      ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND PREFERRED DIVIDENDS...      1,665,731         (141,092)        421,110
Extraordinary Item, net of income tax of $98,679..................        183,261
                                                                      -----------      -----------      ----------
INCOME (LOSS) BEFORE PREFERRED DIVIDENDS..........................      1,482,470         (141,092)        421,110
Preferred Dividends...............................................            389              390             162
                                                                      -----------      -----------      ----------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS.............    $ 1,482,081      $  (141,482)     $  420,948
                                                                      ===========      ===========      ==========
BASIC EARNINGS (LOSS) PER SHARE:
 Income (Loss) Before Extraordinary Item..........................    $      5.84      $      (.50)     $     1.66
                                                                      ===========      ===========      ==========
 Extraordinary Item...............................................    $      (.64)     $                $
                                                                      ===========      ===========      ==========
 Net Income (Loss) Attributable to Common Stockholders............    $      5.20      $      (.50)     $     1.66
                                                                      ===========      ===========      ==========
DILUTED EARNINGS (LOSS) PER SHARE:
 Income (Loss) Before Extraordinary Item..........................    $      5.82      $      (.50)     $     1.66
                                                                      ===========      ===========      ==========
 Extraordinary Item...............................................    $      (.64)     $                $
                                                                      ===========      ===========      ==========
 Net Income (Loss) Attributable to Common Stockholders............    $      5.18      $      (.50)     $     1.66
                                                                      ===========      ===========      ==========

         See Notes to the Company's Consolidated Financial Statements

                 RELIANT ENERGY INCORPORATED AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                            (Thousands of Dollars)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------------------
                                                                            1999                 1998                 1997
                                                                          ----------           ---------            --------
                                                                                                                    C>
 Net income (loss) attributable to common stockholders................    $1,482,081           $(141,482)           $420,948
 Foreign currency translation adjustments (net of tax of $23,143,
  $17,656 and $247)...................................................       (42,979)            (32,790)               (458)
 Unrealized loss on available for sale securities (net of tax of
  $373, $5,877 and $1,181)............................................        (1,224)            (10,370)             (1,897)
                                                                          -----------          ----------           ---------
 COMPREHENSIVE INCOME (LOSS)...........................................   $1,437,878           $(184,642)           $418,593
                                                                          ===========          ==========           =========

          See Notes to the Company's Consolidated Financial Statements

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)

                                                                                                          December 31,
                                                                                              ---------------------------------
                                                                                                     1999              1998
                                                                                              ---------------    --------------
Assets
 CURRENT ASSETS:
  Cash and cash equivalents...................................................................    $    89,078       $    29,673
  Investment in Time Warner common stock......................................................      3,979,461
  Accounts receivable - net...................................................................      1,104,640           726,377
  Accrued unbilled revenues...................................................................        172,629           175,515
  Fuel stock and petroleum products...........................................................        152,292           211,750
  Materials and supplies, at average cost.....................................................        188,167           171,998
  Price risk management assets................................................................        435,336           265,203
  Prepayments and other current assets........................................................        131,666            88,655
                                                                                                  -----------       -----------
   Total current assets.......................................................................      6,253,269         1,669,171
                                                                                                  -----------       -----------
 PROPERTY, PLANT AND EQUIPMENT - NET..........................................................     13,267,395        11,503,114
                                                                                                  -----------       -----------
 OTHER ASSETS:
  Goodwill and other intangibles - net........................................................      3,034,361         2,098,890
  Equity investments and advances to unconsolidated subsidiaries..............................      1,022,210         1,051,600
  Investment in Time Warner preferred stock...................................................                          990,000
  Regulatory assets...........................................................................      1,739,507         1,313,362
  Price risk management assets................................................................        148,722            21,414
  Deferred debits.............................................................................        755,472           490,971
                                                                                                  -----------       -----------
   Total other assets.........................................................................      6,700,272         5,966,237
                                                                                                  -----------       -----------
   Total Assets...............................................................................    $26,220,936       $19,138,522
                                                                                                  ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Short-term borrowings.......................................................................    $ 2,879,211       $ 1,812,739
  Current portion of long-term debt...........................................................      4,382,136           397,454
  Accounts payable............................................................................      1,036,839           807,977
  Taxes accrued...............................................................................        227,058           252,581
  Interest accrued............................................................................        116,274           115,201
  Dividends declared..........................................................................        110,811           111,058
  Price risk management liabilities...........................................................        424,324           227,652
  Accumulated deferred income taxes...........................................................        415,591
  Business purchase obligation................................................................        431,570
  Other.......................................................................................        360,109           346,280
                                                                                                  -----------       -----------
   Total current liabilities..................................................................     10,383,923         4,070,942
                                                                                                  -----------       -----------
 DEFERRED CREDITS:
  Accumulated deferred income taxes...........................................................      2,451,619         2,364,036
  Unamortized investment tax credit...........................................................        270,243           328,949
  Price risk management liabilities...........................................................        117,437            40,532
  Benefit obligations.........................................................................        400,849           378,747
  Business purchase obligation................................................................        596,303
  Other.......................................................................................      1,027,648           490,468
                                                                                                  -----------       -----------
   Total deferred credits.....................................................................      4,864,099         3,602,732
                                                                                                  -----------       -----------
 LONG-TERM DEBT...............................................................................      4,961,310         6,800,748
                                                                                                  -----------       -----------
 COMMITMENTS AND CONTINGENCIES (NOTE 14)

 COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING
  SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY........................................        705,272           342,232
                                                                                                  -----------       -----------
 STOCKHOLDERS' EQUITY.........................................................................      5,306,332         4,321,868
                                                                                                  -----------       -----------

   Total Liabilities and Stockholders' Equity.................................................    $26,220,936       $19,138,522
                                                                                                  ===========       ===========

           See Notes to the Company's Consolidated Financial Statements

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (Thousands of Dollars)

                                                                                     Year Ended December 31,
                                                                      --------------------------------------------------
                                                                             1999              1998            1997
                                                                      ---------------   ---------------   -------------
Cash Flows from Operating Activities:
 Net income (loss) attributable to common stockholders................   $ 1,482,081       $  (141,482)      $   420,948
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization.......................................       911,122           870,093           665,374
  Deferred income taxes...............................................       601,627          (423,904)           35,523
  Investment tax credit...............................................       (58,706)          (20,123)          (19,777)
  Unrealized gain on Time Warner investment...........................    (2,452,406)
  Unrealized loss on indexed debt securities..........................       629,523         1,176,211           121,402
  Extraordinary item..................................................       183,261
  Undistributed earnings of unconsolidated subsidiaries...............        28,308           (27,350)           (3,142)
  Changes in other assets and liabilities:
   Accounts receivable - net..........................................      (333,195)          266,938          (436,580)
   Inventories........................................................        51,576          (121,793)           55,111
   Accounts payable...................................................       185,710           (92,652)          191,840
   Other - net........................................................       (67,236)          (60,579)           80,060
                                                                         -----------       -----------        ----------
     Net cash provided by operating activities........................     1,161,665         1,425,359         1,110,759
                                                                         -----------       -----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.................................................    (1,179,466)         (743,455)         (328,724)
 Investment in Time Warner securities.................................      (537,055)
 Business acquisitions, net of cash acquired..........................      (871,168)                         (1,422,672)
 Acquisition of non-rate regulated electric power plants..............      (188,832)         (292,398)
 Investments and advances to unconsolidated subsidiaries..............      (116,076)         (445,042)         (234,852)
 Sale of equity investments in foreign electric system projects.......                         242,744
 Other - net..........................................................        (4,288)            8,375             4,795
    Net cash used in investing activities.............................    (2,896,885)       (1,229,776)       (1,981,453)
                                                                         -----------       -----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt - net...................................     2,032,386         1,267,107         1,136,516
 Payments of long-term debt...........................................      (935,908)         (733,114)         (780,186)
 Proceeds from sale of trust preferred securities - net...............       362,994                             340,785
 Increase (decrease) in short-term borrowings - net...................       822,868          (312,217)          787,084
 Redemption of preferred stock........................................                                          (153,628)
 Payment of common stock dividends....................................      (427,255)         (426,265)         (405,288)
 Purchase of treasury stock...........................................       (90,708)
 Other - net..........................................................        30,248           (13,133)          (10,878)
                                                                         -----------       -----------        ----------
    Net cash provided by  (used in) financing activities..............     1,794,625          (217,622)          914,405
                                                                         -----------       -----------        ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................        59,405           (22,039)           43,711
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......................        29,673            51,712             8,001
                                                                         -----------       -----------        ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............................   $    89,078       $    29,673       $    51,712
                                                                         ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Payments:
 Interest (net of amounts capitalized)................................   $   517,897       $   502,889       $   414,467
 Income taxes.........................................................       401,703           484,376           171,539



         See Notes to the Company's Consolidated Financial Statements

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                                     1999                            1998                            1997
                                        -------------------------------------------------------------------------------------------
                                           Shares          Amount          Shares          Amount          Shares          Amount
                                        ------------   -------------  -------------- ----------------  --------------  ------------
Preference Stock, none outstanding.....
                                          =======      ------------   ===========       -----------    ==========       -----------
CUMULATIVE PREFERRED STOCK
 Balance, beginning of year............        97        $    9,740            97        $    9,740         1,347        $  135,179
 Redemption of preferred stock.........                                                                    (1,250)         (125,439)
                                          -------      ------------   -----------       -----------    ----------       -----------
 Balance, end of year..................        97             9,740            97             9,740            97             9,740
                                          =======      ------------   ===========       -----------    ==========       -----------
COMMON STOCK, NO PAR; AUTHORIZED
 700,000,000 SHARES
 Balance, beginning of year............   296,271         3,136,826       295,357         3,112,098       262,748         2,447,117
 Issuances related to benefit and
  investment plans.....................     1,341            46,062           914            24,734           811            16,737
 Issuances of common stock in business
  acquisition..........................                                                                    47,840         1,011,924
 Treasury shares retired...............                                                                   (16,042)         (361,196)
 Other.................................                        (137)                             (6)                         (2,484)
                                          -------      ------------   -----------       -----------    ----------       -----------
 Balance, end of year..................   297,612         3,182,751       296,271         3,136,826       295,357         3,112,098
                                          =======      ------------   ===========       -----------    ==========       -----------
TREASURY STOCK
 Balance, beginning of year............      (103)           (2,384)          (93)           (2,066)      (16,042)         (361,196)
 Shares acquired.......................    (3,524)          (90,708)
 Treasury stock retired................                                                                    16,042           361,196
 Other.................................         2              (204)          (10)             (318)          (93)           (2,066)
                                          -------      ------------   -----------       -----------    ----------       -----------
 Balance, end of year..................    (3,625)          (93,296)         (103)           (2,384)          (93)           (2,066)
                                          =======      ------------   ===========       -----------    ==========       -----------
UNEARNED ESOP STOCK
 Balance, beginning of year............   (11,674)         (217,780)      (12,389)         (229,827)      (13,371)         (251,350)
 Issuances related to benefit plans....       995            18,554           715            12,047           982            21,523
                                          -------      ------------   -----------       -----------    ----------       -----------
 Balance, end of year..................   (10,679)         (199,226)      (11,674)         (217,780)      (12,389)         (229,827)
                                          =======      ------------   ===========       -----------    ==========       -----------
RETAINED EARNINGS
 Balance, beginning of year............                   1,445,081                       2,013,055                       1,997,490
 Net income............................                   1,482,081                        (141,482)                        420,948
 Common stock dividends - $1.50 per
  share................................                    (426,981)                       (426,492)                       (405,383)
                                                        -----------                     -----------                      ----------
 Balance, end of year..................                   2,500,181                       1,445,081                       2,013,055
                                                        -----------                     -----------                      ----------
ACCUMULATED OTHER COMPREHENSIVE LOSS
 Balance, beginning of year............                     (49,615)                         (6,455)                         (4,100)
 Foreign currency translation
  adjustments..........................                     (42,979)                        (32,790)                           (458)
 Unrealized loss on available for sale
  securities...........................                      (1,224)                        (10,370)                         (1,897)
                                                        -----------                     -----------                      ----------
 Balance, end of year..................                     (93,818)                        (49,615)                         (6,455)
                                                        -----------                     -----------                      ----------
 Total Stockholders' Equity............                  $5,306,332                      $4,321,868                      $4,896,545
                                                        ===========                     ===========                      ==========

              See Notes to the Consolidated Financial Statements.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  For the Three Years Ended December 31, 1999

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Nature of Operations.

  Reliant Energy, Incorporated (Reliant Energy), formerly Houston Industries Incorporated, together with its subsidiaries (collectively, the Company), is a diversified international energy services company. Reliant Energy is both an electric utility company and a utility holding company.

  The Company's financial reporting segments include the following: Electric Operations, Natural Gas Distribution, Interstate Pipelines, Wholesale Energy, Reliant Energy Europe, Reliant Energy Latin America and Corporate. Electric Operations includes the operations of Reliant Energy HL&P, an electric utility. Natural Gas Distribution consists of natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers.
Interstate Pipelines includes the interstate natural gas pipeline operations. Wholesale Energy is engaged in the acquisition, development and operation of non-rate regulated power generation facilities as well as the wholesale energy trading, marketing and risk management services, and the natural gas gathering business in North America. Reliant Energy Europe, which was formed in 1999, is engaged in the operation of power generation facilities in the Netherlands and plans to participate in wholesale energy trading and marketing in Europe. Reliant Energy Latin America primarily participates in the privatization of foreign generation and distribution facilities and independent power projects in Latin America. Corporate includes the Company's unregulated retail electric and gas services businesses, a communications business, certain real estate holdings and corporate costs.

  In February 1999, the Company began doing business as Reliant Energy, Incorporated. On May 5, 1999, the Company's shareholders approved an amendment to its Restated Articles of Incorporation to change its name to "Reliant Energy, Incorporated."

(b)  Business Acquisitions.

  For information regarding the Company's accounting for the acquisition of capital stock of N.V. UNA (UNA) in 1999 and the acquisition of Reliant Energy Resources Corp. (Resources Corp.) and its subsidiaries (collectively, Resources), formerly NorAm Energy Corp., by the Company in 1997, see Note 2.

(c) Texas Electric Choice Plan and Discontinuance of SFAS No. 71 for Electric Generation Operations.

  For information regarding the Texas Electric Choice Plan (Legislation) and discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), for Reliant Energy HL&P's electric generation operations, see Note 3.

(d)  Regulatory Assets.

  The Company applies the accounting policies established in SFAS No. 71 to the accounts of transmission and distribution operations of Reliant Energy HL&P and Natural Gas Distribution and to certain of the accounts of Interstate Pipelines. For information regarding Reliant Energy HL&P's electric generation operations' discontinuance of the application of SFAS No. 71 and the effect on its regulatory assets, see Note 3.

  The following is a list of regulatory assets/liabilities reflected on the Company's Consolidated Balance Sheet as of December 31, 1999, detailed by Electric Operations and other segments.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                                                                              ELECTRIC                              TOTAL
                                                                             OPERATIONS           Other            COMPANY
                                                                         --------------     --------------    --------------
                                                                                          (Millions of Dollars)
Recoverable impaired plant costs -- net..................................       $   587              $               $   587
Recoverable electric generation related regulatory assets -- net.........           952                                  952
Regulatory tax liability -- net..........................................           (45)                                 (45)
Unamortized loss on reacquired debt......................................            69                                   69
Other deferred debits/credits............................................           (18)                 4               (14)
                                                                                -------               -----          -------
          Total..........................................................       $ 1,545               $  4           $ 1,549
                                                                                -------               -----          -------

  Included in the above table is $191 million of regulatory liabilities recorded as other deferred credits in the Company's Consolidated Balance Sheet as of December 31, 1999, which primarily relates to the over recovery of Electric Operations' fuel costs, gains on nuclear decommissioning trust funds, regulatory tax liabilities and excess deferred income taxes.

  Under a "deferred accounting" plan authorized by the Public Utility Commission of Texas (Texas Utility Commission), Electric Operations was permitted for regulatory purposes to accrue carrying costs in the form of allowance for funds used during construction (AFUDC) on its investment in the South Texas Project Electric Generating Station (South Texas Project) and to defer and capitalize depreciation and other operating costs on its investment after commercial operation until such costs were reflected in rates. In addition, the Texas Utility Commission authorized Electric Operations under a "qualified phase-in plan" to capitalize allowable costs (including return) deferred for future recovery as deferred charges. These costs are included in recoverable electric generation related regulatory assets.

  In 1991, Electric Operations ceased all cost deferrals related to the South Texas Project and began amortizing such amounts on a straight-line basis. Prior to January 1, 1999, the accumulated deferrals for "deferred accounting" were being amortized over the estimated depreciable life of the South Texas Project. Starting in 1991, the accumulated deferrals for the "qualified phase-in plan" were amortized over a ten-year phase-in period. The amortization of all deferred plant costs (which totaled $26 million for each of the years 1998 and 1997) is included on the Company's Statements of Consolidated Income as depreciation and amortization expense. Pursuant to the Legislation (see Note 3), the Company discontinued amortizing deferred plant costs effective January 1, 1999.

  In 1999, 1998 and 1997, the Company, as permitted by the 1995 rate case settlement (Rate Case Settlement), also amortized $22 million, $4 million and $66 million (pre-tax), respectively, of its investment in certain lignite reserves associated with a canceled generating station. The remaining investment in these reserves of $14 million is included in the above table as a component of recoverable electric generation related regulatory assets and will be amortized fully by December 31, 2001.

  For additional information regarding recoverable impaired plant costs and recoverable electric generation related assets, see Note 3.

  If, as a result of changes in regulation or competition, the Company's ability to recover these assets and liabilities would not be assured, then pursuant to SFAS No. 101, "Regulated Enterprises Accounting for the Discontinuation of Application of SFAS No. 71" (SFAS No. 101) and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121), the Company would be required to write off or write down such regulatory assets and liabilities, unless some form of transition cost recovery continues through rates established and collected for their remaining regulated operations. In addition, the Company would be required to determine any impairment to the carrying costs of plant and inventory assets.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(e)  Principles of Consolidation.

  The consolidated financial statements include the accounts of Reliant Energy and its wholly owned and majority owned subsidiaries including, effective as of their acquisition dates, the accounts of UNA and Resources. All significant intercompany transactions and balances are eliminated in consolidation.

  Investments in entities in which the Company has an ownership interest between 20% and 50% or is able to exercise significant influence are accounted for using the equity method. For additional information regarding investments recorded using the equity method of accounting, see Note 7.

(f)  Property, Plant and Equipment and Goodwill.

    Property, plant and equipment includes the following:

                                                                                         DECEMBER 31,
                                                                              ------------------------------------
                                                                                  1999                    1998
                                                                              ------------            ------------
                                                                                   (Thousands of Dollars)
PROPERTY, PLANT AND EQUIPMENT:
 Electric.................................................................    $ 16,725,004            $ 13,941,275
 Natural gas..............................................................       1,941,668               1,686,159
 Interstate pipelines.....................................................       1,330,969               1,302,829
 Other property...........................................................         136,079                  72,299
                                                                              ------------            ------------
  Total...................................................................      20,133,720              17,002,562
 Less accumulated depreciation and amortization...........................       6,866,325               5,499,448
                                                                              ------------            ------------
  Property, plant and equipment - net.....................................    $ 13,267,395            $ 11,503,114
                                                                              ============            ============

  Property, plant and equipment are stated at original cost. See Note 3 for discussion of the impairment of previously regulated electric generation plant and equipment. Repair and maintenance costs are expensed. The cost of utility plant and equipment retirements is charged to accumulated depreciation.

  Goodwill is being amortized on a straight-line basis over 15 to 40 years. The Company had $139 million and $77 million accumulated goodwill and other intangibles amortization at December 31, 1999 and 1998, respectively. The Company will periodically compare the carrying value of its goodwill to the anticipated undiscounted future net cash flows from the businesses whose acquisition gave rise to the goodwill and as of yet no impairment is indicated.

(g)  Depreciation and Amortization Expense.

  Depreciation is computed using the straight-line method based on economic
lives or a regulatory mandated method.   The range of plant and equipment
depreciable lives for electric, natural gas, interstate pipelines and other property are 2 to 58 years, 5 to 50 years, 5 to 75 years and 3 to 40 years, respectively. Depreciation expense for 1999 was $552 million compared to $561 million for 1998 and $488 million for 1997. Goodwill amortization relating to acquisitions including UNA and Resources was $62 million, $55 million and $22 million in 1999, 1998 and 1997, respectively. For additional information regarding goodwill in connection with the respective acquisitions of UNA and Resources, see Note 2. Other amortization expense, including amortization of regulatory assets, was $297 million, $254 million and $155 million in 1999, 1998 and 1997, respectively. For information regarding amortization of deferred plant costs and investments in certain lignite reserves included in regulatory assets in the Consolidated Balance Sheets, see Note 1(d). For information regarding the amortization of recoverable impaired plant costs included in regulatory assets in the Consolidated Balance Sheets, see Note 3.

  In June 1998, the Texas Utility Commission issued an order approving a transition to competition plan (Transition Plan) filed by Electric Operations in December 1997. In order to reduce Electric Operations' exposure to potentially stranded costs related to generation assets, the Transition Plan permitted the redirection to generation

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES assets of depreciation expense that Electric Operations otherwise would apply to transmission, distribution and general plant assets. In addition, the Transition Plan provides that all earnings above a stated overall annual rate of return on invested capital be used to recover Electric Operations' investment in generation assets. Electric Operations implemented the Transition Plan effective January 1, 1998 and pursuant to its terms, recorded an aggregate of $104 million in additional depreciation and $99 million in redirected depreciation for the first six months in 1999 and $194 million in additional depreciation and $195 million in redirected depreciation in 1998 pursuant to the Transition Plan. Due to the discontinuance of SFAS No. 71 to Electric Operations' generation operations, the provisions for additional and redirected depreciation of the Transition Plan are no longer applied. For additional information regarding this legislation, see Note 3.

  Pursuant to the Legislation, the Company is allowed to recover the generation related regulatory assets reported in the Company's Form 10-K as of December 31, 1998. Therefore, the Company discontinued amortizing certain generation related regulatory assets effective as of January 1, 1999.

  The Company's depreciation expense included $50 million of additional depreciation relating to the South Texas Project in 1997. The depreciation expense recorded for the South Texas Project was made pursuant to the terms of the Company's 1995 Rate Case Settlement.

(h)  Fuel Stock and Petroleum Products.

  Gas inventory (primarily using the average cost method) was $93 million and $96 million at December 31, 1999 and 1998, respectively. Coal and lignite inventory balances (using last-in, first-out) were $46 million and $31 million at December 31, 1999 and 1998, respectively. Oil inventory balances, principally heating oil, were $13 million and $85 million at December 31, 1999 and 1998, respectively. Heating oil that is used in trading operations is marked-to-market in connection with the price risk management activities as discussed in Note 5.

(i)  Revenues.

  The Company records electricity and natural gas sales under the accrual method, whereby unbilled electricity and natural gas sales are estimated and recorded each month. Reliant Energy Latin America revenues include electricity sales of majority owned foreign electric utilities, which are also recorded under the accrual method, and equity income (net of foreign taxes) in equity investments. In 1998, Reliant Energy Latin America's revenues included the gain on the sale of an Argentine distribution system. In 1998, the Company adopted mark-to-market accounting for its energy price risk management and trading activities. (See Notes 1(o) and 5).

(j)  Statements of Consolidated Cash Flows.

  For purposes of reporting cash flows, cash equivalents are considered to be short-term, highly liquid investments readily convertible to cash.

(k)  Income Taxes.

  The Company files a consolidated federal income tax return. The Company follows a policy of comprehensive interperiod income tax allocation. The Company uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. Investment tax credits were deferred and are being amortized over the estimated lives of the related property. For additional information regarding income taxes, see Note 13.

(l)  Investment in Other Debt and Equity Securities.

  The debt and equity securities held in the Company's nuclear decommissioning trust are classified as "available-for-sale" and, in accordance with SFAS
No. 115, "Accounting for Certain Investments in Debt and

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

Equity Securities" (SFAS No. 115), are reported at estimated fair value of $145 million as of December 31, 1999 and $119 million as of December 31, 1998 in the Company's Consolidated Balance Sheets in deferred debits. The liability for nuclear decommissioning is reported in the Company's Consolidated Balance Sheets in other deferred credits. Any unrealized losses or gains are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability.

  The Company also holds certain other marketable equity securities classified as "available-for-sale" and reports such investments at estimated fair value in the Company's Consolidated Balance Sheets as deferred debits and any unrealized gain or loss, net of tax, as a separate component of stockholders' equity and other comprehensive income. At December 31, 1999 and 1998, the accumulated unrealized loss, net of tax, relating to these equity securities was $17 million and $16 million, respectively.

  UNA holds $133 million of debt securities which are classified as "trading" in accordance with SFAS No. 115. As of December 31, 1999, this investment is recorded in deferred debits in the Company's Consolidated Balance Sheet. For information regarding the Company's investment in Time Warner common stock which is classified as "trading" under SFAS No. 115, see Note 8.

(m)  Foreign Currency Adjustments.

  Foreign subsidiaries' assets and liabilities where the local currency is the functional currency have been translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation have been recorded in stockholders' equity in other comprehensive income. However, fluctuations in foreign currency exchange rates relative to the U.S. dollar can have an impact on the reported equity earnings of the Company's foreign investments. For additional information about the Company's investments in Brazil and the devaluation of the Brazilian real in 1999, see Note 7.

  When the U.S. dollar is the functional currency, the financial statements of such foreign subsidiaries are remeasured in U.S. dollars using historical exchange rates for non-monetary accounts and the current rate at the respective balance sheet date and the weighted average exchange rate for all other balance sheet and income statement accounts, respectively. All exchange gains and losses from remeasurement and foreign currency transactions are included in consolidated net income.

(n)  Reclassifications and Use of Estimates.

  Certain amounts from the previous years have been reclassified to conform to the 1999 presentation of financial statements. Such reclassifications do not affect earnings.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o)  Change in Accounting Principle.

  For discussion of discontinuance of SFAS No. 71 to the Reliant Energy HL&P's electric generation operations, see Note 3.

  In the fourth quarter of 1998, the Company adopted mark-to-market accounting for all of its energy price risk management and trading activities. Under mark-to-market accounting, the Company records the fair value of energy related derivative financial instruments, including physical forward contracts, swaps, options and exchange-traded futures and option contracts at each balance sheet date. Such amounts are recorded as price risk management assets

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES and liabilities in the Company's Consolidated Balance Sheets. The realized and unrealized gains and losses are recorded as a component of revenues. The Company applied mark-to-market accounting retroactively to January 1, 1998. There was no material cumulative effect resulting from this accounting change.

  The Company adopted Emerging Issues Task Force Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"
(EITF 98-10) in 1999. The adoption of EITF 98-10 had no material impact on the consolidated financial statements.

(p)  New Accounting Pronouncement.

  Effective January 1, 2001, the Company is required to adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain hedging instruments embedded in other contracts and for hedging activities. The Company is in the process of determining the effect of adopting SFAS No. 133 on its consolidated financial statements.

(2)  BUSINESS ACQUISITIONS

  During 1999, the Company completed the first two phases of the acquisition of UNA, a Dutch power generation company. The Company acquired 40% and 12% of UNA's capital stock on October 7, 1999 and December 1, 1999, respectively. The aggregate purchase price paid by the Company in connection with the first two phases consisted of a total of $833 million in cash and $426 million in a five-year promissory note to UNA. Under the terms of the acquisition agreement, the Company purchased the remaining shares of UNA on March 1, 2000 for approximately $975 million. The commitment for this purchase was recorded as a business purchase obligation in the Consolidated Balance Sheet as of December 31, 1999 based on an exchange rate of 2.19 Dutch guilders (NLG) per U.S. dollar (the exchange rate on December 31, 1999). A portion ($596 million) of the business purchase obligation was recorded as a non-current liability as this portion of the obligation was financed with a three-year term loan facility (see Note 19). Effective October 1, 1999, the Company has recorded 100% of the operating results of UNA. The total purchase price, payable in NLG, of approximately $2.4 billion includes the $426 million promissory note to UNA and assumes an exchange rate of 2.0565 NLG per U.S. dollar (the exchange rate on October 7, 1999). The Company recorded the acquisition under the purchase method of accounting with assets and liabilities of UNA reflected at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired of approximately $840 million was recorded as goodwill and is being amortized over 35 years. On a preliminary basis, the Company's fair value adjustments included increases in property, plant and equipment, long-term debt, and related deferred taxes. The Company expects to finalize these fair value adjustments during 2000; however, it is not anticipated that any additional adjustments will be material.

  In August 1997, the former parent corporation (Former Parent) of the Company, merged with and into Reliant Energy, and NorAm Energy Corp., a natural gas gathering, transmission, marketing and distribution company (Former NorAm), merged with and into Resources Corp. Effective upon the mergers (collectively, the Merger), each outstanding share of common stock of Former Parent was converted into one share of common stock (including associated preference stock purchase rights) of the Company, and each outstanding share of common stock of Former NorAm was converted into the right to receive $16.3051 cash or 0.74963 shares of common stock of the Company. The aggregate consideration paid to Former NorAm stockholders in connection with the Merger consisted of $1.4 billion in cash and 47.8 million shares of the Company's common stock valued at approximately $1.0 billion. The overall transaction was valued at $4.0 billion consisting of $2.4 billion for Former NorAm's common stock and common stock equivalents and $1.6 billion of Former NorAm debt. The Company recorded the acquisition under the purchase method of accounting with assets and liabilities of Former NorAm reflected at their estimated fair values. The Company recorded the excess of the acquisition cost over the fair value of the net assets acquired of $2.1 billion as goodwill and is amortizing this amount over 40 years. The Company's fair value adjustments included increases in property, plant and equipment, long-term debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  The Company's results of operations incorporate UNA's and Resources' results of operations only for the period beginning with the effective date of their respective acquisition. The following tables present certain actual financial information for the years ended December 31, 1999, 1998 and 1997; unaudited pro forma information for the years ended December 31, 1999 and 1998, as if the acquisition of UNA had occurred on January 1, 1999 and 1998; and unaudited pro forma information for the year ended December 31, 1997, as if the Merger with Resources had occurred on January 1, 1997.

              ACTUAL AND PRO FORMA COMBINED RESULTS OF OPERATIONS
                      (in millions, except per share data)

                                                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------------

                                                  1999                            1998                           1997
                                       ----------------------------   -----------------------------   ----------------------------

                                           ACTUAL       PRO FORMA        ACTUAL         PRO FORMA        Actual        Pro forma
                                       -------------  -------------   -------------   -------------   -------------  -------------
                                                       (UNAUDITED)                     (UNAUDITED)                     (Unaudited)
Revenues...............................      $15,303      $15,784        $11,488        $12,320          $6,878          $10,191
Net income (loss) attributable to
 common stockholders...................        1,482        1,525           (141)           (61)            421              437
Basic earnings per share...............         5.20         5.35           (.50)          (.21)           1.66             1.55
Diluted earnings per share.............         5.18         5.33           (.50)          (.21)           1.66             1.55

  These pro forma results are based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the combined results that would have resulted if the acquisition of UNA had occurred on January 1, 1999 and 1998 and the Merger with Resources had occurred on January 1, 1997. Purchase related adjustments to results of operations include amortization of goodwill and the effects on depreciation, amortization, interest expense and deferred income taxes of the assessed fair value of certain UNA and Resources assets and liabilities.

(3) TEXAS ELECTRIC CHOICE PLAN AND DISCONTINUANCE OF SFAS NO. 71 FOR ELECTRIC GENERATION OPERATIONS

  In June 1999, the Texas legislature adopted the Texas Electric Choice Plan (Legislation). The Legislation substantially amends the regulatory structure governing electric utilities in Texas in order to allow retail competition beginning with respect to pilot projects for up to 5% of each utility's load in all customer classes in June 2001 and for all other customers on January 1, 2002. In preparation for that competition, the Company expects to make significant changes in the electric utility operations it conducts through Reliant Energy HL&P. In addition, the Legislation requires the Texas Utility Commission to issue a number of new rules and determinations in implementing the Legislation.

  The Legislation defines the process for competition and creates a transition period during which most utility rates are frozen at rates not in excess of their present levels. The Legislation provides for utilities to recover their generation related stranded costs and regulatory assets (as defined in the Legislation).

  Retail Choice. Under the Legislation, on January 1, 2002, most retail customers of investor-owned electric utilities in Texas will be entitled to purchase their electricity from any of a number of "retail electric providers" which will have been certified by the Texas Utility Commission. Retail electric providers will not own or operate generation assets and their sales rates will not be subject to traditional cost-of-service rate regulation. Retail electric providers which are affiliates of electric utilities may compete substantially statewide for these sales, but rates they charge within the affiliated electric utility's traditional service territory are subject to certain limitations at the outset of retail choice, as described below. The Texas Utility Commission will prescribe regulations governing quality, reliability and other aspects of service from retail electric providers. Transmission between the regulated utility and its current and future competitive affiliates is subject to regulatory scrutiny and must comply with a code of conduct established by the Texas Utility Commission. The code of conduct governs interactions between employees of

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES regulated and current and future unregulated affiliates as well as the exchange of information between such affiliates.

  Unbundling. By January 1, 2002, electric utilities in Texas such as Reliant Energy HL&P will restructure their businesses in order to separate power generation, transmission and distribution, and retail activities into different units. Pursuant to the Legislation, the Company submitted a plan in January 2000 to accomplish the required separation of its regulated operations into separate units and is awaiting approval from the Texas Utility Commission. The transmission and distribution business will continue to be subject to cost-of-service rate regulation and will be responsible for the delivery of electricity to retail consumers.

  Generation. Power generators will sell electric energy to wholesale purchasers, including retail electric providers, at unregulated rates beginning January 1, 2002. To facilitate a competitive market, Reliant Energy HL&P and most other electric utilities will be required to sell at auction entitlements to 15% of their installed generating capacity no later than 60 days before January 1, 2002. That obligation to auction entitlements continues until the earlier of January 1, 2007 or the date the Texas Utility Commission determines that at least 40% of the residential and small commercial load served in the electric utility's service area is being served by non-affiliated retail electric providers. In addition, a power generator that owns and controls more than 20% of the power generation in, or capable of delivering power to, a power region after the reductions from the capacity auction (calculated as prescribed in the Legislation) must submit a mitigation plan to reduce generation that it owns and controls to no more than 20% in the power region. The Legislation also creates a program mandating air emissions reductions for non-permitted generating facilities. The Company anticipates that any stranded costs associated with this obligation incurred before May 1, 2003 will be recoverable through the stranded cost recovery mechanisms contained in the Legislation.

  Rates. Base rates charged by Reliant Energy HL&P on September 1, 1999 will be frozen until January 1, 2002. Effective January 1, 2002, retail rates charged to residential and small commercial customers by the utility's affiliated retail electric provider will be reduced by 6% from the average rates (on a bundled basis) in effect on January 1, 1999. That reduced rate will be known as the "price to beat" and will be charged by the affiliated retail electric provider to residential and small commercial customers in Reliant Energy HL&P's service area who have not elected service from another retail electric provider. The affiliated retail electric provider may not offer different rates to residential or small commercial customer classes in the utility's service area until the earlier of the date the Texas Utility Commission determines that 40% of power consumed by that class is being served by non-affiliated retail electric providers or January 1, 2005. In addition, the affiliated retail electric provider must make the price to beat available to eligible consumers until January 1, 2007.

  Stranded Costs. Reliant Energy HL&P will be entitled to recover its stranded costs (i.e., the excess of net book value of generation assets (as defined by the Legislation) over the market value of those assets) and its regulatory assets related to generation. The Legislation prescribes specific methods for determining the amount of stranded costs and the details for their recovery. However, during the base rate freeze period from 1999 through 2001, earnings above the utility's authorized return formula will be applied in a manner to accelerate depreciation of generation related plant assets for regulatory purposes. In addition, depreciation expense for transmission and distribution related assets may be redirected to generation assets for regulatory purposes during that period.

  The Legislation provides for Reliant Energy HL&P, or a special purpose entity, to issue securitization bonds for the recovery of generation related regulatory assets and stranded costs. These bonds will be sold to third parties and will be amortized through non-bypassable charges to transmission and distribution customers. Any stranded costs not recovered through the securitization bonds will be recovered through a non-bypassable charge to transmission and distribution customers. Costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a non-bypassable charge to transmission and distribution customers.

  In November 1999, Reliant Energy HL&P filed an application with the Texas Utility Commission requesting a financing order authorizing the issuance by a special purpose entity organized by the Company, pursuant to the Legislation, of transition bonds related to Reliant Energy HL&P's generation-related regulatory assets. The Company believes the Texas Utility Commission will authorize the issuance of approximately $750 million of transition bonds. Payments on the transition bonds will be made out of funds derived from non-bypassable transition charges to Reliant Energy HL&P's transmission and distribution customers. The offering and sale of the transition bonds will be registered under the Securities Act of 1933 and, absent any appeals, are expected to be consummated in the second or third quarter of 2000.

  Accounting. Historically, Reliant Energy HL&P has applied the accounting policies established in SFAS No. 71. In general, SFAS No. 71 permits a company with cost-based rates to defer certain costs that would otherwise be expensed to the extent that it meets the following requirements: (1) its rates are regulated by a third party; (2) its rates are cost-based; and (3) there exists a reasonable assumption that all costs will be recoverable from customers through rates. When a company determines that it no longer meets the requirements of SFAS No. 71, pursuant to SFAS No. 101 and SFAS No. 121, it is required to write off regulatory assets and liabilities unless some form of recovery continues through rates established and collected from remaining regulated operations. In addition, such company is required to determine any impairment to the carrying costs of deregulated plant and inventory assets in accordance with SFAS No. 121.

  In July 1997, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101, Regulated Enterprises Accounting for the Discontinuation of Application of FASB Statement No. 71" (EITF No. 97-4). EITF No. 97-4 concluded that a company should stop applying SFAS No. 71 to a segment which is subject to a deregulation plan at the time the deregulation legislation or enabling rate order contains sufficient detail for the utility to reasonably determine how the plan will affect the segment to be deregulated. In addition, EITF No. 97-4 requires that regulatory assets and liabilities be allocated to the applicable portion of the electric utility from which the source of the regulated cash flows will be derived.

  The Company believes that the Legislation provides sufficient detail regarding the deregulation of the Company's electric generation operations to require it to discontinue the use of SFAS No. 71 for those operations. Effective June 30, 1999, the Company applied SFAS No. 101 to its electric generation operations. Reliant Energy HL&P's transmission and distribution operations continue to meet the criteria of SFAS No. 71.

  In 1999, the Company evaluated the recovery of its generation related regulatory assets and liabilities. The Company determined that a pre-tax accounting loss of $282 million exists because it believes only the economic value of its generation related regulatory assets (as defined by the Legislation) will be recovered. Therefore, the Company recorded a $183 million after tax extraordinary loss in the fourth quarter of 1999. If events were to occur that made the recovery of certain of the remaining generation related regulatory assets no longer probable, the Company would write off the remaining balance of such assets as a non-cash charge against earnings. Pursuant to EITF No. 97-4, the remaining recoverable regulatory assets will not be written off and will become associated with the transmission and distribution portion of the Company's electric utility business. For details regarding the Reliant Energy HL&P's regulatory assets, see Note 1(d).

  At June 30, 1999, the Company performed an impairment test of its previously regulated electric generation assets pursuant to SFAS No. 121 on a plant specific basis. Under SFAS No. 121, an asset is considered impaired, and should be written down to fair value, if the future undiscounted net cash flows expected to be generated by the use of the asset are insufficient to recover the carrying amount of the asset. For assets that are impaired pursuant to SFAS
No. 121, the Company determined the fair value for each generating plant by estimating the net present value of future cash inflows and outflows over the estimated life of each plant. The difference between fair value and net book value was recorded as a reduction in the current book value. The Company determined that $797 million of

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES electric generation assets were impaired as of June 30, 1999. Of such amounts, $745 million relates to the South Texas Project and $52 million relates to two gas-fired generation plants. The Legislation provides recovery of this impairment through regulated cash flows during the transition period and through non-bypassable charges to transmission and distribution customers. As such, a regulatory asset has been recorded for an amount equal to the impairment loss and is included on the Company's Consolidated Balance Sheets as a regulatory asset. In addition, the Company recorded an additional $12 million of recoverable impaired plant costs in the third quarter of 1999 related to previously incurred costs that are now estimated to be recoverable pursuant to the Legislation. During the third and fourth quarter of 1999, the Company recorded amortization expense related to the recoverable impaired plant costs and other deferred debits created from discontinuing SFAS No. 71 of $221 million. The Company will continue to amortize this regulatory asset as it is recovered from regulated cash flows.

  The impairment analysis requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the plants. The resulting impairment loss is highly dependent on these underlying assumptions. In addition, after January 10, 2004, Reliant Energy HL&P must finalize and reconcile stranded costs (as defined by the Legislation) in a filing with the Texas Utility Commission. Any difference between the fair market value and the regulatory net book value of the generation assets (as defined by the Legislation) will either be refunded or collected through future non-bypassable charges. This final reconciliation allows alternative methods of third party valuation of the fair market value of these assets, including outright sale, stock valuations and asset exchanges. Because generally accepted accounting principles require the Company to estimate fair market values on a plant-by-plant basis in advance of the final reconciliation, the financial impacts of the Legislation with respect to stranded costs are subject to material changes. Factors affecting such change may include estimation risk, uncertainty of future energy prices and the economic lives of the plants. If events occur that make the recovery of all or a portion of the regulatory assets associated with the generation plant impairment loss and deferred debits created from discontinuance of SFAS No. 71 pursuant to the Legislation no longer probable, the Company will write off the corresponding balance of such assets as a non-cash charge against earnings. One of the results of discontinuing the application of SFAS No. 71 for the generation operations is the elimination of the regulatory accounting effects of excess deferred income taxes and investment tax credits related to such operations. The Company believes it is probable that some parties will seek to return such amounts to ratepayers and accordingly, the Company has recorded an offsetting liability.

  Following are the classes of electric property, plant and equipment at cost, with associated accumulated depreciation at December 31, 1999 (including the impairment loss discussed above) and December 31, 1998.


                                                                   Transmission             General         Consolidated Electric
                                                Generation         Distribution         and Intangible         Plant in Service
                                              -------------    ------------------    ------------------    ---------------------
                                                                           (Millions of Dollars)
December 31, 1999:
------------------
 Original cost...........................        $ 11,202           $ 4,531                 $ 992                 $ 16,725
 Accumulated depreciation................           4,767             1,263                   251                    6,281
                                                 --------           -------                 -----                 --------
 Property, plant and equipment - net(1)..        $  6,435           $ 3,268                 $ 741                 $ 10,444
                                                 ========           =======                 =====                 ========
December 31, 1998:
-----------------
 Original cost...........................        $  8,843           $ 4,196                 $ 902                 $ 13,941
 Accumulated depreciation................           3,822             1,276                   207                    5,305
                                                 --------           -------                 -----                 --------
 Property, plant and equipment - net(1)..        $  5,021           $ 2,920                 $ 695                 $  8,636
                                                 ========           =======                 =====                 ========

_____________________
(1) Includes non-rate regulated domestic and international generation facilities of $696 million and $338 million at December 31, 1999 and 1998, respectively, and international distribution facilities of $32 million and $19 million at December 31, 1999 and 1998, respectively. Also, includes property, plant and equipment of UNA of $1.8 billion at December 31, 1999.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

   In order to reduce potential exposure to stranded costs related to generation assets, Reliant Energy HL&P redirected $99 million and $195 million of depreciation in the six months ended June 30, 1999, and the year ended December 31, 1998, respectively, from transmission and distribution related plant assets to generation assets for regulatory and financial reporting purposes. Such redirection was in accordance with the Company's Transition Plan. See Note 4 for additional information regarding the Transition Plan. The Legislation provides that depreciation expense for transmission and distribution related assets may be redirected to generation assets during the base rate freeze period from 1999 through 2001. For regulatory purposes, the Company has continued to redirect transmission and distribution depreciation to generation assets. Beginning June 30, 1999, redirected depreciation expense cannot be recorded by the electric generation operations portion of Reliant Energy HL&P for financial reporting purposes as this portion of electric operations is no longer accounted for under SFAS No. 71. During the third and fourth quarters of 1999, $99 million in depreciation expense has been redirected from transmission and distribution for regulatory purposes and has been established as an embedded regulatory asset included in transmission and distribution related plant and equipment balances. As of December 31, 1999 and 1998, the cumulative amount of redirected depreciation for regulatory purposes is $393 million and $195 million, respectively.

   The Company reviewed its long-term purchase power contracts and fuel contracts for potential loss in accordance with SFAS No. 5, "Accounting for Contingencies" and Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing." Based on projections of future market prices for wholesale electricity, the analysis indicated no loss recognition is appropriate at this time.

   Other Accounting Policy Changes. As a result of discontinuing SFAS No. 71, the accounting policies discussed below related to Electric Operations' generation operations have been changed effective July 1, 1999. Allowance for funds used during construction will no longer be accrued on generation related construction projects. Instead, interest will be capitalized on these projects in accordance with SFAS No. 34, "Capitalization of Interest Cost."

  Previously, in accordance with SFAS No. 71, Reliant Energy HL&P deferred the premiums and expenses that arose when long term debt was redeemed and amortized these costs over the life of the new debt. If no new debt was issued, these costs were amortized over the remaining original life of the retired debt. Effective July 1, 1999, costs resulting from the retirement of debt attributable to the generation operations of Reliant Energy HL&P will be recorded in accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," unless such costs will be recovered through regulated cash flows. In that case, these costs will be deferred and recorded as a regulatory asset by the entity through which the source of the regulated cash flows will be derived. During the third and fourth quarters of 1999, the generation portion of Reliant Energy HL&P incurred $11 million of losses from extinguishment of debt which Reliant Energy HL&P's transmission and distribution operations have recorded as a regulatory asset. This regulatory asset will be amortized along with recoverable impaired plant costs as the assets are recovered pursuant to the Legislation.

(4)  TRANSITION PLAN

  In June 1998, the Texas Utility Commission issued an order in Docket No. 18465 approving the Company's Transition Plan filed by Electric Operations in December 1997. The Transition Plan included base rate credits to residential customers of 4% in 1998 and an additional 2% in 1999. Commercial customers whose monthly billing is 1,000 kva or less are entitled to receive base rate credits of 2% in each of 1998 and 1999. The Company implemented the Transition Plan effective January 1, 1998. For additional information regarding the Transition Plan, see
Note 1(g).

  Review of the Texas Utility Commission's order in Docket No. 18465 is currently pending before the Travis County District Court. In August 1998, the Office of the Attorney General for the State of Texas and a Texas municipality filed an appeal seeking, among other things, to reverse the portion of the Texas Utility Commission's order relating to the redirection of depreciation expenses under the Transition Plan. The Office of the Attorney

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

General has withdrawn its appeal, but the Texas municipality continues to maintain its appeal. Because of the number of variables that can affect the ultimate resolution of an appeal of Texas Utility Commission orders, the Company cannot predict the outcome of this matter or the ultimate effect that adverse action by the courts could have on the Company.

(5)  DERIVATIVE FINANCIAL INSTRUMENTS

(a)  Price Risk Management and Trading Activities.

  The Company offers energy price risk management services primarily related to natural gas, electricity, crude oil and refined products, weather, coal and certain air emissions regulatory credits. The Company provides these services by utilizing a variety of derivative financial instruments, including fixed and variable-priced physical forward contracts, fixed and variable-priced swap agreements and options traded in the over-the-counter financial markets and exchange-traded energy futures and option contracts (Trading Derivatives). Fixed-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between a fixed and variable price for the commodity. Variable-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between industry pricing publications or exchange quotations.

  Prior to 1998, the Company applied hedge accounting to certain physical commodity activities that qualified for hedge accounting. In 1998, the Company adopted mark-to-market accounting for all of its price risk management and trading activities. Accordingly, since 1998, such Trading Derivatives are recorded at fair value with realized and unrealized gains (losses) recorded as a component of revenues. The recognized, unrealized balance is included in price risk management assets/liabilities (See Note 1(o)).

  The notional quantities, maximum terms and the estimated fair value of Trading Derivatives at December 31, 1999 and 1998 are presented below (volumes in billions of British thermal units equivalent (Bbtue) and dollars in millions):



                                                                                           VOLUME-FIXED
                                                                     VOLUME-FIXED              PRICE                MAXIMUM
                                                                      PRICE PAYOR            RECEIVER             TERM (YEARS)
                                                                 ------------------    ------------------    ------------------
1999
----
Natural gas..................................................         936,716               939,416                     9
Electricity..................................................         251,592               248,176                    10
Crude oil and refined products...............................         143,857               144,554                     3

1998
---
Natural gas..................................................         937,264               977,293                     9
Electricity..................................................         122,950               124,878                     3
Crude oil and refined products...............................         205,499               204,223                     3

                                                                         FAIR VALUE                    AVERAGE FAIR VALUE (A)
                                                             --------------------------------    --------------------------------
1999                                                              ASSETS         LIABILITIES         ASSETS          LIABILITIES
----                                                         --------------    --------------    --------------    --------------
Natural gas..............................................         $ 319             $ 299             $ 302             $ 283
Electricity..............................................           131                98               103                80
Crude oil and refined products...........................           134               145               127               132
                                                                  $ 584             $ 542             $ 532             $ 495
                                                                  =====             =====             =====             =====
1998
----
Natural gas..............................................         $ 224             $ 212             $ 124             $ 108
Electricity..............................................            34                33               186               186
Crude oil and refined products...........................            29                23                21                17
                                                                  $ 287             $ 268             $ 331             $ 311
                                                                  =====             =====             =====             =====

____________________
(a)  Computed using the ending balance of each quarter.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  In addition to the fixed-price notional volumes above, the Company also has variable-priced agreements, as discussed above, totaling 3,797,824 and 1,702,977 Bbtue as of December 31, 1999 and 1998, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks.

  All of the fair values shown in the tables above at December 31, 1999 and 1998 have been recognized in income. The fair value as of December 31, 1999 and 1998 was estimated using quoted prices where available and considering the liquidity of the market for the Trading Derivatives. The prices and fair values are subject to significant changes based on changing market conditions.

  The weighted-average term of the trading portfolio, based on volumes, is less than one year. The maximum and average terms disclosed herein are not indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

  In addition to the risk associated with price movements, credit risk is also inherent in the Company's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following table shows the composition of the total price risk management assets of the Company as of December 31, 1999 and 1998.

                                                                December 31, 1999                         December 31, 1998
                                                    -------------------------------------     -------------------------------------
                                                        Investment                                Investment
                                                         Grade (1)             Total               Grade (1)            Total
                                                    ----------------     ----------------     ----------------     ----------------
                                                                                  (Millions of Dollars)
Energy marketers.................................        $ 172                $ 183                $ 103                $ 124
Financial institutions...........................          119                  119                   62                   62
Gas and electric utilities.......................          184                  186                   47                   48
Oil and gas producers............................            6                   30                    7                    8
Industrials......................................            4                    5                    2                    3
Independent power producers......................            4                    6                    1                    1
Others...........................................           64                   67                   45                   47
                                                         -----                -----                -----                 ----
  Total..........................................        $ 553                  596                $ 267                  293
                                                         =====                                     =====
Credit and other reserves........................                               (12)                                       (6)
                                                                              -----                                     -----
Energy price risk management assets(2)...........                             $ 584                                     $ 287
                                                                              =====                                     =====

_________
(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (e.g., parent company guarantees) and collateral, which encompass cash and standby letters of credit.
(2) As of December 31, 1999, the Company had no credit risk exposure to any single counterparty that represents greater than 5% of price risk management assets.


(b)      Non-Trading Activities.

  To reduce the risk from market fluctuations in the revenues derived from electric power, natural gas and related transportation, the Company enters into futures transactions, swaps and options (Energy Derivatives) in order to hedge certain natural gas in storage, as well as certain expected purchases, sales and transportation of natural gas and electric power (a portion of which are firm commitments at the inception of the hedge). Energy Derivatives are

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES also utilized to fix the price of compressor fuel or other future operational gas requirements and to protect natural gas distribution earnings against unseasonably warm weather during peak gas heating months, although usage to date for this purpose has not been material. The Company applies hedge accounting with respect to its derivative financial instruments utilized in non-trading activities.

  The Company utilizes interest-rate derivatives (principally interest-rate swaps) in order to adjust the portion of its overall borrowings which are subject to interest rate risk and also utilizes such derivatives to effectively fix the interest rate on debt expected to be issued for refunding purposes. In addition, in 1999, the Company entered into foreign currency swaps to hedge a portion of its investment in UNA.

  For transactions involving either Energy Derivatives or interest-rate and foreign currency derivatives, hedge accounting is applied only if the derivative
(i) reduces the risk of the underlying hedged item and (ii) is designated as a hedge at its inception. Additionally, the derivatives must be expected to result in financial impacts which are inversely correlated to those of the item(s) to be hedged. This correlation (a measure of hedge effectiveness) is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied.

  In the case of interest-rate swaps associated with existing obligations, cash flows and expenses associated with the interest-rate derivative transactions are matched with the cash flows and interest expense of the obligation being hedged, resulting in an adjustment to the effective interest rate. When interest rate swaps are utilized to effectively fix the interest rate for an anticipated debt issuance, changes in the market value of the interest-rate derivatives are deferred and recognized as an adjustment to the effective interest rate on the newly issued debt.

  In the case of the foreign currency swaps which hedge a portion of the Company's investment in UNA, income or loss associated with the foreign currency derivative transactions is recorded as foreign currency translation adjustments as a component of stockholders' equity. Such amounts generally offset amounts recorded in stockholders' equity as adjustments resulting from translation of the hedged investment into U.S. dollars.

  Unrealized changes in the market value of Energy Derivatives utilized as hedges are not generally recognized in the Company's Statements of Consolidated Income until the underlying hedged transaction occurs. Once it becomes probable that an anticipated transaction will not occur, deferred gains and losses are recognized. In general, the financial impact of transactions involving these Energy Derivatives is included in the Company's Statements of Consolidated Income under the captions (i) fuel expenses, in the case of natural gas transactions and (ii) purchased power, in the case of electric power transactions. Cash flows resulting from these transactions in Energy Derivatives are included in the Company's Statements of Consolidated Cash Flows in the same category as the item being hedged.

  At December 31, 1999, the Company was fixed-price payors and fixed-price receivers in Energy Derivatives covering 33,108 billion British thermal units
(Bbtu) and 5,481 Bbtu of natural gas, respectively. At December 31, 1998, the Company was fixed-price payors and fixed-price receivers in Energy Derivatives covering 42,498 Bbtu and 3,930 Bbtu of natural gas, respectively. Also, at December 31, 1999 and 1998, the Company was a party to variable-priced Energy Derivatives totaling 44,958 Bbtu and 21,437 Bbtu of natural gas, respectively. The weighted average maturity of these instruments is less than one year.

  The notional amount is intended to be indicative of the Company's level of activity in such derivatives, although the amounts at risk are significantly smaller because, in view of the price movement correlation required for hedge accounting, changes in the market value of these derivatives generally are offset by changes in the value associated with the underlying physical transactions or in other derivatives. When Energy Derivatives are closed out in advance of the underlying commitment or anticipated transaction, however, the market value changes may not offset due to the fact that price movement correlation ceases to exist when the positions are closed, as further

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES discussed below. Under such circumstances, gains (losses) are deferred and recognized as a component of income when the underlying hedged item is recognized in income.

  The average maturity discussed above and the fair value discussed in Note 15 are not necessarily indicative of likely future cash flows as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

(c)  Trading and Non-trading -- General Policy.

  In addition to the risk associated with price movements, credit risk is also inherent in the Company's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. While as yet the Company has experienced only minor losses due to the credit risk associated with these arrangements, the Company has off-balance sheet risk to the extent that the counterparties to these transactions may fail to perform as required by the terms of each such contract. In order to minimize this risk, the Company enters into such contracts primarily with counterparties having a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively. For long-term arrangements, the Company periodically reviews the financial condition of such firms in addition to monitoring the effectiveness of these financial contracts in achieving the Company's objectives. Should the counterparties to these arrangements fail to perform, the Company would seek to compel performance at law or otherwise obtain compensatory damages in lieu thereof. The Company might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then-current market prices. In such event, the Company might incur additional losses to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, the Company believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

  The Company's policies also prohibit the use of leveraged financial instruments.

  The Company has established a Risk Oversight Committee, comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including the Company's trading, marketing and risk management activities. The committee's duties are to establish the Company's commodity risk policies, allocate risk capital within limits established by the Company's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with the Company's risk management policies and procedures and trading limits established by the Company's board of directors.

(6)  JOINTLY OWNED ELECTRIC UTILITY PLANT

(a)  Investment in South Texas Project.

  The Company has a 30.8% interest in the South Texas Project, which consists of two 1,250 megawatt (MW) nuclear generating units and bears a corresponding 30.8% share of capital and operating costs associated with the project. As of December 31, 1999, the Company's investment in the South Texas Project was $382 million (net of $2.1 billion accumulated depreciation which includes an impairment loss recorded in 1999 of $745 million). For additional information regarding the impairment loss, see Note 3. The Company's investment in nuclear fuel was $44 million (net of $251 million amortization) as of such date.

  The South Texas Project is owned as a tenancy in common among its four co-owners, with each owner retaining its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. The four co-owners have delegated management and operating responsibility for the South Texas Project to the South Texas Project Nuclear Operating Company (STPNOC). STPNOC is managed by a board of

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES directors comprised of one director from each of the four owners, along with the chief executive officer of STPNOC. The four owners provide oversight through an owners' committee comprised of representatives of each of the owners and through the board of directors of STPNOC. Prior to November 1997, the Company was the operator of the South Texas Project.

(b)  Nuclear Insurance.

  The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. This coverage consists of $500 million in primary property damage insurance and excess property insurance in the amount of $2.25 billion. With respect to excess property insurance, the Company and the other owners of the South Texas Project are subject to assessments, the maximum aggregate assessment under current policies being $17 million during any one policy year. The application of the proceeds of such property insurance is subject to the priorities established by the Nuclear Regulatory Commission (NRC) regulations relating to the safety of licensed reactors and decontamination operations.

  Pursuant to the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $8.9 billion as of December 31, 1999. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations by maintaining the maximum amount of financial protection available from private sources and by maintaining secondary financial protection through an industry retrospective rating plan. The assessment of deferred premiums provided by the plan for each nuclear incident is up to $84 million per reactor, subject to indexing for inflation, a possible 5% surcharge (but no more than $10 million per reactor per incident in any one year) and a 3% state premium tax. The Company and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan.

  There can be no assurance that all potential losses or liabilities will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company's financial condition, results of operations and cash flows.

(c)  Nuclear Decommissioning.

  The Company contributes $14.8 million per year to a trust established to fund its share of the decommissioning costs for the South Texas Project. For a discussion of the accounting treatment for the securities held in the Company's nuclear decommissioning trust, see Note 1(l). In July 1999, an outside consultant estimated the Company's portion of decommissioning costs to be approximately $363 million. The consultant's calculation of decommissioning costs for financial planning purposes used the DECON methodology (prompt removal/dismantling), one of the three alternatives acceptable to the NRC and assumed deactivation of Units Nos. 1 and 2 upon the expiration of their 40-year operating licenses. While the current and projected funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Legislation, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a non-bypassable charge to transmission and distribution customers.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(7)  EQUITY INVESTMENTS AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

  The Company accounts for investments in unconsolidated subsidiaries under the equity method of accounting where (i) the ownership interest in the affiliate ranges from 20% to 50%, (ii) the ownership interest is less than 20% but the Company exercises significant influence over operating and financial policies of such affiliate or (iii) the interest in the affiliate exceeds 50% but the Company does not exercise control over the affiliate.

  The Company's equity investments and advances in unconsolidated subsidiaries at December 31, 1999 and 1998 were $1 billion and $1.1 billion, respectively. The Company's equity loss from these investments, was $14 million in 1999. For 1998 and 1997, the Company's equity income from these investments was $71 million and $49 million, respectively. Dividends received from these investments amounted to $14 million, $44 million and $46 million in 1999, 1998 and 1997, respectively.

(a)  Reliant Energy Latin America.

  Reliant Energy is evaluating the sale of the Company's Latin American assets in order to pursue business opportunities that are in line with its strategies for the U.S. and Western Europe.

  As of December 31, 1999, Reliant Energy Latin America indirectly holds interests in Light Servicos de Eletricidade S.A. (Light) (11.78%) which transmits and distributes electricity in Rio De Janeiro, Brazil and holds 77.81% of the common stock of Metropolitana Electricidade de Sao Paulo S.A. (Metropolitana) which transmits and distributes electricity in Sao Paulo, Brazil; three Colombian electric systems, Empresa de Energia del Pacifico S.A.E.S.P. (EPSA) (28.35%), Electricaribe (34.61%), and Electrocosta (35.17%); and three electric systems in El Salvador (ranging from approximately 37% to 45%). In addition, Reliant Energy Latin America indirectly holds interests in natural gas systems in Colombia and a power generation plant in India.

  As of December 31, 1999 and 1998, Light and Metropolitana had total borrowings of $2.9 billion and $3.2 billion denominated in non-local currencies. During the first quarter of 1999, the Brazilian real was devalued and allowed to float against other major currencies. The effects of devaluation on the non-local currency denominated borrowings caused the Company to record, as a component of its equity earnings, an after-tax charge for the year ended December 31, 1999 of $102 million as a result of foreign currency transaction losses recorded by both Light and Metropolitana. At December 31, 1999 and 1998, one U.S. dollar could be exchanged for 1.79 Brazilian real and 1.21 Brazilian real, respectively.
Because the Company uses the Brazilian real as the functional currency to report Light's equity earnings, any decrease in the value of the Brazilian real below its December 31, 1999 level will increase Light's liability represented by the non-local currency denominated borrowings. This amount will also be reflected in the Company's consolidated earnings, to the extent of the Company's ownership interest in Light. Similarly, any increase in the value of the Brazilian real above its December 31, 1999 level will decrease Light's liability represented by such borrowings.

  In April 1998, Light purchased 74.88% of the common stock of Metropolitana. The purchase price for the shares was approximately $1.8 billion and was financed with proceeds from bank borrowings. In August 1998, Reliant Energy Latin America and another unrelated entity jointly acquired, through subsidiaries, 65% of the stock of two Colombian electric distribution companies, Electricaribe and Electrocosta, for approximately $522 million. The shares of these companies are indirectly held by an offshore holding company jointly owned by the Company and the other entity. In addition, in 1998, the Company acquired, for approximately $150 million, equity interests in three electric distribution systems located in El Salvador.

  In June 1997, a consortium of investors which included Reliant Energy Latin America acquired for $496 million a 56.7% controlling ownership interest in EPSA. Reliant Energy Latin America contributed $152 million of the purchase price for a 28.35% ownership interest in EPSA.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  In May 1997, Reliant Energy Latin America increased its indirect ownership interest in an Argentine electric utility from 48% to 63%. The purchase price of the additional interest was $28 million. On June 30, 1998, Reliant Energy Latin America sold its 63% ownership interest in this Argentine affiliate and certain related assets for approximately $243 million. Reliant Energy Latin America acquired its initial ownership interests in the electric utility in 1992. The Company recorded an $80 million after-tax gain from this sale in the second quarter of 1998.


(b)  Wholesale Energy Domestic.

  In April 1998, the Company formed a limited liability corporation to construct and operate a 490 MW electric generation plant in Boulder City, Nevada in which the Company retained a 50% interest. The plant is anticipated to be operational in the second quarter of 2000. In October 1998, the Company entered into a partnership to construct and operate a 100 MW cogeneration plant in Orange, Texas in which its ownership interest is 50%. The plant began commercial
operation in December 1999.   As of December 31, 1999, the Company's net
investment in these projects is $78 million and its total projected net investment is approximately $90 million.

(c) Combined Financial Statement Data of Equity Investees and Advances to Unconsolidated Subsidiaries.

  The following tables set forth certain summarized financial information of the Company's unconsolidated affiliates as of December 31, 1999 and 1998 and for the years then ended or periods from the respective affiliates' acquisition date through December 31, 1999, 1998 and 1997, if shorter:

                                                                              Year Ended December 31,
                                                   ---------------------------------------------------------------------------
                                                              1999                      1998                      1997
                                                   ----------------------     ----------------------    ----------------------
                                                                               (Thousands of Dollars)
Income Statement:
 Revenues..........................................       $4,421,942                 $2,449,335                $2,011,927
 Operating expenses................................        3,329,559                  1,762,166                 1,460,248
 Net income........................................         (310,667)                   514,005                   403,323

                                                                                                December 31,
                                                                              ------------------------------------------------
                                                                                        1999                      1998
                                                                              ----------------------    ----------------------
                                                                                          (Thousands of Dollars)
Balance Sheet:
 Current assets....................................................                  $ 1,553,166               $ 1,841,857
 Noncurrent assets.................................................                   10,379,306                13,643,747
 Current liabilities...............................................                    2,714,621                 4,074,603
 Noncurrent liabilities............................................                    4,440,985                 6,284,821
 Owners' equity....................................................                    4,776,866                 5,126,180

(8)  INDEXED DEBT SECURITIES (ACES AND ZENS) AND TIME WARNER SECURITIES

(a)  Original investment in Time Warner Securities.

  On July 6, 1999, the Company converted its 11 million shares of Time Warner Inc. (TW) convertible preferred stock (TW Preferred) into 45.8 million shares of Time Warner common stock (TW Common). Prior to the conversion, the Company's investment in the TW Preferred was accounted for under the cost method at a value of $990 million in the Company's Consolidated Balance Sheets. The TW Preferred was redeemable after July 6, 2000, had an aggregate liquidation preference of $100 per share (plus accrued and unpaid dividends), was entitled to annual dividends of $3.75 per share until July 6, 1999 and was convertible by the Company. The Company recorded pre-tax dividend income with respect to the TW Preferred of $20.6 million in 1999 prior to the conversion and $41.3 million in both 1998 and 1997. Due to the conversion, the Company will no longer receive the quarterly pre-tax dividend of $10.3 million that was paid on the TW Preferred but will receive dividends, if declared and paid,

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES on its investments in TW Common. Effective on the conversion date, the shares of TW Common were classified as trading securities under SFAS No. 115 and an unrealized gain was recorded in the amount of $2.4 billion ($1.5 billion after tax) to reflect the cumulative appreciation in the fair value of the Company's investment in Time Warner securities.

(b)  ACES.

  In July 1997, in order to monetize a portion of the cash value of its investment in TW Preferred, the Company issued 22.9 million of its unsecured 7% Automatic Common Exchange Securities (ACES) having an original principal amount of approximately $1.052 billion. The market value of ACES is indexed to the market value of TW Common. In July 2000, the ACES will be mandatorily exchangeable for, at the Company's option, either shares of TW Common at the exchange rate set forth below or cash with an equal value. The current exchange rate is as follows:

         Market Price of TW Common       Exchange Rate
         --------------------------      -------------
         Below $22.96875                 2.0 shares of TW Common
         $22.96875 - $27.7922            Share equivalent of $45.9375
         Above $27.7922                  1.6528 shares of TW Common


  Prior to maturity, the Company has the option of redeeming the ACES if (i) changes in federal tax regulations require recognition of a taxable gain on the Company's TW investment and (ii) the Company could defer such gain by redeeming the ACES. The redemption price is 105% of the closing sales price of the ACES as determined over a period prior to the day redemption notice is given. The redemption price may be paid in cash or in shares of TW Common or a combination of the two.

  By issuing the ACES, the Company effectively eliminated the economic exposure of its investment in TW securities to decreases in the price of TW Common below $22.96875. In addition, the Company retained 100% of any increase in TW Common price up to $27.7922 per share and 17% of any increase in market price above $27.7922.

  Prior to the July 1999 conversion of the TW Preferred, any increase in the market value of TW Common above $27.7922 was treated for accounting purposes as an increase in the payment amount of the ACES equal to 83% of the increase in the market price per share and was recorded by the Company as a non-cash expense. As a result, the Company recorded in 1999 (prior to conversion), 1998 and 1997 a non-cash, unrealized accounting loss of $435 million, $1.2 billion and $121 million, respectively (which resulted in an after-tax earnings reduction of $283 million, or $0.99 per share, $764 million, or $2.69 per share, and $79 million, or $0.31 per share, respectively). Following the conversion of TW Preferred into TW Common, changes in the market value of the Company's TW Common and the related offsetting changes in the liability related to the Company's obligation under the ACES will be recorded in the Company's Statement of Consolidated Income.

(c)  ZENS.

  On September 21, 1999, the Company issued approximately 17.2 million of its 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (ZENS) having an original principal amount of approximately $1.0 billion. At maturity the holders of the ZENS will receive in cash the higher of the original principal amount of the ZENS or an amount based on the then-current market value of TW Common, or other securities distributed with respect to TW Common (one share of TW Common and such other securities, if any, are referred to as reference shares). Each ZENS has an original principal amount of $58.25 (the closing market price of the TW Common on September 15, 1999) and is exchangeable at any time at the option of the holder for cash equal to 95% (100% in certain cases)
of the market value of the reference shares attributable to one ZENS.   The
Company pays interest on each ZENS at an annual rate of 2% plus the amount of any quarterly cash dividends paid in respect of the quarterly

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES interest period on the reference shares attributable to each ZENS. Subject to certain conditions, the Company has the right to defer interest payments from time to time on the ZENS for up to 20 consecutive quarterly periods. As of December 31, 1999, no interest payments on the ZENS had been deferred.

  Of the $980 million net proceeds from the offering, the Company used $443 million for general corporate purposes, including repayment of Company indebtedness. The Company used $537 million of the net proceeds to purchase 9.2 million shares of TW Common, which are classified as trading securities under SFAS No. 115. Unrealized gains and losses resulting from changes in the market value of the TW Common are recorded in the Company's Statements of Consolidated Income.

  An increase above $58.25 (subject to certain adjustments) in the market value per share of TW Common results in an increase in the Company's liability for the ZENS and is recorded by the Company as a non-cash expense. If the market value per share of TW Common declines below $58.25 (subject to certain adjustments), the liability for the ZENS would not decline below the original principal amount. However, the decline in market value of the Company's investment in the TW Common would be recorded as an unrealized loss as discussed above.

  Prior to the purchase of additional shares of TW Common on September 21, 1999, the Company owned approximately 8 million shares of TW Common that were in excess of the 38 million shares needed to economically hedge its ACES obligation. For the period from July 6, 1999 to the ZENS issuance date, losses (due to the decline in the market value of the TW Common during such period) on these 8 million shares were $122 million ($79 million after tax). The 8 million shares of TW Common combined with the additional 9.2 million shares purchased are expected to be held to facilitate the Company's ability to meet its obligation under the ZENS.

  The following table sets forth certain summarized financial information of the Company's investment in TW securities and the Company's ACES and ZENS obligations.

                                                               TW Investment               ACES                    ZENS
                                                          --------------------    --------------------    --------------------
                                                                                  (THOUSANDS OF DOLLARS)
Balance at January 1, 1997............................         $   990,000
Issuance of indexed debt securities...................                                 $ 1,052,384
Loss on indexed debt securities.......................                                     121,402
                                                               -----------             -----------
Balance at December 31, 1997..........................             990,000               1,173,786
Loss on indexed debt securities.......................                                   1,176,211
                                                               -----------             -----------
Balance at December 31, 1998..........................             990,000               2,349,997
Issuance of indexed debt securities...................                                                         $ 1,000,000
Purchase of TW Common.................................             537,055
Loss on indexed debt securities.......................                                     388,107                 241,416
Gain on TW Common.....................................           2,452,406
                                                               -----------             -----------             -----------
Balance at December 31, 1999..........................         $ 3,979,461             $ 2,738,104             $ 1,241,416
                                                               ===========             ===========             ===========

(9)  PREFERRED STOCK AND PREFERENCE STOCK

(a)      Preferred Stock.

  At December 31, 1999 and 1998, the Company had 10,000,000 authorized shares of cumulative preferred stock, of which 97,397 shares were outstanding. As of such dates, the Company's only outstanding series of preferred stock was its $4.00 Preferred Stock. The $4.00 Preferred Stock pays an annual dividend of $4.00 per share, is redeemable at $105 per share and has a liquidation price of $100 per share.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(b)  Preference Stock.

  At December 31, 1999 and 1998, Reliant Energy had 10,000,000 authorized shares of preference stock which were designated and outstanding, as shown below.

                                                        DECEMBER 31, 1999                               DECEMBER 31, 1998
                                         --------------------------------------------    ------------------------------------------
                   LIQUIDATION VALUE             SHARES                  SHARES                  SHARES                  SHARES
                       PER SHARE               DESIGNATED              OUTSTANDING             DESIGNATED              OUTSTANDING
                --------------------     --------------------    --------------------    --------------------    ------------------
Series A.....               $  1,000            700,000                                         700,000
Series B.....               $100,000             27,000                  17,000                  27,000                  17,000
Series C.....               $100,000              1,575                                           1,575                   1,575
Series D.....          Euro  100,000(1)           5,880                   5,880
Series E.....               $100,000              3,160                   3,160
Series F.....               $100,000              2,400                   2,400

____________
(1)  As of December 31, 1999, one U.S. dollar could be exchanged for 1.0062
     Euros.

  The Series A Preference Stock is issuable in accordance with the Company's Shareholder Rights Agreement upon the occurrence of certain events. Each share of common stock of the Company includes one associated preference stock purchase right (Company Right). Under certain circumstances, each Company Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share (Fractional Share) of Series A Preference Stock, without par value, at a purchase price of $42.50 per Fractional Share, subject to adjustments.

  The Series C Preference Stock was redeemed in March 1999. The Series B, D, E and F Preference Stock are not deemed outstanding for financial reporting purposes because the sole holders of each series are wholly owned financing subsidiaries of the Company.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(10) LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                            December 31, 1999               December 31, 1998
                                                                       ---------------------------     --------------------------
                                                                       Long-Term       Current (1)     Long-Term       Current(1)
                                                                       ----------      -----------     ----------      -----------
                                                                                        (Thousands of Dollars)
Short-term borrowings:
 Commercial paper.....................................................                  $1,793,268                      $1,360,239
 Lines of credit (2)..................................................                     563,472                         150,000
 Receivables facilities...............................................                     350,000                         300,000
 Other (3)............................................................                     172,471                           2,500
                                                                                        ----------                       ---------
Total short-term borrowings...........................................                   2,879,211                       1,812,739
                                                                                        ----------                      ----------
Long-term debt:
Reliant Energy
 ACES (4).............................................................                   2,738,104        $2,349,997
 ZENS (4).............................................................                   1,241,416
 Debentures........................................................... $  350,000                            350,000
  7.88% to 9.38% due 2001 to 2002 as of December 31, 1999 and 1998
 First mortgage bonds.................................................  1,261,217          150,000         1,875,732       170,500
  4.90% to 9.15% due 2002 to 2027 as of December 31, 1999
  4.90% to 9.15% due 2000 to 2027 as of December 31, 1998
 Pollution control bonds..............................................  1,045,900                            581,385
  4.70% to 5.95% due 2011 to 2030 as of December 31, 1999
  4.90% to 5.25% due 2015 to 2029 as of December 31, 1998
 Notes payable........................................................        529               31               561            31
  12.50% due 2017 as of December 31, 1999 and 1998
 Capitalized lease obligations........................................     12,502            1,229            13,742         1,140
Financing Subsidiaries (directly or indirectly held by Reliant Energy)
 Notes payable........................................................    525,000
  7.12% to 7.40% due 2001 to 2002 as of December 31, 1999
Reliant Energy International, Inc.
 Notes payable, 9.00% due 2003 as of December 31, 1999 and 1998.......     92,667           27,905           126,522        22,345
Reliant Energy Power Generation, Inc.
 Notes payable........................................................     70,247
  Various market rates due 2002 as of December 31, 1999
N.V. UNA (3)(5)
 Debentures...........................................................    390,626
  3.50% to 9.13% due 2000 to 2010 as of December 31, 1999
Resources Corp. (5)
 Convertible debentures...............................................     92,727                            104,617
  6.0% due 2012
 Debentures...........................................................    961,545                          1,010,919
  6.38% to 8.90% due 2003 to 2008 as of December 31, 1999
  6.38% to 10.00% due 2003 to 2019 as of December 31, 1998
 Medium-term notes....................................................    150,275                            177,591
  8.77% to 9.23% maturing 2001 as of December 31, 1999
  8.77% to 9.39% maturing 2000 to 2001 as of December 31, 1998
 Notes payable........................................................                     223,451           203,116       203,438
  7.50% to 9.39% due 2000 as of December 31, 1999
  7.50% to 8.88% due 1999 to 2000 as of December 31, 1998
Unamortized discount and premium......................................      8,075                              6,566
                                                                       ----------       ----------        ----------    ----------
Total long-term borrowings............................................  4,961,310        4,382,136         6,800,748       397,454
                                                                       ----------       ----------        ----------    ----------
 Total borrowings..................................................... $4,961,310       $7,261,347        $6,800,748    $2,210,193
                                                                       ==========       ==========        ==========    ==========

_____________________________________
(1)  Includes amounts due within one year of the date noted.
(2) Includes borrowings which are denominated in Euros as of December 31, 1999. The assumed exchange rate is 1.0062 Euros per U.S. dollar (exchange rate on December 31, 1999).
(3) Borrowings are primarily denominated in Dutch guilders. The assumed exchange rate is 2.19 NLG per U.S. dollar (exchange rate on December 31, 1999).
(4) For additional information regarding ACES and ZENS, see Note 8. As ZENS are exchangeable at any time at the option of the holders, these notes are classified as a current portion of long-term debt.
(5) At the respective acquisition dates of UNA and Resources, the debt was adjusted to fair market value as of that date. Included in unamortized premium and discount is unamortized premium related to fair value adjustments

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES of-long-term debt of approximately $48 million and $33 million at December 31, 1999 and 1998, respectively, and is being amortized over the respective remaining term of the related long-term debt.

(a)  Short-term Borrowings.

  As of December 31, 1999, the Company has credit facilities, which included facilities of various financing subsidiaries, UNA and Resources Corp., with financial institutions which provide for an aggregate of $3.7 billion in committed credit. The facilities expire as follows: $1.8 billion in 2000,
$1.6 billion in 2002 and $0.3 billion in 2003.   Interest rates on borrowings
are based on the London interbank offered rate (LIBOR) plus a margin, Euro interbank deposits plus a margin, a base rate or at a rate determined through a bidding process. Credit facilities aggregating $1.2 billion are unsecured. These credit facilities contain covenants and requirements which must be met to borrow funds. Such covenants are not anticipated to materially restrict the Company from borrowing funds under such facilities. As of December 31, 1999, unused credit facilities totaled $1.0 billion. In addition, one of the credit facilities includes a $65 million sub-facility under which letters of credit may be obtained. Letters of credit under the sub-facility aggregated
$9.3 million as of December 31, 1999.

  The Company sells commercial paper to provide financing for general corporate purposes. As of December 31, 1999, $1.8 billion of commercial paper was outstanding. The commercial paper borrowings are supported by various credit facilities discussed above including a $1.6 billion revolving credit facility expiring in 2002, a $200 million revolving credit facility expiring in 2000 and a $350 million revolving credit facility expiring in 2003.

  As of December 31, 1999, the Company, through UNA, has $170 million (assuming an exchange rate of 2.19 NLG per U.S. dollar, exchange rate as of December 31,
1999) of short-term borrowings arranged via brokers or directly from financial institutions. These borrowings are used by UNA to meet its short-term liquidity requirements.

  The weighted average interest rate on short-term borrowings in 1999, 1998 and 1997 was 5.84%, 5.77% and 6.12%, respectively.

(b) Long-term Debt.

  Maturities of long-term debt and sinking fund requirements for the Company are approximately $409 million in 2000, $773 million in 2001, $670 million in 2002, $741 million in 2003 and $58 million in 2004. Maturities in 2000 exclude indexed debt securities (see Note 8) which may be settled with the Company's investment in TW Common.

  Substantially all physical assets used in the conduct of the business and operations of Electric Operations are subject to liens securing the First Mortgage Bonds. Sinking fund requirements on the First Mortgage Bonds may be satisfied by certification of property additions at 100% of the requirements as defined by the Mortgage and Deed of Trust. Sinking or improvement/replacement fund requirements for 1999 and prior years have been satisfied by certification of property additions. The replacement fund requirement to be satisfied in 2000 is approximately $327 million.

  At December 31, 1999, Resources Corp. had issued and outstanding $92.7 million aggregate principal amount of its 6% Convertible Subordinated Debentures due 2012 (Subordinated Debentures). The holders of the Subordinated Debentures receive interest quarterly and have the right at any time on or before the maturity date thereof to convert each Subordinated Debenture into 0.65 shares of Company common stock and $14.24 in cash. During 1999, Resources Corp. purchased $12.0 million aggregate principal amount of its Subordinated Debentures.

  In November 1998, Resources Corp. issued $500 million aggregate principal amount of its 6 3/8% Term Enhanced ReMarketable Securities (TERM Notes). Included within the TERM Notes is an embedded option sold to an investment bank which gives the investment bank the right to remarket the TERM Notes commencing in November 2003 if it chooses to exercise the option. The TERM Notes are unsecured obligations of Resources Corp.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES which bear interest at an annual rate of 6 3/8% through November 1, 2003. On November 1, 2003, the holders of the TERM Notes are required to tender their notes at 100% of their principal amount. The portion of the proceeds attributable to the option premium will be amortized over the stated term of the securities. If the option is not exercised by the investment bank, Resources Corp. will repurchase the TERM Notes at 100% of their principal amount on November 1, 2003. If the option is exercised, the TERM Notes will be remarketed on a date, selected by Resources Corp., within the 52-week period beginning November 1, 2003. During such period and prior to remarketing, the TERM Notes will bear interest at rates, adjusted weekly, based on an index selected by Resources Corp. If the TERM Notes are remarketed, the final maturity date of the TERM Notes will be November 1, 2013, subject to adjustment, and the effective interest rate on the remarketed TERM Notes will be 5.66% plus Resources Corp.'s applicable credit spread at the time of such remarketing.

  For the year ended December 31, 1999, 1998 and 1997, the Company capitalized interest of $19 million, $14 million and $11 million, respectively, including allowance for funds used during construction related to debt.

  During the year ended December 31, 1999, 1998 and 1997, the Company recorded losses from the extinguishment of debt of $22 million, $20 million and $17 million, respectively. As these costs will be recovered through regulated cash flows, these costs have been deferred and a regulatory asset has been recorded. For further discussion regarding the accounting, see Note 3.

(11)   TRUST  PREFERRED SECURITIES

  In February 1999, Reliant Energy and two newly created and wholly owned Delaware statutory business trusts (REI Trust I and REI Trust II), registered $500 million of trust preferred securities and related junior subordinated debt securities. In February 1999, REI Trust I issued $375 million aggregate amount of preferred securities to the public. The trust preferred securities accumulate distributions at a rate of 7.20% payable quarterly in arrears, have a stated liquidation amount of $25 per preferred security and must be redeemed by March 2048. REI Trust I used the proceeds to purchase $375 million aggregate principal amount of junior subordinated debentures from the Company having an interest rate and maturity date that correspond to the distribution rate and mandatory redemption date of the trust preferred securities. The Company used the proceeds from the sale of the debentures for general corporate purposes, including the repayment of short-term debt. Under the registration statement, $125 million of these securities remain available for issuance. The issuance of all securities registered by the Company is subject to market and other conditions.

  In February 1997, two Delaware statutory business trusts established by the Company (HL&P Capital Trust I and HL&P Capital Trust II) issued (i) $250 million of trust preferred securities and (ii) $100 million of capital securities, respectively. The trust preferred securities have a distribution rate of 8.125% payable quarterly in arrears, a stated liquidation amount of $25 per trust preferred security and must be redeemed by March 2046. The capital securities have a distribution rate of 8.257% payable quarterly in arrears, a stated liquidation amount of $1,000 per capital security and must be redeemed by February 2037. HL&P Capital Trust I and II used the proceeds to purchase $350 million aggregate principal amount of subordinated debentures from the Company having interest rates and maturity dates that correspond to the distribution rate and the mandatory redemption dates of the trust preferred securities.

  The Company accounts for HL&P Capital Trust I and II and REI Trust I as wholly owned consolidated subsidiaries. The subordinated debentures are the trusts' sole asset and their entire operations. The Company has fully and unconditionally guaranteed, on a subordinated basis, all of HL&P Capital Trust I and II and REI Trust I's obligations with respect to the preferred securities and capital securities. The preferred securities and capital securities are mandatorily redeemable upon the repayment of the subordinated debentures at their stated maturity or earlier redemption. Subject to certain limitations, the Company has the option of deferring payments of interest on the subordinated debentures. During any deferral or event of default, the Company may not pay dividends on its capital stock. As of December 31, 1999, no interest payments on the subordinated debentures had been deferred.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  In June 1996, a Delaware statutory business trust established by Resources Corp. (Resources Trust) issued $172.5 million of convertible preferred securities to the public. The convertible preferred securities have a distribution rate of 6.25% payable quarterly in arrears, a stated liquidation amount of $50 per convertible preferred security and must be redeemed by 2026. The Resources Trust used the proceeds to purchase $172.5 million of 6.25% convertible junior subordinated debentures from Resources Corp. having an interest rate and a maturity date that correspond to the distribution rate and the mandatory redemption date of the convertible preferred securities.
Resources Corp. accounts for Resources Trust as a wholly owned consolidated subsidiary. The convertible junior subordinated debentures represent Resources Trust's sole assets and its entire operations. Resources Corp. has fully and unconditionally guaranteed, on a subordinated basis, all of Resources Trust's obligations with respect to the convertible preferred securities. The convertible preferred securities are mandatorily redeemable upon the repayment of the convertible junior subordinated debentures at their stated maturity or earlier redemption. Each convertible preferred security is convertible at the option of the holder into $33.62 of cash and 1.55 shares of Reliant Energy common stock. During 1999 and 1998, convertible preferred securities aggregating $0.2 million and $15.5 million, respectively, were converted, leaving $0.7 million and $0.9 million liquidation amount of convertible preferred securities outstanding at December 31, 1999 and 1998, respectively. Subject to certain limitations, Resources Corp. has the option of deferring payments of interest on the convertible junior subordinated debentures. During any deferral or event of default, Resources Corp. may not pay dividends on its common stock to Reliant Energy. As of December 31, 1999, no interest payments on the debentures had been deferred.

(12) STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

(a)  Incentive Compensation Plans.

  The Company has Long-Term Incentive Compensation Plans (LICP) and other incentive compensation plans that provide for the issuance of stock-based incentives (including performance-based stock compensation, restricted shares, stock options and stock appreciation rights) to key employees of the Company, including officers. As of December 31, 1999, 485 current and former employees participated in the plans. A maximum of approximately 24 million shares of common stock may be issued under these plans. Under the LICP, beginning one year after the grant date, the options become exercisable in one-third increments each year. As of December 31, 1999, the weighted-average remaining contractual life of outstanding options was 8.3 years. Performance-based stock compensation issued and restricted shares granted were 294,271 in 1999, 98,413 in 1998 and 704,865 in 1997.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  Stock option activity for the years 1997 through 1999 is summarized below:

                                                                                                    WEIGHTED AVERAGE
                                                                                 NUMBER             PRICE AT DATE OF
                                                                               OF SHARES            GRANT OR EXERCISE
                                                                         ---------------------     ---------------------
Outstanding at December 31, 1996.........................................       498,652                  $21.7796
 Options granted.........................................................       382,954                  $21.0673
 Options converted at acquisition(1).....................................       622,504                  $12.9002
 Options exercised(1)....................................................      (281,053)                 $ 9.2063
 Options withheld for taxes..............................................           (72)
 Options canceled........................................................      (148,418)
                                                                              ---------
Outstanding at December 31, 1997.........................................     1,074,567                  $19.0728
                                                                              ---------

 Options granted.........................................................     2,243,535                  $26.3112
 Options exercised(1)....................................................      (287,591)                 $15.6576
 Options withheld for taxes..............................................        (6,854)
 Options canceled........................................................       (78,003)
                                                                             ----------
Outstanding at December 31, 1998.........................................     2,945,654                  $24.8668
                                                                             ----------

 Options granted.........................................................     3,806,051                  $26.7372
 Options exercised(1)....................................................       (83,610)                 $19.3819
 Options canceled........................................................      (205,124)
                                                                             ----------
Outstanding at December 31, 1999.........................................     6,462,971                  $25.9937
                                                                             ==========

                                                                                                         NUMBER
                                                                                                        OF SHARES
                                                                                                    ----------------
December 31, 1999
Exercisable at:
  $7.00 - 19.84.................................................................................          147,953
  $21.01 - 30.25................................................................................        1,202,421
December 31, 1998
 Exercisable at:
  $7.00 - 19.84.................................................................................          158,695
  $20.01 - 35.18................................................................................          373,160
December 31, 1997
 Exercisable at:
  $7.00 - 17.75.................................................................................          302,256
  $20.01 - 35.18................................................................................          343,048

__________
(1) Effective upon the Merger with Resources Corp., each holder of an unexpired Resources Corp. stock option, whether or not then exercisable, was entitled to elect to either (i) have all or any portion of their Resources Corp. stock options canceled and "cashed out" or (ii) have all or any portion of their Resources Corp. stock options converted to Reliant Energy's stock options. There were 828,297 Resources Corp. stock options converted into 622,504 of Reliant Energy's stock options at the Merger date. Options exercised during 1999, 1998 and 1997 included approximately 26,000, 210,000 and 277,000 shares, respectively, related to Resources Corp. stock options which were converted at the Merger.

  In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies the rules contained in Accounting Principles Opinion No. 25, "Accounting for Stock Issued to Employees," and discloses the required pro forma effect on net income and earnings per share of the fair value based method of accounting for stock compensation as required by SFAS No. 123.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  The following pro forma summary of the Company's consolidated results of operations has been prepared as if the fair value based method of accounting for employee stock compensation had been applied:

                                                                            1999                1998                1997
                                                                     ---------------     ---------------     ---------------
                                                                            (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net income (loss) attributable to common stockholders as reported....    $ 1,482,081          $ (141,482)          $ 420,948
SFAS No. 123 effect..................................................         (5,120)             (6,383)             (2,374)
                                                                         -----------          ----------           ---------
Pro forma net income (loss) attributable to common stockholders......    $ 1,476,961          $ (147,865)          $ 418,574
                                                                         ===========          ==========           =========

Pro forma basic earnings per share...................................     $     5.18           $    (.50)           $   1.66
Pro forma diluted earnings per share.................................           5.16                (.52)               1.65

  The fair value of options granted during 1999, 1998 and 1997 was calculated using the Black-Scholes model. The significant assumptions incorporated in the Black-Scholes model in estimating the fair value of the options include (i) an interest rate of 5.10%, 5.65% and 6.58% for 1999, 1998 and 1997, respectively, that represents the interest rate on a U.S. Treasury security with a maturity date corresponding with the option term, (ii) an option term of ten years,
(iii) volatility of 21.23%, 24.01% and 22.06% for 1999, 1998 and 1997,
respectively, calculated using daily stock prices for the period prior to the grant date and (iv) expected common dividends of $1.50 per share representing annualized dividends at the date of grant.

(b)  Pension.

  The Company has a noncontributory retirement plan which covers the employees of the Company. Prior to 1999, Resources had two noncontributory retirement plans: (i) the plan which covered the employees of Resources other than Minnegasco employees and (ii) the plan which covered Minnegasco employees. The plans provided retirement benefits based on years of service and compensation. Effective January 1, 1999, the two Resources noncontributory retirement plans were merged into the Company's plan. The Company's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the plan consist principally of common stocks and high-quality, interest-bearing obligations. The net periodic pension costs, prepaid pension costs and benefit obligation have been determined separately for each plan prior to the plans being merged.

  Net pension cost for the Company includes the following components:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------------------------

                                                                             1999                 1998                  1997
                                                                     ----------------     -----------------     ----------------
                                                                                         (THOUSANDS OF DOLLARS)
Service cost -- benefits earned during the period....................       $  33,700             $  33,436             $ 26,848
Interest cost on projected benefit obligation........................          88,393                85,132               67,641
Expected return on plan assets.......................................        (140,496)             (121,196)             (86,372)
Net amortization.....................................................          (5,361)                    6                    6
                                                                            ---------             ---------             --------
     Net pension cost................................................         (23,764)               (2,622)               8,123
Transfer of obligation to STPNOC.....................................                                                     (6,077)
SFAS No. 88 -- curtailment expense...................................                                                     12,947
                                                                            ---------             ---------             --------
     Total pension cost (benefit)....................................       $ (23,764)            $  (2,622)            $ 14,993
                                                                            =========             =========             ========

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  Following are reconciliations of the Company's beginning and ending balances of its retirement plan benefit obligation, plan assets and funded status for 1999 and 1998.

                                                                                        Year ended December 31,
                                                                           ---------------------------------------------

                                                                                     1999                     1998
                                                                           --------------------     --------------------
                                                                                        (Thousands of Dollars)
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation, beginning of year...................................      $ 1,389,444              $ 1,246,582
   Service cost............................................................           33,700                   33,436
   Interest cost...........................................................           88,393                   85,132
   Benefits paid...........................................................          (97,946)                 (69,182)
   Plan amendments.........................................................                                  (161,326)
   Actuarial (gain) loss...................................................         (181,548)                 254,802
                                                                                 -----------              -----------
   Benefit obligation, end of year.........................................      $ 1,232,043              $ 1,389,444
                                                                                 ===========              ===========

CHANGE IN PLAN ASSETS
   Plan asset, beginning of year...........................................      $ 1,429,882              $ 1,304,023
   Benefits paid...........................................................          (97,946)                 (69,182)
   Employer contributions..................................................                                    47,406
   Actual investment return................................................          181,177                  147,635
                                                                                 -----------              -----------
   Plan assets, end of year................................................      $ 1,513,113              $ 1,429,882
                                                                                 ===========              ===========

RECONCILIATION OF FUNDED STATUS
   Funded status...........................................................      $  281,070               $    40,438
   Unrecognized transition asset...........................................          (5,401)                   (7,205)
   Unrecognized prior service cost.........................................        (137,950)                 (148,400)
   Unrecognized actuarial loss.............................................          11,742                   240,864
                                                                                 ----------               -----------
   Net amount recognized...................................................      $  149,461               $   125,697
                                                                                 ==========               ===========

ACTUARIAL ASSUMPTIONS
   Discount rate...........................................................            7.5%                     6.5%
   Rate of increase in compensation levels.................................      3.5 - 5.5%               3.5 - 5.5%
   Expected long-term rate of return on assets.............................           10.0%                    10.0%


  The transitional asset at January 1, 1986, is being recognized over approximately 17 years, and the prior service cost is being recognized over approximately 15 years for the Company's plan. The unrecognized transitional asset, prior service cost and net (gain) or loss related to the Resources' plans were recognized at the Merger date.

  In 1998, the Company's board of directors approved the amendment and restatement of the retirement plan, effective January 1, 1999, which converted the present value of the accrued benefits under the existing pension plans into a cash balance pension plan. Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. The applicable percentage for 1999 is 4%. The purpose of the plan change is to continue to provide uniform retirement income benefits across all employee groups, which are competitive both within the energy services industry as well as with other companies within the United States. The Company will continue to reflect the costs of the pension plan according to the provisions of SFAS No. 87, "Employers' Accounting for Pensions" as amended. As a result of the January 1, 1999 amendment and restatement, which is reflected in the December 31, 1998 disclosure, the Company's projected benefit obligation declined $161 million.

  The actuarial gains and losses are due to changes in certain actuarial assumptions.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  In addition to the noncontributory plans discussed above, the Company maintains a non-qualified plan which allows participants to retain the benefits to which they would have been entitled under the Company's noncontributory plan except for the federally mandated limits on such benefits or on the level of salary on which such benefits may be calculated. Prior to 1999, Resources maintained certain similar non-qualified plans. Effective January 1, 1999, Resources' non-qualified plans were merged into Reliant Energy's non-qualified plan. The related benefit obligation at December 31, 1999 and 1998, was $28 million and $26 million, respectively. Expense of approximately $5 million associated with these non-qualified plans was recorded each year during 1999, 1998 and 1997, respectively.

(c)  Savings Plan.

  Reliant Energy has an employee savings plan that qualifies as cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended (IRC). Under the plan, participating employees may contribute a portion of their compensation, pre-tax or after-tax, up to a maximum of 16% of compensation. In 1999, the savings plan was amended so that Reliant Energy now matches 75% to 125% of the first 6% of each employee's compensation contributed, subject to a vesting schedule, based on certain performance goals achieved by the Company. Through 1998, Reliant Energy matched 70% of the first 6% of each employee's compensation contributed, subject to a vesting schedule. Substantially all of Reliant Energy's match is invested in Reliant Energy common stock.

  In October 1990, Reliant Energy amended its savings plan to add a leveraged Employee Stock Ownership Plan (ESOP) component. Reliant Energy may use ESOP shares to satisfy its obligation to make matching contributions under the savings plan. Debt service on the ESOP loan is paid using all dividends on shares in the ESOP, interest earnings on funds held in the ESOP and cash contributions by Reliant Energy. Shares of Reliant Energy common stock are released from the encumbrance of the ESOP loan based on the proportion of debt service paid during the period.

  The Company recognizes benefit expense for the ESOP equal to the fair value of the ESOP shares committed to be released. The Company credits to unearned ESOP shares the original purchase price of ESOP shares committed to be released to plan participants with the difference between the fair value of the shares and the original purchase price recorded to common stock. Dividends on allocated ESOP shares are recorded as a reduction to retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest on the ESOP loan.

  The ESOP shares were as follows:

                                                                                            December 31,
                                                                           --------------------------------------------
                                                                                    1999                    1998
                                                                           --------------------     -------------------
Allocated shares transferred/distributed from the savings plan.............           2,115,536               1,916,508
Allocated shares...........................................................           5,967,159               5,171,613
Unearned shares............................................................          10,679,489              11,674,063
                                                                                  -------------           -------------
     Total original ESOP shares............................................          18,762,184              18,762,184
                                                                                  =============           =============

Fair value of unearned ESOP shares.........................................       $ 244,293,311           $ 374,270,460

  Prior to April 1, 1999, Resources had an employee savings plan that covered substantially all Resources employees other than Reliant Energy Minnegasco employees. Under the terms of the Resources savings plan, employees could contribute up to 12% of total compensation in 1998 and 1997, which contributions up to 6% were matched by the Company. Beginning January 1, 1999, employees could contribute up to 16% of total compensation, which contributions up to 6% were matched by the Company. Prior to April 1, 1999, the Reliant Energy Minnegasco employees were covered by a savings plan, the terms of which were somewhat similar to the Resources savings plan. Effective April 1, 1999, the Resources and the Reliant Energy Minnegasco savings plans were merged into the Company's savings plan.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  The Company's savings plan benefit expense was $26 million, $25million and $22 million in 1999, 1998, and 1997, respectively.

(d)  Postretirement Benefits.

  The Company records the liability for postretirement benefit plans other than pensions (primarily health care) under SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The Company is amortizing over a 22 year period approximately $213 million to cover the "transition cost" of adopting SFAS No. 106 (i.e., the Company's liability for postretirement benefits payable with respect to employee service years accrued prior to the adoption of SFAS No. 106). The unrecognized transitional asset and net (gain) loss related to the Resources plans were recognized at the Merger date.

  As provided in the 1995 Rate Case Settlement, Reliant Energy HL&P is required to fund during each year in an irrevocable external trust approximately $22 million of postretirement benefit costs which are included in its rates. Reliant Energy Minnegasco is required to fund postretirement benefit costs for the amount included in its rates. The Company, excluding Reliant Energy HL&P and Reliant Energy Minnegasco, will continue funding its postretirement benefits on a pay-as-you-go basis.

  Net postretirement benefit cost for the Company includes the following components:

                                                                                     YEAR ENDED DECEMBER 31,

                                                                    1999                    1998                   1997
                                                                 -----------             ---------              ----------
                                                                                     (Thousands of Dollars)
Service cost -- benefits earned during the period........         $  5,073                $  8,060                $  8,927
Interest cost on projected benefit obligation............           26,259                  17,270                  14,176
Expected (return) loss on plan assets....................           (8,986)                 (5,977)                 (4,515)
Net amortization.........................................           14,629                   3,298                   4,011
                                                                  --------                --------                --------
  Net postretirement benefit cost........................           36,975                  22,651                  22,599
Transfer of obligation to STPNOC.........................                                                              173
                                                                  --------                --------                --------
  Total cost.............................................         $ 36,975                $ 22,651                $ 22,772
                                                                  ========                ========                ========

  Following are reconciliations of the Company's beginning and ending balances of its postretirement benefit plans benefit obligation, plan assets and funded status for 1999 and 1998.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                                                                                        Year ended December 31,
                                                                           ---------------------------------------------

                                                                                     1999                     1998
                                                                           --------------------     --------------------
                                                                                        (Thousands of Dollars)
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation, beginning of year...................................          $  409,811                $ 269,531
   Service cost............................................................               5,073                    8,060
   Interest cost...........................................................              26,259                   17,270
   Benefits paid...........................................................             (21,846)                 (20,662)
   Participant contributions...............................................               3,633                    2,960
   Acquisitions............................................................              12,414
   Plan amendments.........................................................                                       98,918
   Actuarial (gain) loss...................................................             (40,242)                  33,734
                                                                                     ----------                ---------
   Benefit obligation, end of year.........................................          $  395,102                $ 409,811
                                                                                     ==========                =========
CHANGE IN PLAN ASSETS
   Plan asset, beginning of year...........................................          $   84,068                $  56,340
   Benefits paid...........................................................             (21,846)                 (20,662)
   Employer contributions..................................................              32,559                   32,889
   Participant contributions...............................................               3,633                    2,960
   Actual investment return................................................               6,414                   12,541
                                                                                     ----------                ---------
   Plan assets, end of year................................................          $  104,828                $  84,068
                                                                                     ==========                =========
RECONCILIATION OF FUNDED STATUS
   Funded status...........................................................          $ (290,274)               $(325,743)
   Unrecognized transition (asset) or obligation...........................             134,917                  144,046
   Unrecognized prior service cost.........................................              91,976                   98,918
   Unrecognized actuarial (gain) loss......................................             (97,758)                 (61,530)
                                                                                     ----------                ---------
   Net amount recognized at end of year....................................          $ (161,139)               $(144,309)
                                                                                     ==========                =========
 ACTUARIAL ASSUMPTIONS
   Discount rate...........................................................                 7.5%                     6.5%
   Rate of increase in compensation levels.................................           3.5 - 5.5%               3.5 - 5.5%
   Expected long-term rate of return on assets.............................                10.0%                    10.0%
   Health care cost trend rates - Under 65.................................                 5.8%                     6.0%
   Health care cost trend rates - 65 and over..............................                 6.2%                     6.7%

  The assumed health care rates gradually decline to 5.4% for both medical categories by 2001.

  If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1999 would be increased by approximately 4.9%. The annual effect of the 1% increase on the total of the service and interest costs would be an increase of approximately 4.6%. If the healthcare cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 1999 would be decreased by approximately 4.8%. The annual effect of the 1% decrease on the total of the service and interest costs would be a decrease of 4.4%.

  In 1998, the Company's board of directors approved an amendment, effective January 1, 1999, which created an account balance based on credited service at December 31, 1998. Under the new plan, each participant has an account, for recordkeeping purposes only, to which a $750 credit is allocated annually. This account balance vests after 5 years of service after age 50. At retirement the account balance can be used to purchase medical benefits. It may not be taken as cash. The Company will continue to reflect the costs of the retiree medical plan according to the provisions of SFAS No. 106 as amended. As a result of the January 1, 1999 amendment, which is reflected in

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES the December 31, 1998 disclosure, the Company's benefit obligation increased $99 million. The plan amendment had no impact on 1998 expense.

  The actuarial gains and losses are due to changes in certain actuarial assumptions.

(e)  Postemployment Benefits.

  The Company records postemployment benefits based on SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which requires the recognition of a liability for benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were $11 million in 1999 and were not material in 1998 and 1997.

(13)      INCOME TAXES

  The Company's current and deferred components of income tax expense (benefit) are as follows:

                                                                                      Year Ended December 31,
                                                                     ------------------------------------------------------
                                                                            1999               1998                1997
                                                                     ---------------    ---------------     ---------------
                                                                                      (Thousands of Dollars)
Current..............................................................      $ 297,490          $ 439,322           $ 199,011
Deferred.............................................................        601,627           (469,754)              7,363
                                                                           ---------          ---------           ---------
Income tax expense (benefit).........................................      $ 899,117          $ (30,432)          $ 206,374
                                                                           =========          =========           =========

  A reconciliation of the federal statutory income tax rate to the effective income tax rate is below.

                                                                                         Year Ended December 31,
                                                                       -------------------------------------------------------
                                                                              1999                1998                1997
                                                                       ---------------     ---------------     ---------------
                                                                                         (Thousands of Dollars)
Income (loss) before income taxes......................................    $ 2,564,848          $ (171,524)          $ 627,484
Preferred dividends of subsidiary......................................                                                  2,255
                                                                           -----------          ----------           ---------
  Total................................................................      2,564,848            (171,524)            629,739
Federal statutory rate.................................................             35%                 35%                 35%
                                                                           -----------          ----------           ---------
Income taxes at statutory rate.........................................        897,697             (60,033)            220,409
                                                                           -----------          ----------           ---------
Net addition  (reduction) in taxes resulting from:
 State income taxes, net of federal income tax benefit.................         24,764              16,853                  (9)
 Amortization of investment tax credit.................................        (20,551)            (20,123)            (19,777)
 Excess deferred taxes.................................................         (4,543)             (4,011)             (5,570)
 Difference between book and tax depreciation for which deferred taxes
  have not been normalized.............................................                             37,069              27,466
 Equity dividend exclusion.............................................                               (980)             (5,075)
 Equity income - foreign affiliates....................................           (789)            (23,241)            (17,011)
 Goodwill..............................................................         18,045              18,049               7,242
 Other - net...........................................................        (15,506)              5,985              (1,301)
                                                                           -----------          ----------           ---------
  Total................................................................          1,420              29,601             (14,035)
                                                                           -----------          ----------           ---------
Income tax expense (benefit)...........................................     $  899,117           $ (30,432)          $ 206,374
                                                                            ==========           =========           =========
Effective rate.........................................................           35.1%               17.7%               32.8%


  UNA Tax Holiday. Under 1999 Dutch tax law relating to the Dutch electricity industry, UNA qualifies for a zero tax rate through December 31, 2001. The tax holiday applies only to the Dutch income earned by UNA. Beginning January 1, 2002, UNA will be subject to Dutch corporate income tax at standard statutory rates.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  Permanent Reinvestment. As of December 31, 1999 the Company had approximately $29 million of foreign income which is considered to be permanently reinvested in foreign operations. Of this amount, $3 million is related to the Company's operations in Argentina and $26 million is related to the Company's operations in the Netherlands.

  Following are the Company's tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases:

                                                                                                December 31,
                                                                                 ---------------------------------------
                                                                                          1999                  1998
                                                                                 ------------------     ----------------
                                                                                           (Thousands of Dollars)
Deferred tax assets:
Current:
  Unrealized loss on indexed debt securities.....................................      $    674,497
                                                                                       ------------         ------------
Non-current:
  Alternative minimum tax credit carryforwards...................................            34,536         $     38,659
  Employee benefits..............................................................            98,388              153,367
  Disallowed plant cost - net....................................................            58,058               56,219
  Unrealized loss on indexed debt securities.....................................                                454,165
  Operating loss carryforwards...................................................            38,954               23,178
  Foreign income.................................................................            49,850               32,685
  Cumulative foreign currency translation adjustments............................            40,906               11,764
  Contingent liabilities associated with discontinuance of SFAS No. 71...........            73,639
  Other..........................................................................           114,845               46,797
  Valuation allowance............................................................           (19,139)              (8,591)
                                                                                       ------------         ------------
    Total non-current deferred tax assets........................................           490,037              808,243
                                                                                       ------------         ------------
     Total deferred tax assets - net.............................................      $ 1 ,164,534         $    808,243
                                                                                       ------------         ------------

Deferred tax liabilities:
Current:
  Unrealized gain on Time Warner investment......................................       $ 1,090,088
                                                                                        -----------         ------------
Non-current:
  Depreciation...................................................................         2,318,958          $ 2,090,014
  Regulatory assets - net........................................................           379,814              609,694
  Capitalized taxes, employee benefits and removal costs.........................            47,907               60,099
  Unrealized gain on Time Warner investment......................................                                222,942
  Deferred state income taxes....................................................            68,952               70,000
  Deferred gas costs.............................................................            32,361               13,237
  Other..........................................................................            93,664              106,293
                                                                                        -----------         ------------
    Total non-current deferred tax liabilities...................................         2,941,656            3,172,279
                                                                                        -----------         ------------
    Total deferred tax liabilities...............................................         4,031,744            3,172,279
                                                                                        -----------          -----------
          Accumulated deferred income taxes - net................................       $ 2,867,210          $ 2,364,036
                                                                                        ===========          ===========

  Tax Attribute Carryforwards. At December 31, 1999, the Company had approximately $492 million of state net operating losses available to offset future state taxable income through the year 2019. In addition, the Company has approximately $28 million of federal alternative minimum tax credits which are available to reduce future federal income taxes payable over an indefinite period and approximately $1 million of state alternative minimum tax credits that are available to reduce future state income taxes payable through the year 2002. The valuation allowance reflects a net increase of $11 million in 1999. This net increase results from a reassessment of the Company's usage of state tax attributes, including the future ability to use state net operating loss and alternative minimum tax credit carryforwards offset by changes in valuation allowances provided for expiring state net operating loss carryforwards.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  Tax Refund Case. In July 1990, the Company paid approximately $105 million to the Internal Revenue Service (IRS) following an IRS audit of 1983 and 1984 federal income tax returns. In November 1991, the Company filed a refund suit in the U.S. Court of Federal Claims seeking the return of $52 million of tax and $36 million of accrued interest, plus interest on both of those amounts accruing after July 1990. In September 1997, the United States Court of Appeals upheld a lower court ruling that the Company was due a refund of federal income taxes during 1983 and 1984 attributable to fuel cost overrecoveries that subsequently were refunded to Reliant Energy HL&P's customers. In February 1998, the Company received a refund of approximately $142 million in taxes and interest paid in July 1990, including interest accrued since 1990 in the amount of approximately $57 million. After giving effect to the Company's deferred recognition of the 1990 tax payment and payment of federal income taxes due on the accrued interest on the refund, the refund had the effect of increasing the Company's earnings in the fourth quarter of 1997 by $37 million (after-tax).

(14) COMMITMENTS AND CONTINGENCIES

(a)  Commitments.

  The Company has various commitments for capital expenditures, fuel, purchased power and operating leases. Commitments in connection with Electric Operations' capital program are generally revocable by the Company, subject to reimbursement to manufacturers for expenditures incurred or other cancellation penalties. Wholesale Energy has entered into commitments associated with various non-rate regulated generating projects aggregating $324 million along with various generating equipment purchases aggregating $318 million for delivery from 2000 to 2001 that are anticipated to be used for future development projects. The Company's other commitments have various quantity requirements and durations. However, if these requirements could not be met, various alternatives are available to mitigate the cost associated with the contracts' commitments.

(b) Fuel and Purchased Power.

  Reliant Energy HL&P is a party to several long-term coal, lignite and natural gas contracts which have various quantity requirements and durations. Minimum payment obligations for coal and transportation agreements that extend through 2011 are approximately $187 million in 2000, $188 million in 2001 and $188 million in 2002. Purchase commitments related to lignite mining and lease agreements, natural gas purchases and storage contracts, and purchased power are not material to the operations of the Company.

  Currently Reliant Energy HL&P is allowed recovery of these costs through base rates for electric service. As of December 31, 1999, certain of these contracts are above market. The Company anticipates that stranded cost associated with these obligations will be recoverable through the stranded cost recovery mechanisms contained in the Legislation. For information regarding the Legislation, see Note 3.

(c)  Operations Agreement with City of San Antonio.

  As part of the 1996 settlement of certain litigation claims asserted by the City of San Antonio with respect to the South Texas Project, the Company entered into a 10-year joint operations agreement under which the Company and the City of San Antonio, acting through the City Public Service Board of San Antonio
(CPS), share savings resulting from the joint dispatching of their respective generating assets in order to take advantage of each system's lower cost resources. Under the terms of the joint operations agreement entered into between CPS and Electric Operations, the Company has guaranteed CPS minimum annual savings of $10 million and a minimum cumulative savings of $150 million over the 10-year term of the agreement. Based on current forecasts and other assumptions regarding the combined operation of the two generating systems, the Company anticipates that the savings resulting from joint operations will equal or exceed the minimum savings guaranteed under the joint operating agreement. In 1999, 1998 and 1997, savings generated for CPS' account were approximately $14 million, $14 million and $22 million,

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES respectively. Through December 31, 1999, cumulative earnings generated for CPS' account were approximately $64 million.

(d)  Transportation Agreement.

  Resources had an agreement (ANR Agreement) with ANR Pipeline Company (ANR) which contemplated that Resources would transfer to ANR an interest in certain of Resources' pipeline and related assets. The interest represented capacity of 250 Mmcf/day. Under the ANR Agreement, an ANR affiliate advanced $125 million to Resources. Subsequently, the parties restructured the ANR Agreement and Resources refunded in 1995 and 1993, $50 million and $34 million, respectively, to ANR. Resources recorded $41 million as a liability reflecting ANR's use of 130 Mmcf/day of capacity in certain of Resources' transportation facilities.
The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million to ANR. The ANR Agreement will terminate in 2005 with a refund of the remaining balance.

(e)  Lease Commitments.

  The following table sets forth certain information concerning the Company's obligations under non-cancelable long-term operating leases at December 31, 1999 which primarily relate to Resources principally consisting of rental agreements for building space, data processing equipment and vehicles, including major work equipment (in millions):

         2000........................................        $ 16
         2001........................................          15
         2002........................................          10
         2003........................................           8
         2004........................................           7
         2005 and beyond.............................          25
                                                             ----
           Total.....................................        $ 81
                                                             ----

(f)      Letters of Credit.
  At December 31, 1999, the Company had letters of credit totaling approximately $14 million under which it is obligated to reimburse drawings, if any.

(g)  Cross Border Leases.

  During the period from 1994 through 1997, under cross border lease transactions, UNA leased several of its power plants and related equipment and turbines to non-Netherlands based investors and concurrently leased the facilities back under sublease arrangements with remaining terms as of December 31, 1999 of two to 25 years. Such transactions involve the Company providing to a foreign investor an ownership right in (but not necessarily title to) an asset, with a leaseback of the asset. The net proceeds to UNA of the transactions are being amortized to income over the lease terms. At December 31, 1999, the deferred gain on these transactions totaled $87 million assuming an exchange rate of 2.19 NLG per U.S. dollar (the exchange rate on December 31, 1999). UNA utilized proceeds from the head lease transactions to prepay sublease obligations as well as provide a source for payment of end of term purchase options and other financial undertakings. The leased property remains on the financial statements of UNA and continues to be depreciated. In the case of early termination of the cross border leases, UNA would be contingently liable for certain payments to the sublessors, which at December 31, 1999 are estimated to be $254 million. Prior to March 1, 2000, UNA will be required by some of the lease agreements to obtain standby letters of credit in favor of the sublessors in the event of early termination in the amount of $205 million (assumes an exchange rate of 2.19 NLG per U.S. dollar, the exchange rate on December 31, 1999). Commitments for such letters of credit have been obtained as of December 31, 1999.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(h)  Environmental Matters.

  The Company is a defendant in litigation arising out of the environmental remediation of a site in Corpus Christi, Texas. The litigation was instituted in 1985 by adjacent landowners. The litigation is pending before the United States District Court for the Southern District of Texas, Corpus Christi Division. The site was operated by third parties as a metals reclaiming operation. Although the Company neither operated nor owned the site, certain transformers and other equipment originally sold by the Company may have been delivered to the site by third parties. The Company and others have remediated the site pursuant to a plan approved by appropriate state agencies and a federal court. To date, the Company has recovered or has commitments to recover from other responsible parties $2.2 million of the more than $3 million it has spent on remediation.

  In 1992, the United States Environmental Protection Agency (EPA) (i) identified the Company, along with several other parties, as "potentially responsible parties" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) for the costs of cleaning up a site located adjacent to one of the Company's transmission lines in La Marque, Texas and (ii) issued an administrative order for the remediation of the site. The Company believes that the EPA took this action solely on the basis of information indicating that the Company in the 1950s acquired record title to a portion of the land on which the site is located. The Company does not believe that it now or previously has held any ownership interest in the property covered by the order and has obtained a judgment to that effect from a court in Galveston County, Texas. Based on this judgment and other defenses that the Company believes to be meritorious, the Company has elected not to adhere to the EPA's administrative order, even though the Company understands that other PRPs are proceeding with site remediation. To date, neither the EPA nor any other PRP has instituted an action against the Company for any share of the remediation costs for the site. However, if the Company was determined to be a responsible party, the Company could be jointly and severally liable along with the other PRPs for the aggregate remediation costs of the site (which the Company currently estimates to be approximately $80 million in the aggregate) and could be assessed substantial fines and damage claims. Although the ultimate outcome of this matter cannot currently be predicted at this time, the Company does not believe that this matter will have a material adverse effect on the Company's financial condition, or results of operations or cash flows.

  From time to time the Company has received notices from regulatory authorities or others regarding its status as a PRP in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Company has been named as defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

(i)  Other.

  The Company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the effect on the Company's respective financial statements, if any, from the disposition of these matters will not be material.

  In February 1996, the cities of Wharton, Galveston and Pasadena filed suit, for themselves and a proposed class of all similarly situated cities in Reliant Energy HL&P's service area, against the Company and Houston Industries

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

Finance Inc. (formerly a wholly owned subsidiary of the Company) alleging underpayment of municipal franchise fees. Plaintiffs in essence claim that they are entitled to 4% of all receipts of any kind for business conducted within city limits or with the use of city rights-of-way. Plaintiffs advance their claims notwithstanding their failure to assert such claims over the previous four decades. Because all of the franchise ordinances affecting Electric Operations expressly impose fees only on the Company's own receipts and only from sales of electricity for consumption within a city, the Company regards plaintiffs' allegations as spurious and is vigorously contesting the case. The plaintiffs' pleadings assert that their damages exceed $250 million. The 269th Judicial District Court for Harris County has granted a partial summary judgment in favor of the Company dismissing all claims for franchise fees based on sales tax collections. Other motions for partial summary judgment were denied. A jury trial of the remaining individual claims of the three named cities (but not the entire class) began on February 14, 2000 and is expected to conclude by the end of March 2000. The extent to which issues resolved in this trial may affect the claims of the other class member cities cannot be determined until final judgment is rendered. The Company believes that it is very unlikely that resolution of this case will have a material adverse effect on the Company's financial condition, results of operations or cash flows.



(15) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                                                      December 31,
                                                   -------------------------------------------------------------------------------
                                                                     1999                                      1998
                                                   --------------------------------------    -------------------------------------
                                                         Carrying               Fair              Carrying               Fair
                                                          Amount               Value               Amount               Value
                                                   -----------------    -----------------    ----------------    -----------------
                                                                                 (Thousands of Dollars)
Financial assets:
 Investment in Time Warner securities..............      $ 3,979,461          $ 3,979,461         $   990,000          $ 2,843,585
 Energy derivatives - non-trading..................                                 2,823
 Foreign currency swaps............................                                 6,011

Financial liabilities:
 Long-term debt (excluding capital leases).........        9,329,715            9,212,871           7,183,320            7,470,785
 Trust securities..................................          705,272              598,690             342,232              367,649
 Interest rate swaps...............................               38                   92                 109                3,160
 Energy derivatives - non-trading..................                                 1,105                                    8,166

  The fair values of cash and cash equivalents, investments in debt and equity security classified as "available-for-sale" and "trading" in accordance with SFAS No. 115 (except for Time Warner securities), and notes payable are estimated to be equivalent to carrying amounts and have been excluded from the above table. The remaining fair values have been determined using quoted market prices of the same or similar securities when available or other estimation techniques.

  The fair value of financial instruments included in the trading operations are marked-to-market at December 31, 1999 and 1998 (see Note 5). Therefore, they are stated at fair value and are excluded from the table.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(16) Earnings Per Share

    The following table reconciles numerators and denominators of the Company's basic and diluted earnings per share calculations:

                                                                                  For the Year Ended December 31,
                                                               ------------------------------------------------------------------
                                                                         1999                    1998                   1997
                                                               ------------------      ------------------      ------------------
                                                                             (In thousands, except per share amounts)
Basic EPS calculation:
 Income (loss) before extraordinary item and preferred            $ 1,665,731              $ (141,092)              $ 421,110
  dividends...............................................
 Less: Preferred dividends................................                389                     390                     162
                                                                  -----------              ----------               ---------
 Income (loss) attributable to common stockholders                  1,665,342                (141,482)                420,948
  before extraordinary item...............................
 Extraordinary item.......................................           (183,261)
                                                                  -----------              ----------               ---------
 Net income (loss)........................................        $ 1,482,081              $ (141,482)              $ 420,948
                                                                  ===========              ==========               =========
 Weighted average shares outstanding......................            285,040                 284,095                 253,599

Basic EPS:
 Income (loss) before extraordinary item..................        $      5.84              $     (.50)              $    1.66
                                                                  ===========              ==========               =========
 Extraordinary item.......................................        $     (.64)              $                        $
                                                                  ===========              ==========               =========
 Net income (loss)........................................        $      5.20              $     (.50)              $    1.66
                                                                  ===========              ==========               =========
Diluted EPS calculation:
 Net income (loss)........................................        $ 1,482,081              $ (141,482)              $ 420,948
 Plus: Income impact of assumed conversions
 Interest on 6 1/4% convertible trust preferred securities                 30                                             668
                                                                  -----------              ----------               ---------
 Total effect assuming dilution...........................        $ 1,482,111              $ (141,482)              $ 421,616
                                                                  ===========              ==========               =========

Weighted average shares outstanding.......................            285,040                 284,095                 253,599
 Plus: Incremental shares from assumed conversions (1)
 Stock options............................................                400                                              89
 Restricted stock.........................................                701
 6 1/4% convertible trust preferred securities............                 23                                             510
                                                                  -----------              ----------               ---------
 Weighted average shares assuming dilution................            286,164                 284,095                 254,198
                                                                  ===========              ==========               =========

Diluted EPS:
 Income (loss) before extraordinary item..................        $      5.82              $     (.50)              $    1.66
                                                                  ===========              ==========               =========
 Extraordinary item.......................................        $     (.64)              $                        $
                                                                  ===========              ==========               =========
 Net income (loss)........................................        $      5.18              $     (.50)              $    1.66
                                                                  ===========              ==========               =========

_____________
(1) No assumed conversions were included in the computation of diluted earnings per share for 1998 because additional shares outstanding would result in an anti-dilutive per share amount. The computation of diluted EPS for 1998 excludes 492,000 shares of restricted stock and purchase options for 434,000 shares of common stock which would be anti-dilutive if exercised.

  For the year ended December 31, 1999, the computation of diluted EPS excludes purchase options for 433,915 shares of common stock that have exercise prices (ranging from $28.72 to $32.22 per share) greater than the $27.58 per share average market price for the period.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(7)     UNAUDITED QUARTERLY INFORMATION

   Summarized quarterly financial data is as follows:

                                                                             Year Ended December 31, 1999
                                                   -----------------------------------------------------------------------------
                                                          First               Second             Third                Fourth
                                                         Quarter             Quarter            Quarter              Quarter
                                                   ----------------     ---------------    ---------------    ------------------
                                                                   (thousands of dollars, except per share amounts)
Revenues...........................................      $2,642,904          $3,657,828         $4,947,192            $4,054,886
Operating income...................................         187,665             291,122            494,288               267,439
Extraordinary item, net of tax.....................                                                                      183,261
Net income (loss) attributable to common
 stockholders......................................        (209,789)             74,664          1,689,990               (72,784)
Basic earnings (loss) per share (2)
 Extraordinary item, net of tax....................                                                                         (.64)
 Net income (loss) attributable to common
  stockholders.....................................            (.74)                .26               5.92                  (.26)
Diluted earnings (loss) per share (2)
 Extraordinary item, net of tax....................                                                                         (.64)
 Net income (loss) attributable to common
  stockholders.....................................            (.74)                .26               5.90                  (.26)

                                                                             Year Ended December 31, 1998
                                                    ---------------------------------------------------------------------------
                                                           First               Second             Third               Fourth
                                                          Quarter             Quarter            Quarter             Quarter
                                                    ----------------     ---------------    ---------------    ----------------
                                                                   (thousands of dollars, except per share amounts)
Revenues (1)........................................      $2,631,322          $2,736,626         $3,465,487          $2,655,029
Operating income (1)................................         281,735             454,208            506,994             222,881
Net income (loss) attributable to common                     (30,115)             41,484            251,709            (404,560)
 stockholders (1)...................................
Basic and diluted earnings (loss) per share (2).....            (.11)                .15                .89               (1.42)

__________
(1) Includes retroactive adjustment for change in accounting for energy price risk management and trading activities to mark-to-market accounting for the first, second and third quarters of 1998 (see Note 1(o)).
(2) Quarterly earnings per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings per common share.

(18)   REPORTABLE SEGMENTS

  The Company's determination of reportable segments considers the strategic operating units under which the Company manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers in differing regulatory environments. Financial information for Resources and UNA are included in the segment disclosures only for periods beginning on their respective acquisition dates. The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain executive benefit costs have not been allocated to segments. The Company evaluates performance based on operating income excluding certain corporate costs not allocated to the segments. The Company accounts for intersegment sales as if the sales were to third parties, that is, at current market prices.

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

  The Company has identified the following reportable segments: Electric Operations, Natural Gas Distribution, Interstate Pipelines, Wholesale Energy, Reliant Energy Europe, Reliant Energy Latin America and Corporate. For description of the financial reporting segments, see Note 1(a). Financial data for business segments, products and services and geographic areas are as follows:


                                                                                                            Reliant
                                       Electric        Natural Gas      Insterstate      Wholesale          Energy
                                      Operations      Distribution       Pipelines        Energy            Europe
                                      ----------      ------------      -----------      ---------         ---------
                                                                 (Thousands of Dollars)
As of and for the year ended
December 31, 1999:
------------------
Revenues from external
 customers.......................    $  4,483,126    $  1,895,358      $    121,514     $  7,688,960     $    152,865
Intersegment revenues............                           1,202           153,580          260,317
Depreciation and amortization....         666,968         132,424            49,127           25,323           20,737
Operating income.................         981,006         124,863           113,018           45,308           32,049

Total assets.....................       9,940,685       3,386,596         2,211,842        2,773,070        3,247,290
Equity investments in and
 advances to unconsolidated
 subsidiaries....................                                                             78,041

Expenditures for long-lived
 assets..........................         572,625         205,545            30,131          529,805          834,300

As of and for the year ended
December 31, 1998:
------------------

Revenues from external
 customers.......................       4,350,275       1,877,185           126,988        4,289,006
Intersegment revenues............                           1,167           155,508          167,152
Depreciation and amortization....         663,740         130,658            44,025           18,204
Operating income.................       1,002,409         144,447           128,328           59,170

Total assets.....................      10,404,447       3,141,762         2,050,636        1,535,007
Equity investments in and
 advances to unconsolidated
 subsidiaries....................                                                             42,252

Expenditures for long-lived
 assets..........................        433,474          161,735            59,358          363,174

As of and for the year ended
December 31, 1997:
------------------

Revenues from external
 customers.......................      4,251,243          920,125            49,655        1,288,357
Intersegment revenues............                             505            58,678           76,301
Depreciation and amortization....        582,040           52,374            19,088            2,633
Operating income.................        985,484           56,842            31,978              912

Expenditures for long-lived
 assets..........................        236,977           61,078            16,304           14,038



                                       Reliant
                                        Energy
                                        Latin                            Reconciling
                                       America         Corporate         Eliminations    Consolidated
                                      ----------      ------------      --------------   -------------
                                                          (Thousands of Dollars)


As of and for the year ended
December 31, 1999:
------------------
Revenues from external
 customers.......................    $   79,717      $   881,270                         $ 15,302,810
Intersegment revenues............                         73,648         $  (488,747)
Depreciation and amortization....         5,817           10,726                              911,122
Operating income.................       (23,021)         (32,709)                           1,240,514

Total assets.....................     1,155,500        4,645,403          (1,139,450)      26,220,936
Equity investments in and
 advances to unconsolidated
 subsidiaries....................       944,169                                             1,022,210

Expenditures for long-lived
 assets..........................        93,296           89,840                            2,355,542

As of and for the year ended
December 31, 1998:
------------------

Revenues from external
 customers.......................       258,945          586,065                           11,488,464
Intersegment revenues............                         97,181            (421,008)
Depreciation and amortization....         3,820            9,646                              870,093
Operating income.................       181,707          (50,243)                           1,465,818

Total assets.....................     1,242,689        1,679,876            (915,895)      19,138,522
Equity investments in and
 advances to unconsolidated
 subsidiaries....................     1,009,348                                             1,051,600

Expenditures for long-lived
 assets..........................       435,077           28,077                            1,480,895

As of and for the year ended
December 31, 1997:
------------------

Revenues from external
 customers.......................        92,028          276,817                            6,878,225
Intersegment revenues............                         34,853            (170,337)
Depreciation and amortization....         3,470            5,769                              665,374
Operating income.................        19,510          (39,680)                           1,055,046

Expenditures for long-lived
 assets..........................       231,528        1,426,323                            1,986,248


                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                                                                               Year Ended December 31,
                                                    --------------------------------------------------------------------------
                                                              1999                       1998                       1997
                                                    --------------------       --------------------       --------------------
                                                                               (Thousands of Dollars)
RECONCILIATION OF OPERATING INCOME TO NET INCOME
 (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Operating income....................................         $ 1,240,514                $ 1,465,818                 $1,055,046
Interest income - IRS refund........................                                                                    56,269
Time Warner dividend income.........................              25,770                     41,250                     41,340
Interest expense....................................            (511,474)                  (509,601)                  (395,085)
Unrealized gain on Time Warner investment...........           2,452,406
Unrealized loss on indexed debt securities..........            (629,523)                (1,176,211)                  (121,402)
Distribution on trust securities....................             (51,220)                   (29,201)                   (26,230)
Income tax benefit (expense)........................            (899,117)                    30,432                   (206,374)
Other income (expense)..............................              37,986                     36,031                     17,384
Extraordinary item, net of tax......................            (183,261)
                                                             -----------                -----------                 ----------
Net income (loss) attributable to common                     $ 1,482,081                $  (141,482)                $  420,948
 stockholders.......................................
                                                             ===========                ===========                 ==========

REVENUES BY PRODUCTS AND SERVICES:
Retail power sales..................................         $ 4,483,126                $ 4,350,275                 $4,251,243
Retail gas sales....................................           2,669,393                  2,372,086                  1,156,618
Wholesale energy and energy related sales...........           7,808,401                  4,248,181                  1,271,400
Gas transport.......................................             157,530                    167,812                     66,265
Income from Latin America investments...............              79,717                    258,945                     92,028
Energy products and services........................             104,643                     91,165                     40,671
                                                             -----------                -----------                 ----------
Total...............................................         $15,302,810                $11,488,464                 $6,878,225
                                                             ===========                ===========                 ==========

REVENUES AND LONG-LIVED ASSETS BY GEOGRAPHIC AREAS:
REVENUES:
US..................................................         $14,953,546                $11,229,519                 $6,786,197
Latin America.......................................              79,717                    258,945                     92,028
Netherlands.........................................             152,865
Other...............................................             116,682
                                                             -----------                -----------                 ----------
Total...............................................         $15,302,810                $11,488,464                 $6,878,225
                                                             ===========                ===========                 ==========

LONG-LIVED ASSETS:
US..................................................         $15,664,491                $16,273,392
Latin America.......................................           1,116,928                  1,195,849
Netherlands.........................................           3,186,146
Other...............................................                 102                        110
                                                             -----------                -----------
Total...............................................         $19,967,667                $17,469,351
                                                             ===========                ===========

                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

(19)      SUBSEQUENT EVENTS

(a)  Acquisition of Remaining Shares of UNA.

  On March 1, 2000, the Company purchased the remaining 48% of the shares of UNA for $975 million. Funds for the March 1, 2000 acquisition were obtained, in part, from a Euro 600 million (approximately $596 million) three-year term loan facility established in February 2000. See Note 2 for additional information regarding the acquisition of UNA.

(b)  Sithe Power Generating Assets Acquisition.

  In February 2000, the Company signed a definitive agreement to purchase from Sithe Energies, Inc. non-rate regulated power generating assets and sites located in Pennsylvania, New Jersey and Maryland having a net generating capacity of more than 4,200 megawatts for an aggregate purchase price of $2.1 billion, subject to certain adjustments. The acquisition is expected to close in the second quarter of 2000 and is subject to obtaining certain regulatory approvals and satisfying other closing conditions. The acquisition will be accounted for as a purchase.

(c)  Other Financings.

  In February 2000, a financing subsidiary of the Company borrowed $500 million under a $650 million revolving credit facility that was established in February 2000 and terminates on April 30, 2000. Proceeds were used by the financing subsidiary to purchase Series G Preference Stock of Reliant Energy. The Company used the proceeds from the sale of Preference Stock for general corporate purposes, including the repayment of indebtedness. In addition, in March 2000, the Company borrowed $150 million under a revolving credit facility that was established in February 2000 and terminates on May 31, 2000. The Company used the proceeds from the borrowing for general corporate purposes, including the repayment of indebtedness.

(d)  Treasury Stock Purchases.

  During the period from January 1, 2000 through March 1, 2000, the Company purchased 1,183,800 shares of its common stock for approximately $27 million at an average price of $23.07 per share.

(e)  Natural Gas Distribution and Interstate Pipelines (Unaudited).

  In March 2000, the Company announced that it had retained an investment banking firm to assist it in evaluating strategic alternatives, including divestiture, for (i) two of its natural gas distribution divisions, Reliant Energy Arkla and Reliant Energy Minnegasco, (ii) its Interstate Pipelines' operations and (iii) its natural gas gathering and pipeline services operations.

                         INDEPENDENT AUDITORS' REPORT

Reliant Energy, Incorporated:

  We have audited the accompanying consolidated balance sheets of Reliant Energy, Incorporated and its subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related statements of consolidated income, consolidated comprehensive income, consolidated cash flows and consolidated stockholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliant Energy, Incorporated and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2000

                         RELIANT ENERGY, INCORPORATED
                              PROXY COMMON STOCK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Steve Letbetter, Lee W. Hogan, and Robert J. Cruikshank, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Reliant Energy, Incorporated to be held May 3, 2000, at 9 a. m. (CDT) in the Reliant Energy Plaza auditorium, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

                                           IF YOU WISH TO VOTE IN ACCORDANCE
                                           WITH THE RECOMMENDATIONS OF THE BOARD
                                           OF DIRECTORS, YOU MAY JUST SIGN AND
                                           DATE BELOW AND MAIL IN THE POSTAGE-
                                           PAID ENVELOPE PROVIDED. SPECIFIC
                                           CHOICES MAY BE MADE ON THE REVERSE
                                           SIDE. IN THE ABSENCE OF INSTRUCTIONS
                                           TO THE CONTRARY, THE SHARES
                                           REPRESENTED WILL BE VOTED IN
                                           ACCORDANCE WITH THE BOARD'S
                                           RECOMMENDATION.

                                           DATED:_________________________, 2000


                                           Signature:___________________________


                                           SIGNATURE:___________________________

                                           NOTE:  PLEASE SIGN EXACTLY AS NAME(S)
                                           APPEARS HEREON. JOINT OWNERS SHOULD
                                           EACH SIGN. WHEN SIGNING AS ATTORNEY,
                                           EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                           GUARDIAN, PLEASE GIVE FULL TITLE.

                                           DO YOU PLAN TO ATTEND THE ANNUAL
                                           MEETING?____




                              Detach and Mail Card


Fellow Shareholder:

  I am proud to serve as your new Chairman and CEO as Reliant Energy enters into its third century of service. Just as we met the challenges of the 19th century frontier, we will meet the challenges and seize the opportunities of unknown frontiers in the 21st century.

  Reliant Energy has a clear vision of how it intends to remain a leader as the energy business evolves. We have a once-in-a-lifetime opportunity to participate in the restructuring of the energy industry and we will remain a major force for positive change, evolution and innovation. We anticipated restructuring of our industry and began investing early in the assets we will need to remain a strong, resilient competitor.

  Reliant Energy is evolving. The events and accomplishments over the past few years have given us strength and experience, a solid base on which to build our future. Although we were disappointed with our stock performance in 1999, we realize that our stock price was an echo of many other companies in the industry. The market is looking for a clear view of how we will tackle the future. I believe that as the year unfolds, the market will see that we are well positioned to maximize value in an evolving market.

  Please join me at our 2000 Annual Meeting of Shareholders which will be held at 9 a.m., May 3, 2000, in the Reliant Energy Plaza auditorium. A map of downtown Houston, printed on the back of this proxy, directs you to our building and the Regency Parking Garage. If you are unable to attend the meeting, I urge you to make your vote count by signing and returning the proxy card as soon as possible.


                                            R. Steve Letbetter
                                            Chairman, President and Chief
                                            Executive Officer

                         RELIANT ENERGY, INCORPORATED
                               PROXY (CONTINUED)
                      2000 ANNUAL MEETING OF SHAREHOLDERS

The nominees for Class I directors are Robert J. Cruikshank, Linnet F. Deily, T. Milton Honea and Laree E. Perez. The nominee for Class III director is Lee W. Hogan. Terms for Class I directors will expire in 2003; term for Class III director will expire in 2002. Your Board of Directors recommends that you vote FOR all nominees for director, FOR the approval of the adoption of the Reliant Energy, Incorporated Annual Incentive Compensation Plan and FOR ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors for 2000. To withhold authority to vote for any individual nominee in Class I, please write that nominee's name in the space provided below.

                                   FOR    WITH-   FOR ALL
                                   ALL    HOLD    EXCEPT
1. Election of nominees                                          3.  Approval of the adoption of the    FOR  AGAINST  ABSTAIN
   for director in Class I.        [ ]    [ ]      [ ]               Reliant Energy, Incorporated       [ ]    [ ]      [ ]
                                                                     Annual Incentive Compensation
Exceptions:__________________                                        Plan.

                                   FOR  WITHHOLD
2. Election of nominee                                           4.  Ratification of the Appointment    FOR  AGAINST  ABSTAIN
   for director in Class III.      [ ]    [ ]                        of Deloitte & Touche LLP           [ ]    [ ]      [ ]
                                                                     as independent accountants
                                                                     and auditors for 2000.